SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [  ]

Check the appropriate box:
[X ]   Preliminary Proxy Statement           [  ]  Confidential, for Use of the
[  ]   Definitive Proxy Statement                  Commission Only (as Permitted
[  ]   Definitive Additional Materials             by rule 14A-6(e)(2))
[  ]   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                         Harvest Restaurant Group, Inc.
                         ------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[  ]    No fee required.

[X]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1)     Title of each class of securities to which transaction applies:

                 Common Stock, par value $0.01 per share
                 Series D Preferred Stock, par value $1.00 per share

         (2)     Aggregate number of securities to which transaction applies:

                 18,000,000 shares of Common Stock
                 722,500 shares of Series D Preferred Stock

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                 Common Stock: The market value of $0.25 per share was established using the average of high and low prices reported on the OTC Bulletin Board on October 23, 1998.

                 Series D Preferred Stock: Because there is no market for these securities and the issuer has an accumulated deficit, the value of $0.33 per share is based on one-third of the par value of $1.00 per share.

         (4)      Proposed maximum aggregate value of transaction:

                  $4,738,425

         (5)      Total fee paid:  $948

[  ]     Fee paid previously with preliminary materials.

[  ]     Check box if any part of the fee is offset as  provided  by  Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:  None

         (2)      Form, Schedule or Registration Statement No.:  Not Applicable

         (3)      Filing Party:  Not Applicable

         (4)      Date Filed:  Not Applicable

Notes:

                         HARVEST RESTAURANT GROUP, INC.
                          1250 N.E. Loop 410, Suite 335
                            San Antonio, Texas 78209
                                 (210) 824-2496

                                                               November __, 1998

To Our Shareholders:

     We are pleased to announce that our company, Harvest Restaurant Group, Inc., has agreed to combine with TRC Acquisition Corporation, which owns and operates 11 "Rick Tanner's Original Grill" restaurants in Georgia and has franchised two other restaurants in Georgia and Alabama. We need your approval to complete this transaction. You are cordially invited to attend a special meeting of the Company's shareholders on November __, 1998, at 8:00 a.m. local time in the Company's executive offices at the above address.

     At the Meeting, you will be asked to consider and vote on the following proposals:

         (1) To approve and adopt the Share Exchange and Merger Agreement, as amended, by and among the Company, Hartan, Inc., a wholly-owned subsidiary of the Company, and TRC Acquisition Corporation.

         (2) To amend the Company's Articles of Incorporation to change its name to "Tanner's Restaurant Group, Inc."

         (3)      To amend the Company's  Articles of  Incorporation to increase
                  the   number  of   authorized   shares  of  Common   Stock  to
                  100,000,000.

         (4)      To  elect  four  new  directors  to  a  six-person   Board  of
                  Directors. Two of the current directors will continue, and the four new directors will be added from TRC.

         (5) To ratify the appointment of Porter Keadle Moore, LLP, Atlanta, Georgia, as the Company's independent auditors for the 1998 fiscal year.

     The Board of Directors unanimously recommends that you vote for each of the proposals.

     The proposals relate to the proposed merger described in the proxy materials attached to this letter. We may abandon any or all of the proposals if the shareholders do not approve certain other proposals. We also reserve the right to abandon the merger at any time, subject to the terms and conditions of the Agreement and applicable law. If all of the proposals are abandoned, the Agreement will be terminated, the Company's Articles of Incorporation will not be amended, and the Board of Directors will not be changed.

     If the proposals are approved:

     * TRC will merge with and into Hartan and become a wholly-owned subsidiary of the Company.

     * All holders of TRC common stock, options and warrants will exchange them for 18,000,000 shares of Common Stock.

     * All holders of TRC's Class A Preferred Stock will exchange such stock for 352,500 shares of the Company's Series D Preferred Stock at $10.00 per share, or less in certain circumstances.

     * Richard Tanner, the founder of Tanner's restaurants, will exchange a $3,100,000 TRC subordinated debenture and cancel his employment agreement for 370,000 shares of the Company's Series D Preferred Stock at $10.00 per share, or less in certain circumstances.

     Shareholders have no dissenters' rights under Texas law in connection with the merger or any of the other proposals.

     You may revoke a proxy at any time before it is exercised by delivering a written revocation to the Company, by substituting a new proxy signed at a later date, or by requesting in person at the Meeting that the proxy be returned.

     You should rely only on the information contained in these proxy materials or that we have referred you to. We have not authorized anyone to provide you with information that is different. TRC has supplied all information pertaining to TRC and its affiliates contained in these materials.

     You are cordially invited to attend the Meeting in person. Regardless of whether you plan to attend the Meeting, please complete, sign and date the enclosed proxy card and return it as promptly as possible in the enclosed envelope. No postage is required if the proxy is mailed in the United States.

                                          By Order of the Board of Directors,



                                          William J. Gallagher,
                                          Chief Executive Officer

                         HARVEST RESTAURANT GROUP, INC.
                          1250 N.E. Loop 410, Suite 335
                            San Antonio, Texas 78209
                                 (210) 824-2496

           NOTICE OF SHAREHOLDERS MEETING TO BE HELD NOVEMBER __, 1998

     The shareholders of Harvest Restaurant Group, Inc. will hold a special meeting at the Company's executive offices at the above address, at 8:00 a.m. local time on November __, 1998, or at any time adjournment or postponement of such meeting. October 30, 1998 is the record date for the determination of shareholders entitled to notice of and to vote at the Meeting, which has the following purposes:

     A. Tanner's Merger. At the Meeting shareholders will be asked to consider and vote upon the following proposals:

         (1) To approve and adopt the Share Exchange and Merger Agreement, as amended, by and among the Company, Hartan, Inc., a wholly-owned subsidiary of the Company, and TRC Acquisition Corporation.

         (2) To amend the Company's Articles of Incorporation to change its name to "Tanner's Restaurant Group, Inc."

         (3)      To amend the Company's  Articles of  Incorporation to increase
                  the   number  of   authorized   shares  of  Common   Stock  to
                  100,000,000.

         (4)      To  elect  four  new  directors  to  a  six-person   Board  of
                  Directors. Two of the current directors will continue, and the four new directors will be added from TRC.

         (5) To ratify the appointment of Porter Keadle Moore, LLP, Atlanta, Georgia, as the Company's independent auditors for the 1998 fiscal year.

     B. Other Business. At the Meeting the shareholders may also transact any other business that properly comes before the Meeting or any adjournment or postponement of it. The Board of Directors is not aware of any other business that will be presented for consideration at the Meeting.

     The proposals relating to the proposed merger are described in the proxy materials attached to this notice. You should read all of the proxy materials carefully. We may abandon any or all of the proposals if the shareholders do not approve certain other proposals. We also reserve the right to abandon the merger at any time, subject to the terms and conditions of the Agreement and applicable law. If all of the proposals are abandoned, the Agreement will be terminated, the Company's Articles of Incorporation will not be amended, and the Board of Directors will not be changed.

     Specifically, pursuant to the Agreement:

     * TRC will merge with and into Hartan and become a wholly-owned subsidiary of the Company.

     * All holders of TRC common stock, options and warrants will exchange them for 18,000,000 shares of Common Stock.

     * All holders of TRC's Class A Preferred Stock will exchange such stock for 352,500 shares of the Company's Series D Preferred Stock at $10.00 per share, or less in certain circumstances.

     * Richard Tanner, the founder of Tanner's restaurants, will exchange a $3,100,000 TRC subordinated debenture and cancel his employment agreement for 370,000 shares of the Company's Series D Preferred Stock at $10.00 per share, or less in certain circumstances.

     After the merger occurs, and assuming that all shares of the Company's Series A Preferred Stock are converted to shares of Common Stock, but no shares of Common Stock are issued upon exercise of outstanding stock options, common stock purchase warrants or the conversion of any other securities, the TRC shareholders will own approximately 75% of the Company's issued and outstanding Common Stock.

     THE BOARD OF DIRECTORS (1) BELIEVES THAT THE MERGER WILL PROVIDE SIGNIFICANT VALUE TO THE COMPANY AND ITS SHAREHOLDERS BY OFFERING OPPORTUNITIES FOR GROWTH USING THE TANNER'S RESTAURANT CONCEPT, NAME RECOGNITION AND FRANCHISE EXPERTISE, (2) HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS, AND (3) UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSALS.

     Approval of the Agreement and ratification of the Company's independent auditors requires the affirmative vote of the holders of a majority of the Company's issued and outstanding shares of Common Stock present and entitled to vote at the Meeting. Approval of each of the amendments to the Company's Articles of Incorporation requires the affirmative vote of two-thirds of the Company's issued and outstanding shares of Common Stock. Directors will be elected by a plurality of the shares present and entitled to vote at the Meeting. The presence in person or by proxy of shareholders owning a majority of the issued and outstanding shares of the Common Stock constitutes a quorum for the Meeting.

     The Company will pay all of the expenses involved in preparing, assembling and mailing these proxy materials, along with the costs of soliciting proxies. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies by telephone or personal interview. They will receive no additional compensation for these services. The Company will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the shares held of record by such persons. The Company may reimburse such persons for reasonable out-of-pocket expenses they incur in doing so.

     Whether or not you plan to attend the meeting, please fill in the appropriate blanks, sign and date the enclosed proxy card and return it in the enclosed envelope. If you attend the meeting and wish to vote in person, you can withdraw your proxy before the meeting. Under Texas law, if you choose not to vote, your abstention (and broker non-votes) will be treated as a "no" vote for purposes of determining whether approval of each proposal has been obtained, provided that if a quorum is present, abstentions and broker non-votes will have no effect on the voting for the election of directors.

                                               Sincerely,




                                               William J. Gallagher
                                               Chief Executive Officer


San Antonio, Texas
November ___, 1998

                                                               November __, 1998

                         HARVEST RESTAURANT GROUP, INC.
                          1250 N.E. Loop 410, Suite 335
                            San Antonio, Texas 78209
                            Telephone: (210) 824-2496


                                 PROXY STATEMENT
                                       FOR
                         SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD NOVEMBER__, 1998

                               GENERAL INFORMATION

     This Proxy Statement is furnished to the holders as of the Common Stock of Harvest Restaurant Group, Inc. (the "Company"), in connection with the solicitation of proxies by the Company's Board of Directors at a special meeting of shareholders at the Company's executive offices at the above address, at 8:00 a.m., local time, on November __, 1998, or at any adjournment or postponement thereof. The Company anticipates that this Proxy Statement and the accompanying form of proxy will be first mailed or given to shareholders on or about November __, 1998.

     At the Meeting, holders of the Common Stock will be asked to consider and vote upon the proposals relating to the merger of Hartan, Inc., a subsidiary of the Company, and TRC Acquisition Corporation, which owns and operates 11 "Rick Tanner's Original Grill" restaurants in Georgia and has franchised two other restaurants in Georgia and Alabama. The proposals are summarized in the letter to shareholders and Notice to Shareholders of Special Meeting to which this Proxy Statement is attached. This Proxy Statement covers the proposals in greater detail and informs shareholders about the Company, Hartan, TRC and their plans.

     PLEASE READ THE PROXY STATEMENT CAREFULLY AND EXERCISE YOUR RIGHT TO VOTE BY FILLING IN THE APPROPRIATE BLANKS, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED ENVELOPE.




                                    TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
SUMMARY  ...........................................................................     1
THE MEETING.........................................................................     8
         Time, Date and Place.......................................................     8
         Matters to be Considered at the Meeting....................................     8
         Voting and Record Date.....................................................     8
         Proxies....................................................................     9
         No Dissenters' Rights......................................................     9
         Costs of Solicitation......................................................     9
PROPOSAL 1:  APPROVAL AND ADOPTION OF THE MERGER....................................    10
THE MERGER..........................................................................    10
         The Company................................................................    10
         TRC........................................................................    11
         General....................................................................    12
         Background and Reasons For the Merger......................................    12
         Recommendation of the Board of Directors...................................    14
         Regulatory Approvals.......................................................    15
         Accounting Treatment.......................................................    15
         Material Tax Consequences..................................................    15
         Interests of Certain Persons in the Merger.................................    16
         No Dissenting Shareholders' Rights.........................................    16
         Effect of the Merger on the Company's Shareholders.........................    17
         Plans for the Operation of the Company Following the Merger................    17
THE AGREEMENT.......................................................................    17
         The Merger.................................................................    17
         Effective Date.............................................................    17
         Terms of the Merger........................................................    18
         Representations, Warranties and Covenants..................................    18
         Conditions to Closing......................................................    19
         Certain Operative Agreements...............................................    19
         Indemnification............................................................    20
         Termination................................................................    20
MARKET PRICE DATA AND RELATED MATTERS
  REGARDING THE COMPANY.............................................................    21
         Common Stock Information...................................................    21
         Dividends..................................................................    21
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS.........................    22
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF
  OPERATION OF THE COMPANY..........................................................    26
         Overview...................................................................    26
         Results of Operations for the Two Quarters Ended July 12, 1998
           Compared to the Two Quarters Ended July 13, 1997.........................    27
         Results of Operations for the Fiscal Year Ended December 28, 1997
           Compared to the Fiscal Year Ended December 29, 1996......................    28
         Liquidity and Capital Resources............................................    29
ADDITIONAL INFORMATION ABOUT THE COMPANY............................................    30
         Franchise Operations.......................................................    30


                                           ii


         Current Operations.........................................................    30
         Competition................................................................    31
         Trademarks and Service Marks...............................................    31
         Government Regulation......................................................    32
         Insurance..................................................................    32
         Employees..................................................................    32
         Property...................................................................    32
         Litigation.................................................................    33
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF
  OPERATION OF TRC..................................................................    35
         Overview...................................................................    35
         Results of Operations for the Two Quarters Ended July 12, 1998
           Compared to the Two Quarters Ended July 13, 1997.........................    35
         Results of Operations for the Fiscal Year Ended December 28, 1997
           Compared to the Pro Forma Fiscal Year Ended December 29, 1996............    38
ADDITIONAL INFORMATION ABOUT TRC....................................................    42
         General....................................................................    42
         Competition................................................................    43
         Growth Strategy............................................................    44
         Trademarks and Service Marks...............................................    44
         Government Regulation......................................................    44
         Franchise Operations.......................................................    45
         Insurance..................................................................    46
         Employees..................................................................    46
         Property...................................................................    46
         Market Price of TRC Stock..................................................    47
         Dividends..................................................................    47
         Litigation.................................................................    47
PROPOSAL 2:  CHANGE OF COMPANY NAME.................................................    48
PROPOSAL 3:  INCREASE IN AUTHORIZED SHARES..........................................    48
PROPOSAL 4:  ELECTION OF THE BOARD OF DIRECTORS.....................................    49
MANAGEMENT OF THE COMPANY...........................................................    49
         Post-Merger Management of the Company......................................    49
         Background of the Members of the Post-Merger Management of the Company.....    50
         Current Directors and Executive Officers of the Company....................    51
         Background of the Current Directors and Executive Officers of the Company..    52
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY.......    53
EXECUTIVE COMPENSATION - THE COMPANY................................................    54
         Summary Compensation Table.................................................    54
         Stock Option Plan..........................................................    55
DESCRIPTION OF CAPITAL STOCK OF THE COMPANY AFTER THE MERGER........................    56
         Authorized and Outstanding Capital Stock...................................    56
         Common Stock...............................................................    56
         Preferred Stock............................................................    57
         Redeemable Preferred Stock Purchase Warrants...............................    61
         Common Stock Purchase Warrants.............................................    61
PROPOSAL 5:  RATIFICATION OF INDEPENDENT AUDITORS...................................    61
OTHER MATTERS.......................................................................    62
SHAREHOLDER PROPOSALS FOR


                                           iii



  THE 1999 ANNUAL MEETING OF SHAREHOLDERS...........................................    63
AVAILABLE INFORMATION...............................................................    63
INDEX TO CONSOLIDATED  FINANCIAL STATEMENTS.........................................   F-1

EXHIBIT A -           SHARE EXCHANGE AND MERGER AGREEMENT
EXHIBIT B -           MARKET DEVELOPMENT AGREEMENT
EXHIBIT C -           MANAGEMENT AGREEMENT



                                           iv

                                     SUMMARY

     This summary highlights information contained elsewhere in this Proxy Statement. It is not complete and does not contain all of the information you should consider before voting. You should read the entire Proxy Statement carefully, including the financial statements and notes to the financial statements, and the Exhibits, before voting. Portions of this Proxy Statement contain certain "forward-looking" statements which can be identified by the use of forward-looking terms such as "expect," "estimate," "anticipate," and "believe" or by discussions of strategy, future operating results or events. These forward-looking statements are subject to risks and uncertainties that may cause the Company's actual results, performance or achievements to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, among others: ability to obtain additional financing to continue as a going concern; restaurant performance (including sales and margins); difficulties associated with integrating the operations of the Company and TRC; possible inability to re-list the Common Stock on the NASDAQ SmallCap Market or a national exchange; competition; availability of suitable locations for new restaurants; development and operating costs; consumer acceptance; adverse publicity; availability and terms of capital; products and services; changes in business strategy; completion of acquisitions; general economic conditions; and acts of third parties; as well as other factors as detailed throughout this Proxy Statement and in the Company's reports filed with the Securities and Exchange Commission. Forward-looking statements are made as of the date of this Proxy Statement, and the Company cannot assure that the future results covered by the forward-looking statements will be achieved.

                          The Parties to the Agreement

     The Company. The Company was incorporated in Texas in June 1993 and initially conducted business as an area developer for Cluckers Wood Roasted Chicken, Inc. ("CWRC"), the developer and franchisor of the "Cluckers" restaurant concept. In November 1994 the Company exchanged its Cluckers area development agreement with CWRC for systems, franchising materials and the exclusive right to use the Cluckers name in Texas. During 1996, the Company began to concentrate on the development, operation and franchising of Harvest Rotisserie restaurants, which the Company believed to be an improvement over the original Cluckers concept, and in 1996 the Company converted its one Cluckers restaurant in San Antonio to a Harvest Rotisserie.

     By the end of 1997, the Company had 14 Harvest Rotisserie restaurants in operation, four of which were Company-owned restaurants in Texas and ten of which were operated as franchised restaurants in Florida, Indiana, North Carolina, and Northern California. The Company also leased five properties in Texas for future development as Harvest Rotisserie restaurants. During 1997, the Company also began the conceptual development of a multi-branded restaurant featuring Harvest Rotisserie along with two or more additional branded restaurants in one building (a "Harvest Food Court").

     In the first quarter of 1998, three area developers that operated nine franchised Harvest Rotisserie restaurants in Florida, Indiana and North Carolina closed all nine of these restaurants. The closures were the result of restaurant operating losses caused in part by an industry-wide decline in consumer acceptance of the market segment in which the Harvest concept was positioned and the Company's decision not to provide the area developers with additional financing. By July 1998, the Company had closed all of its Company-owned restaurants. The Company also terminated a letter of intent related to the development of the Harvest Food Court concept. The one remaining franchised restaurant in Northern

California was closed in August 1998. By this time, the Company had decided to focus its resources on the development of Rick Tanner's Original Grill restaurants ("Tanner's") as described below.

     The principal executive offices of the Company are located at 1250 N.E. Loop 410, Suite 335, San Antonio, Texas 78209, and its telephone number is (210) 824-2496. See "The Merger - The Company" and "Additional Information About the Company."

     TRC Acquisition Corporation. TRC was incorporated in the state of Georgia in 1996. TRC owns and operates 11 restaurants located in Georgia and franchises two restaurants, one in Macon, Georgia and one in Montgomery, Alabama. The restaurants operate under the name "Rick Tanner's Original Grill." Tanner's restaurants are intended to appeal to traditional casual dining customers by offering high quality food and large portions at moderate prices.

     The original Tanner's concept was founded in 1986 by Richard Tanner, who grew his chicken rotisserie and ribs concept to eight units in Atlanta, Georgia. In October 1996, Mr. Tanner joined forces with veteran restaurant investors and a new management team and created TRC to expand the historically successful concept by adding new company-owned restaurants and developing a franchise program. Since its formation in October 1996, TRC has opened three new Tanner's restaurants and has additional locations in development. TRC has also begun initial development of a franchise program and currently has two franchisees, Mr. Tanner and Mr. John Feltman, a current director of TRC who will not be a director of the Company after the merger. Each franchisee has opened one Tanner's restaurant in 1998 and has additional sites in development.

     Tanner's restaurants are positioned between the fast food chicken, home meal replacement restaurants and the full bar casual restaurants that have less portable foods. Tanner's restaurants offer a varied menu of American fare made from original recipes. The menu features over 40 different entrees and 15 different appetizers including pot roast, meatloaf, rotisserie chicken, steaks, slow roasted barbecue pork ribs, "cheesy chicken lips," "Texas" chili, sandwiches, made-from-scratch soups and salads, and family value packs ideal for take home service. All entrees are prepared using aged beef and fresh chicken and seafood, are cooked to order and are served with a choice of two out of 15 different freshly prepared vegetables.

     TRC's growth strategy is to open new company-owned Tanner's restaurants, to increase sales at existing restaurants, and to develop and expand its franchising program. TRC intends to develop Tanner's restaurants in selected metropolitan markets in the Southeast and in smaller markets in close proximity to its existing metropolitan markets to enable it to use existing supervisory, marketing and distribution systems. In the second half of 1998, TRC expects to open one to two new company-owned and one to three franchised Tanner's restaurants. In 1999, TRC expects to open seven to nine company-owned Tanner's restaurants and seven to ten franchised restaurants. TRC can give no assurance, however, that it will be able to open or franchise any of these restaurants.

     TRC's principal executive offices are located at 2662 Holcomb Bridge Road, Suite 320, Alpharetta, Georgia 30022, and its telephone number is (770) 518-1444.

                           Recent Financing Commitment

     The Company has obtained a financing commitment for the purchase of 600 shares of its Series C Convertible Preferred Stock in a private transaction totaling $6,000,000, of which $4,000,000 was placed into an escrow account in early July. The first $2,000,000 of financing was released to the Company on July 23, 1998, the second $2,000,000 placed in escrow is to be released upon the effective date of the merger, and the remaining $2,000,000 of financing will be invested in the Company within 30 days thereafter. Upon each $2,000,000 investment, 200 shares of Series C Preferred Stock has been or will be issued to the investor. See "Description of Capital Stock - Preferred Stock - Series C Convertible Preferred Stock."

     Proceeds from the financing will be used primarily for working capital and the development of up to 12 company-owned Tanner's restaurants over the next 18 months, and the opening of up to 13 franchised Tanner's restaurants during the same period, although there can be no assurance that such development plans will be successful. The Company also plans to use approximately $550,000 of this funding for the settlement of the Company's liabilities.

                                   The Meeting

     Time, Date and Place. The Meeting will be held on November __, 1998 at the Company's executive offices at 1250 N.E. Loop 410, Suite 335, San Antonio, Texas 78209 commencing at 8:00 a.m., local time.

     Matters to be Considered at the Meeting. At the Meeting, the Company's shareholders will be asked to consider and vote upon

                  (1) approval and adoption of the Share Exchange and Merger Agreement, dated July 9, 1998, by and among the Company, Hartan and TRC, as amended (the "Agreement"),

                  (2)  approval of an  amendment  to the  Company's  Articles of
                  Incorporation   to  change  the  Company   name  to  "Tanner's
                  Restaurant Group, Inc.,"

                  (3) approval of an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock to 100,000,000,

                  (4) election of four new members of the Board of Directors consisting of Clyde Culp III, Richard Tanner, Thomas J. Haas, and James R. Walker (William J. Gallagher and Theodore M. Heesch are and will continue to be directors of the Company), and

                  (5) ratification of the appointment of Porter Keadle Moore, LLP, Atlanta, Georgia, as the Company's independent auditors for the 1998 fiscal year.

     The proposals relate to the proposed merger described in the proxy materials attached to this letter. We may abandon any or all of the proposals if the shareholders do not approve certain other proposals. We also reserve the right to abandon the merger at any time, subject to the terms and conditions of the Agreement and applicable law. If all of the proposals are abandoned, the Agreement will be terminated, the Company's Articles of Incorporation will not be amended, and the Board of Directors will not be changed.

     Record Date, Shares Entitled to Vote. Holders of record of shares of Common Stock at the close of business on October 30, 1998 are entitled to notice of and to vote at the Meeting. At the record date, the Company had [4,035,108] shares of Common Stock outstanding and entitled to vote.

     Voting Rights. Each holder of shares of Common Stock is entitled to one vote per share with respect to all matters.

     Votes Required. Approval of the Agreement and ratification of the Company's independent auditors requires the affirmative vote of the holders of a majority of the Company's issued and outstanding shares of Common Stock present and entitled to vote at the Meeting. Approval of each of the amendments to the Company's Articles of Incorporation requires the affirmative vote of two-thirds of the Company's issued and outstanding shares of Common Stock. Directors will be elected by a plurality of the shares present and entitled to vote at the Meeting. The presence in person or by proxy of shareholders owning a majority of the issued and outstanding shares of the Common Stock constitutes a quorum for the Meeting. Abstentions and broker non-votes will be treated as a "no" vote for purposes of determining whether approval of each proposal has been obtained, provided that if a quorum is present, abstentions and broker non-votes will have no effect on the voting for the election of directors. See "The Meeting - Voting and Record Date."

     Revocability of Proxies. Any shareholder may revoke a proxy at any time before it is exercised by delivering a written revocation to the Company, by substituting a new proxy executed at a later date, or by requesting, in person, before the Meeting that the proxy be returned.

                                   The Merger

     Background and Reasons for the Merger. The merger represents the culmination of numerous steps taken by the Company over the past months to stem continuing losses, sell its assets to a suitable purchaser or find a strategic partner to expand the Company's operations. See "The Merger - Background and Reasons for the Merger."

     Recommendation of the Board of Directors. The Board of Directors has unanimously approved the merger and the transactions described in this Proxy Statement and recommends to the Company's shareholders that they vote FOR the approval of each proposal. See "The Merger - Recommendation of the Board of Directors."

     Regulatory Approvals. No federal or state regulatory requirements must be complied with or approval obtained in connection with the merger. See "The Merger - Regulatory Approvals."

     Accounting Treatment. In accordance with the Agreement, TRC will merge into Hartan, the Company's wholly-owned subsidiary, as part of a forward triangular merger. A total of 18,000,000 shares of Common Stock will be issued in exchange for 100% of the TRC Common Stock and TRC options and warrants, in addition to the other consideration described in these materials. The merger will be treated as a reverse acquisition of the Company by TRC for accounting purposes. In a reverse acquisition the accounting acquirer receives less than 100% of the post-combination shares (since it is not the legal issuer). The TRC shareholders will receive approximately 75% of the post-combination Common Stock, assuming that all shares of the Company's Series A Preferred Stock are converted to shares of Common Stock, but no shares of Common Stock are issued upon exercise of outstanding stock options, common stock purchase warrants or the conversion of any other securities. The cost of the acquisition of the Company will be based on the fair value of the Company's outstanding shares and certain acquisition costs and will be allocated to the Company's net assets following the guidance of APB Opinion No. 16 "Business Combinations." As a result of TRC's reverse acquisition of the Company, the historical financial statements of the surviving corporation for periods prior to the merger will be those of TRC rather than the Company or Hartan. See "Unaudited Pro Forma Condensed Combined Financial Statements" and "The Merger Accounting Treatment."

     Certain Income Tax Consequences. The merger will be a non-taxable transaction to the Company and will not result in any direct federal or state income tax consequences to the Company's shareholders. See "The Merger - Material Tax Consequences."

     Interests of Certain Persons in the Merger. Certain members of the Company's current and proposed Board of Directors and management have or may have an interest in the merger that is in addition to or different from the interests of shareholders generally. See "The Merger - Interests of Certain Persons in the Merger."

     No Dissenting Shareholders' Rights. Pursuant to the Texas Business Corporation Act, holders of the Common Stock have no dissenting shareholders' rights regarding the merger or any of the other proposals. See "The Merger - No Dissenting Shareholders' Rights."

     Effect of the Merger on the Company's Shareholders. If the merger is consummated, the shareholders of the Company will retain their equity interests in the Company, although their equity interests will be only approximately 25% of the outstanding Common Stock of the surviving corporation, assuming that all shares of the Company's Series A Preferred Stock are converted to shares of Common Stock, but no shares of Common Stock are issued upon exercise of outstanding stock options, common stock purchase warrants or the conversion of any other securities. The current holders of TRC Common Stock will hold approximately 75% of the Company's outstanding Common Stock following the merger. The consummation of the merger will not result in any changes in the rights of shareholders of the Company.

     Plans for Operation of the Company Following the Merger. Following the closing of the merger, the Company plans to develop, own and operate additional Tanner's restaurants and franchise other Tanner's restaurants, all primarily in the Southeast area of the United States. The Company also plans to relocate its corporate office to the Atlanta, Georgia metropolitan area to remain in close proximity to the core of the Tanner's restaurant operations and to reduce overhead costs from duplicate facilities and personnel. See "The Merger - Plans for the Operation of the Company Following the Merger."

                                  The Agreement

     On July 9, 1998, the Company entered into a Share Exchange and Merger Agreement (the "Agreement") with its wholly-owned subsidiary, Hartan, and TRC. Pursuant to the Agreement, as amended, the Company would acquire TRC by merging TRC with and into Hartan. As part of the Company's relationship with TRC, the Company through Hartan has entered into a development agreement with TRC to open up to five Tanner's restaurants under a franchise relationship. TRC will manage the development and operation of the Tanner's restaurants under a separate management agreement with Hartan. Upon the completion of the merger, the franchises will be terminated and these restaurants will become Company-owned restaurants.

     If the merger is not completed, it is expected that either (a) the Tanner's restaurants developed by the Company will continue to operate as franchised restaurants under an operating agreement with TRC, or (b) the Company will exercise its option to require TRC to repurchase the restaurants from the Company at the development cost.

     The Merger. Under the terms of the Agreement,

     * TRC will merge with and into Hartan and become a wholly-owned subsidiary of the Company.

     * All holders of TRC common stock, options and warrants will exchange them for 18,000,000 shares of Common Stock.

     * All holders of TRC's Class A Preferred Stock will exchange such stock for 352,500 shares of the Company's Series D Preferred Stock at $10.00 per share, or less in certain circumstances.

     * Richard Tanner will exchange a $3,100,000 TRC subordinated debenture and cancel his employment agreement for 370,000 shares of the Company's Series D Preferred Stock at $10.00 per share, or less in certain circumstances.

In addition, the Company will pay off an outstanding real estate lien note with a combination of cash and Common Stock. See "Merger Agreement - Terms of Merger."

     Conditions of the Merger. The respective obligations of the Company and TRC to consummate the merger are subject to the satisfaction or waiver (where permissible) of certain conditions, including, but not limited to:

               (1) approval of the merger by the board of directors and by the shareholders of TRC;

               (2) approval of the Agreement and related transactions by the board of directors and the shareholders of the Company;

               (3) approval by the Company's shareholders of a new Board of Directors pursuant to the Agreement; and

               (4) settlement of all the Company liabilities in excess of $10,000, with the aggregate amount of such settlement agreements to be approximately $550,000 but not to exceed $1,000,000. See "Merger Agreement - Conditions to Closing."

     Amendment or Waiver. Subject to applicable law, the parties may amend or waive any term of the Agreement in writing at any time before or after the Company's or TRC's shareholders approve it.

     Termination and Other Provisions. The Agreement contains certain representations, warranties, covenants, conditions and indemnification agreements of the Company, Hartan and TRC customary for transactions of the type contemplated by the Agreement. See "The Agreement - Representations and Warranties," "Indemnification" and "- Conditions to the Closing."

     The Agreement may be terminated whether before or after approval of the merger by the shareholders of the Company, Hartan and/or the shareholders of TRC, (i) at any time by mutual consent of the Company, Hartan and TRC; (ii) if a material breach of the Agreement has occurred by any party and the other parties have not waived such breach; (iii) if any of the required conditions has failed to occur or becomes impossible to occur at a closing and the other parties have not waived such conditions, or (iv) by any party if the closing has not occurred on or before December 31, 1998 or such later date as the Company, Hartan and TRC may have agreed upon. See "Merger Agreement - Termination."

     Pursuant to the Management Agreement between Harton and TRC, if the Company, TRC, and Hartan do not complete the merger on or before December 31, 1998 or within any permitted or agreed extensions, Hartan has the option to require TRC to purchase the restaurants, if any, developed by Hartan pursuant to the Management Agreement and the Market Development Agreement between Hartan and TRC, at a price equal to the aggregate funds deposited in the operation fund accounts of Hartan, and TRC will indemnify the Company and Hartan from liabilities directly associated with such assets after the date of such transfer. If such option is exercised, such transfers and payment therefor are required to be completed within 30 days after notice of exercise. Upon payment, such option may be exercised, at TRC's election, against either the assets or all of the outstanding stock of Hartan.

                                   THE MEETING

Time, Date and Place

     This Proxy Statement is being furnished to shareholders of the Company of record as of October 30, 1998 in connection with the solicitation of proxies by the Board of Directors for use at the Meeting on November __, 1998 at 8:00 a.m. local time, at the Company's executive offices at 1250 NE Loop 410, Suite 335, San Antonio, Texas 78209, and at any adjournment or postponement of such meeting.

Matters to Be Considered at the Meeting

     At the Meeting, shareholders will be asked to consider and vote upon the following proposals:

         (1) To approve and adopt the Share Exchange and Merger Agreement, dated July 9, 1998, as amended, by and among the Company, Hartan, and TRC.

         (2) To amend the Company's Articles of Incorporation to change its name to "Tanner's Restaurant Group, Inc."

         (3) To amend the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock to 100,000,000 shares.

         (4)      To elect four new members of the Board of Directors.

         (5) To ratify the appointment of Porter Keadle Moore, LLP, Atlanta, Georgia, as the Company's independent auditors for the 1998 fiscal year.

     The proposals relating to the proposed merger are described in the proxy materials attached to this notice. You should read all of the proxy materials carefully. We may abandon any or all of the proposals if the shareholders do not approve certain other proposals. We also reserve the right to abandon the merger at any time, subject to the terms and conditions of the Agreement and applicable law. If all of the proposals are abandoned, the Agreement will be terminated, the Company's Articles of Incorporation will not be amended, and the Board of Directors will not be changed.

Voting and Record Date

     The Board of Directors has fixed October 30, 1998 as the record date for the Meeting. Only persons who hold the Common Stock of record as of the record date will be entitled to notice of and to vote at the Meeting. As of the record date, there were [4,035,108] shares of the Common Stock outstanding and entitled to vote.

     Each shareholder of record of Common Stock on the record date is entitled to cast one vote per share, exercisable in person or by a properly executed proxy at the Meeting.

     The presence at the Meeting, in person or by a proxy, of the holders of a majority of the shares of Common Stock outstanding on the record date will constitute a quorum at the Meeting. Votes will be counted by inspectors appointed by the Company. Shares represented by proxies that reflect abstentions or include "broker non-votes" will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. (A broker non-vote occurs when a registered broker holding customer securities in street name has not received voting instructions from the beneficial owner regarding any "non-routine" matter as so designated by that broker's self-regulatory organization.) The approval and adoption of the Agreement and ratification of the selection of independent auditors require the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock present and entitled to vote at the Meeting. Approval of each of the amendments to the Company's Articles of Incorporation requires the affirmative vote of the holders of two-thirds of the Company's issued and outstanding Common Stock as of the record date. Directors will be elected by a plurality of the shares present and entitled to vote at the Meeting. Abstentions and broker non-votes will be treated as a "no" vote for purposes of determining whether approval of each proposal has been obtained, provided that if a quorum is present, abstentions and broker non-votes will have no effect on the voting for the election of directors.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY  APPROVED THE MERGER AND THE RELATED
TRANSACTIONS   AND  RECOMMENDS  A  VOTE  FOR  THE  APPROVAL  OF  EACH  PROPOSAL.
ACCORDINGLY, THE COMPANY IS SEEKING SHAREHOLDER APPROVAL OF THE MERGER.

Proxies

     All shares of Common Stock represented at the Meeting by properly executed proxies received prior to or at the Meeting, and not duly and timely revoked, will be voted at the Meeting in accordance with the choices marked by the shareholders. UNLESS A CONTRARY CHOICE IS MARKED, OR IF THE PROXY IS LEFT BLANK AS TO CHOICE, THE SHARES WILL BE VOTED FOR APPROVAL OF EACH PROPOSAL.

     The Board of Directors is not aware of any other matters not referred to in this Proxy Statement that will be presented for action at the Meeting. If any other matters properly come before the Meeting, the persons designated in the proxy intend to vote the shares represented thereby in accordance with their best judgment.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company at or before the taking of the vote the Meeting a written revocation bearing a later date than the proxy, (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Meeting, or
(iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself effectively revoke a proxy).

No Dissenters' Rights

     Under the Texas Business Corporation Act shareholders have no right to dissent from the Agreement or any of the other proposals.

Costs of Solicitation

     The Company will pay all of the expenses involved in preparing, assembling and mailing these proxy materials, along with the costs of soliciting proxies. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies by telephone or personal interview. They will receive no compensation for their services other than their regular compensation. The Company will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the shares held of record by such persons. The Company may reimburse such persons for reasonable out-of-pocket expenses they incur in doing so.

     Holders of shares of the Common Stock are requested to complete, date and sign the enclosed Proxy and to return it to the Company in the postage paid envelope that has been provided.

               PROPOSAL 1: APPROVAL AND ADOPTION OF THE AGREEMENT

                                   THE MERGER

The Company

     The Company was incorporated in Texas in June 1993 under the name Clucker's Tex-Mex Venture, Inc. and changed its name to CluckCorp International, Inc. in April 1995. In October 1997, the Company began operating under the name Harvest Restaurant Group, Inc. Prior to November 1994, the Company was an area developer for Cluckers Wood Roasted Chicken, Inc. ("CWRC"), the developer and franchisor of the "Cluckers" restaurant concept. In November 1994, the Company exchanged its Cluckers area development agreement with CWRC for systems, franchising materials and the exclusive right to use the Cluckers name in Texas. During 1996 the Company completed the evolution to the Harvest Rotisserie concept and began to concentrate on the development, operation and franchising of Harvest Rotisserie restaurants, which the Company believed to be an improvement over the original Cluckers concept. Accordingly, in 1996 the Company converted its one Cluckers restaurant in San Antonio to a Harvest Rotisserie.

     During 1996 and 1997, the Company owned, operated and franchised quick service restaurants under the name "Harvest Rotisserie." At the end of 1997, the Company had 14 Harvest Rotisserie restaurants in operation, four of which were Company-owned restaurants in Texas and ten of which were operated as franchised restaurants in Florida, Indiana, North Carolina, and Northern California. The Company also had leased five additional restaurant properties in Texas for future development as Harvest Rotisserie restaurants. In June 1997 the Company acquired eight Kenny Rogers Roasters restaurants and assigned them to three area developers for operation as Harvest Rotisserie franchise restaurants. The Company provided financing to the area developers under secured loans for the purchase price, cost of conversion and working capital.

     In August 1997, the Company engaged a financial advisor to assist in obtaining further capital to fund the development of additional Harvest Rotisserie restaurants in the target markets to gain economic efficiency. During 1997, the Company also began the conceptual development of a multi-branded restaurant featuring Harvest Rotisserie along with two or more additional branded restaurants in one building (a "Harvest Food Court"). The financing efforts were unsuccessful, and in January 1998 the Company decided to concentrate its future expansion efforts on the development, operation and franchising of its Harvest Food Court restaurants in Texas due to the Company's limited capital and the lower per unit development and operating costs for a Harvest Food Court compared to a Harvest Rotisserie. In January 1998, the Company closed its restaurant located in Corpus Christi, Texas. The Company also canceled previous letters of intent to acquire 13 additional Kenny Rogers Roasters restaurants located in Maryland and Utah.

     To facilitate the Company's expansion of the Harvest Food Court restaurants in Texas, the Company entered into an agreement in principle to acquire an 80% interest in the intangible property rights of Red Line, Inc. for a nominal cash payment. Red Line was the franchisor of 25 Red Line Burger restaurants in South Texas prior to filing for protection from its creditors under Chapter 11 of the federal Bankruptcy Code in 1995. The Company subsequently canceled the Red Line agreement due to the Company's decision to focus its resources on the development of Rick Tanner's Original Grill restaurants.

     In the first quarter of 1998, three area developers that operated nine franchised Harvest Rotisserie restaurants in Florida, Indiana and North Carolina closed all nine of these restaurants. The closures were the result of restaurant operating losses caused in part by an industry-wide decline in consumer acceptance of the market segment in which the Harvest concept was positioned and the Company's decision not to provide the area developers with additional financing. The Company had guaranteed the leases for all of the franchised locations, as well as the promissory notes connected with two of the franchise locations and a mortgage note for a restaurant property purchased by an area developer. By July 1998, the Company had closed all of its Company-owned restaurants. The one remaining franchise restaurant in Northern California was closed in August 1998.

     In July 1998, the Company signed the Agreement to acquire TRC , the operator of a 13 unit chain of Tanner's restaurants. Completion of the merger is subject to shareholder approval and certain other contingencies, including the Company obtaining satisfactory settlement agreements for all of its obligations in excess of $10,000, so long as the total amount paid to obtain the settlement agreements does not exceed $1,000,000. In connection with the merger, the Company has obtained a financing commitment for $6,000,000 to be used primarily for the expansion of Tanner's restaurants. In July 1998, in connection with the Agreement, the Company formed Hartan as a wholly-owned subsidiary of the Company. The Company intends to focus all its available resources on the development of Tanner's restaurants and will no longer pursue the development of Harvest Food Courts.

     The principal executive offices of the Company are located at 1250 NE Loop 410, Suite 335, San Antonio, Texas 78209 and its telephone number is (210) 824-2496. See "Additional Information About the Company."

TRC

     TRC owns and operates 11 restaurants located in Georgia and franchises two restaurants, one in Macon, Georgia and one in Montgomery, Alabama. The restaurants operate under the name of Rick Tanner's Original Grill ("Tanner's"). Tanner's restaurants are intended to appeal to traditional casual dining customers by offering high quality food and large portions at moderate prices.

     The original Tanner's concept was founded in 1986 by Richard Tanner, who grew his chicken rotisserie and ribs concept to eight units in Atlanta, Georgia. In October 1996, Mr. Tanner joined forces with veteran restaurant investors and a new management team and created TRC to expand the historically successful concept by adding new company-owned restaurants and developing a franchise program. Since its formation in October 1996, TRC has opened three new Tanner's restaurants and has additional locations in development. In addition, TRC has begun the initial development of a franchise program. TRC currently has two franchisees, Mr. Tanner and Mr. John Feltman, a current director of TRC who will not be a director of the Company after the merger. Each franchisee has opened one Tanner's restaurant in 1998 and has additional sites in development.

     Tanner's restaurants are positioned between the fast food chicken, home meal replacement restaurants and the full bar casual restaurants who have less portable foods. Tanner's restaurants offer a varied menu of American fare made from original recipes. The menu features over 40 different entrees and 15 different appetizers including pot roast, meatloaf, rotisserie chicken, steaks, slow roasted barbecue pork ribs, "cheesy chicken lips," "Texas" chili, sandwiches, made-from-scratch soups and salads, and family value packs ideal for take home service. All entrees are prepared using aged beef and fresh chicken and seafood, are cooked to order and are served with a choice of two out of 15 different freshly prepared vegetables.

     TRC's growth strategy is to open new company-owned Tanner's restaurants and to increase sales at existing restaurants, as well as to develop and expand its franchising program. TRC intends to develop Tanner's restaurants in selected new metropolitan markets in the Southeast and in smaller markets in close proximity to the Company's existing metropolitan markets to enable the Company to utilize existing supervisory, marketing and distribution systems. In the second half of 1998, TRC expects to open one to two new company-owned and one to three franchised Tanner's restaurants. In 1999, TRC expects to open seven to nine company-owned Tanner's restaurants and seven to ten franchised restaurants. There can be no assurance that TRC will open or franchise any additional Tanner's restaurants.

     The principal executive offices of TRC are located at 2662 Holcomb Bridge Road, Suite 320, Alpharetta, Georgia 30022, and its telephone number is (770) 518-1444.

General

     At the closing of the merger (the "Effective Date"),

     * TRC will merge with and into Hartan and become a wholly-owned subsidiary of the Company.

     * All holders of TRC common stock, options and warrants will exchange them for 18,000,000 shares of Common Stock.

     * All holders of TRC's Class A Preferred Stock will exchange such stock for 352,500 shares of the Company's Series D Preferred Stock at $10.00 per share, or less in certain circumstances.

     * Richard Tanner will exchange a $3,100,000 TRC subordinated debenture and cancel his employment agreement for 370,000 shares of the Company's Series D Preferred Stock at $10.00 per share, or less in certain circumstances.

As a result of the merger, the shareholders of TRC will own approximately 75% of the outstanding Common Stock of the Company immediately after the effective date of the merger, assuming all shares of the Company's Series A Preferred Stock are converted to shares of the Common Stock (the Series A Preferred Stock is convertible at the option of the holders thereof at no cost), but assuming that no shares are issued upon exercise of outstanding stock options, common stock purchase warrants or the conversion of any other securities. See "The Agreement Terms of the Merger - Exchange of Shares." At the Effective Date, the symbol for the Common Stock on the OTC Bulletin Board will remain "ROTI."

Background and Reasons for the Merger

     The merger represents the culmination of numerous steps taken by the Company over the past months to stem continuing losses due in part to an industry-wide decline in consumer acceptance of the market segment in which the Harvest concept was positioned (as evidenced by the significant ongoing losses reported by Boston Chicken Incorporated and Kenny Rogers Roasters, Inc.), or, as alternatives, to find a strategic partner to invest in the Company or to sell all or a substantial part of the Company's assets to a suitable purchaser. As the Company's working capital diminished, management began to explore alternative capital sources to support the Company's continuing operations. During the first quarter of 1998, revenues did not improve and cash flow remained negative. Accordingly, the Company took measures to reduce overhead and conserve cash. In addition, the Company began pursuing joint ventures, strategic partnerships and mergers that might provide funding or more viable business operations.

     At December 31, 1997, the Company had 14 Harvest Rotisserie restaurants in operation system-wide, four of which were Company-owned and ten operated as franchised stores. In January 1998, the Company canceled plans to further expand the Harvest Rotisserie concept due to insufficient capital and declining sales. In the first quarter of 1998, Harvest significantly curtailed its operations and closed one
                                       12

Company-owned Harvest Rotisserie restaurant, and nine franchised restaurants were closed. The closures were the result of Harvest's decision not to provide the area developers with additional financing. Harvest had guaranteed the leases for all franchised locations, as well as certain debt obligations connected with two of the franchised locations and a mortgage note for a restaurant property purchased by the area developer.

     Subsequent to closing the restaurants, the Company contacted each of the lessors and lenders and was successful in reaching settlement agreements for most of the related obligations. As a result of the restaurant closings and defaults by the area developers under the loan agreements, Harvest recorded losses totaling $4,572,197 in 1997, primarily associated with the write-off of area developer loans and real estate disposition costs for Company-owned and franchised restaurants.

     In the second quarter of 1998, the Company closed its three remaining Company-owned Harvest Rotisserie restaurants, and in August 1998, the one remaining franchised Harvest Rotisserie restaurant located in Northern California was closed. In an effort to develop a successful restaurant concept, Harvest began the development and initial test marketing of a new multi-branded restaurant concept under the name Harvest Food Court. As part of this branded concept, the Company entered into a letter agreement to acquire the trademarks, trade dress and operating systems of Red Line, Inc., the operator and franchisor of Red Line hamburger outlets in Texas. The Company subsequently terminated the letter of intent to acquire an interest in Red Line due to the Company's decision to focus its resources on the development of Tanner's restaurants. Accordingly, the Company has determined not to further pursue the Harvest Food Court concept.

     Without a proven viable restaurant concept, additional financing is difficult to obtain, which raises substantial doubt about the Company's ability to continue as a going concern. To continue as a going concern, the Company has sought a successful restaurant concept with proven potential for unit growth that will enable it to obtain additional funds through debt or equity offerings to fund growth.

     On March 24, 1998, the Company entered into two nonbinding agreements for the exchange of common stock of the Company for all the issued and outstanding common stock of Surf City Squeeze Acquisition II, Inc. ("Surf City"), a franchisor of a 110-store chain of juice bar restaurants, and Sports Group International, Inc. ("SGI"), which holds an exclusive license for the international distribution of a line of Spalding sports drinks and water. The agreements also required the payment of $1,000,000 to the shareholders of Surf City. The completion of the acquisitions was subject to a feasibility period that expired April 17, 1998. The completion of the acquisitions was also subject to the Company's raising $2,000,000 of new financing, obtaining approval of the Company's shareholders and continuing its NASDAQ SmallCap Market listing. Upon completion of the Surf City and SGI acquisitions, the Company's current shareholders would have retained approximately a 25% interest in the Company on a post-acquisition basis. The agreements for the acquisitions were terminated by mutual agreement between the parties due to the inability to finalize a business strategy acceptable to all the parties.

     In the second quarter of 1998, the Company began negotiations with TRC and, after entering into a letter of intent in May 1998, the Company signed the definitive Agreement in July 1998. The Company's management believes that Tanner's restaurants is a viable concept with market acceptance and the potential for unit growth. The Company has obtained a financing commitment for $6,000,000 ($2,000,000 of which has been paid to the Company and $4,000,000 of which is in escrow) to be used primarily for the expansion of Tanner's restaurants directly and through the Company's wholly-owned subsidiary, Hartan, which was formed in July 1998.

Recommendation of the Board of Directors

     The Board of Directors believes that the merger and the related transactions are fair to and in the best interests of the Company and its affiliated and unaffiliated shareholders. Accordingly, the Board of Directors has unanimously approved the merger and the related transactions and recommends that the Company's shareholders vote FOR the approval of each proposal.

     In reaching its conclusions, the Board of Directors considered, among other things, the following material factors:

                    (1) A wide range of alternative strategic options (including raising additional capital, sales of assets or the entire Company, possible bankruptcy, further elimination or reduction of costs and finding strategic partners to invest in the operations of the Company), none of which management believes offers as attractive an alternative for continued operations as the merger.

                    (2) Information concerning the Company's financial performance, condition (including serious negative balance sheet indicators), business operations and prospects. See "- Background and Reasons for the Merger" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company."

                    (3) The proposed terms and conditions of the Agreement, including the opportunity to use the Tanner's restaurant concept with market acceptance, proven results and the potential for expansion.

                    (4) Management's belief in the viability of the Tanner's restaurant concept.

                    (5) The years of experience and favorable reputation of TRC and its executives.

                    (6) The commitment for $6,000,000 of funding based upon the Company's relationship with TRC and agreement with TRC for the Company to develop up to five Tanner's restaurants with such funding.

                    (7) The recommendation of the Company's management to enter into the merger.

                    (8) The effect of the merger on the Company's shareholders. See "- Effect of the Merger on the Company's Shareholders."

                    (9) The Board's expectation that completion of the funding of the $6 million financing commitment would substantially eliminate the Company's indebtedness, and its belief that in conjunction with the merger and operation of the Tanner's restaurant chain, the Company will be in position to operate profitably.

     The Company's Board also considered the risks relating to the merger, including the risks associated generally with multiple unit restaurant operations, TRC's and the Company's lack of profitable operations in the past and the liquidity and capital resources of the surviving corporation following the merger.

     In light of the Company's debt obligations and other liabilities, and the perceived viability of the Tanner's restaurant concept, the Board determined that the merger is in the best interests of the Company and its shareholders.

     In view of the wide variety of factors it considered in evaluating the merger, the Board of Directors did not find it practicable to quantify, and did not quantify, or otherwise attempt to assign relative weights to, the specific factors it considered in reaching its decision in favor of the merger.

     The Company did not obtain an opinion by a financial advisor regarding the fairness of the merger because the Company lacked the funds to pay for such an opinion and because the Company's financial condition was such that if the Agreement had not been executed and the $6,000,000 commitment for funding had not been obtained, the Company would probably have had to suspend its business due to lack of working capital.

     The Board also considered recent developments with Nasdaq in evaluating the merger. On September 16, 1998, Nasdaq notified the Company that effective upon the close of business on September 16, 1998, the Company's securities were delisted from the Nasdaq SmallCap Market due to the Company's failure to comply with the continued listing requirements of maintaining a minimum bid price of $1.00 per share and maintaining a minimum market value of its public float of $1,000,000. Nasdaq further stated that if the Company were to seek to list the Common Stock on the Nasdaq SmallCap Market, the Company would be required to meet all initial listing requirements, which include, among other requirements, a minimum bid price of $4.00 per share and a minimum public float of $5,000,000. The Common Stock and certain other Company securities are currently traded on the OTC Bulletin Board.

Regulatory Approvals

     No federal or state regulatory requirements must be complied with or approvals must be obtained in connection with the merger.

Accounting Treatment

     The merger will be treated as a reverse acquisition of the Company by TRC. In a reverse acquisition, the accounting acquirer receives less than 100% of the post combination shares since it is not the legal issuer. The TRC shareholders will receive approximately 75% of the post-combination shares of Common Stock, assuming that all shares of the Company's Series A Preferred Stock are converted to shares of Common Stock, but assuming that no shares of Common Stock are issued upon exercise of outstanding stock options, common stock purchase warrants or the conversion of any other securities. TRC will be the accounting acquirer. The cost of the acquisition of the Company will be based on the fair value of the Company's outstanding shares and certain acquisition costs and will be allocated to the Company's net assets following the guidance of APB Opinion No. 16 "Business Combinations." As a result of the reverse acquisition, the historical financial statements of the surviving corporation for periods prior to the merger will be those of TRC rather than the Company. See "Unaudited Pro Forma Condensed Combined Financial Statements."

Material Tax Consequences

     No material gain or loss for federal tax purposes will be recognized by the Company, Hartan or TRC in the transactions constituting the merger.

Interests of Certain Persons in the Merger

     In considering the recommendation of the Board of Directors with respect to the Agreement, shareholders should be aware that certain members of the Company's current and proposed Board and management have or may have interests in the merger that are in addition to or different from the interests of shareholders generally.

     Employment Agreement with Clyde Culp III. As of the Effective Date , the Company will enter into a five-year employment agreement with Clyde Culp III, currently the Chairman and Chief Executive Officer of TRC and a nominee for director of the Company. Pursuant to the terms of this agreement, Mr. Culp will be the Chairman of the Company. His annual base salary will be $200,000 per year, with annual increases each anniversary date of the Effective Due directly proportional to any increase (but no decrease) in the cost of living a reflected by the Consumer Price Index for Urban Wage Earners and Clerical Workers - All Items ("CPI") published by the Bureau of Labor Statistics. Mr. Culp will be eligible for incentive cash bonuses based on the Company attaining certain goals approved by the Board. In addition, Mr. Culp will be eligible for stock options under any Company employee stock option plan and will receive employee benefits, such as health and life insurance, normal and customary for executives in similar positions.

     Transactions with Richard Tanner. Upon the closing of the merger, Richard Tanner, currently the President and a director of TRC and a nominee for director of the Company, will exchange a $3,100,00 TRC subordinated debenture and cancel his employment agreement in exchange for 370,000 shares of the Company's Series D Preferred Stock at $10.00 per share, or less in certain circumstances. Mr. Tanner also owns 25% of the outstanding TRC Class A Preferred Stock, which will be converted into the right to receive 88,125 shares of the Company's Series D Preferred Stock as part of the merger. As a franchisee of TRC, Mr. Tanner has an interest in having a stronger franchisor that will be better able to pursue its growth plans. He will therefore indirectly benefit from the financing to be made available to the surviving company.

     Arrangements with William J. Gallagher. As of the Effective Date, all employment agreements between the Company and its Chief Executive Officer, William J. Gallagher, will be terminated and, as severance, Mr. Gallagher will receive a cash payment of $150,000 and $150,000 in shares of Common Stock, valued at fair market value at the time of termination, or stock options for such shares at an exercise price of $.01 per share. Mr. Gallagher, however, shall remain a director of the Company following the merger.

     In addition, Mr. Gallagher is an officer of Santa Cruz Squeeze, Inc., which holds a real estate lien note issued by the Company in the approximate amount of $150,000. As of the Effective date, the note will be paid and satisfied in full by the Company's payment of $50,000 and delivery of 50,000 shares of the Common Stock.

     Receipt of Shares of Common Stock by TRC Director Nominees. The four TRC nominees to be directors of the Company - Messrs. Clyde Culp III, Richard Tanner, Thomas J. Haas, and James R. Walker - will receive a total of 9,376,227 shares of Common Stock pursuant to the terms of the merger.

No Dissenting Shareholders' Rights

     Under the Texas Business Corporation Act, shareholders have no right to dissent from the Agreement.

Effect of the Merger on the Company's Shareholders

     If the merger is consummated, shareholders will retain their equity interest in the Company, although such interests will be diluted by the issuance of additional shares of Common Stock pursuant to the merger. The merger will not result in any changes in the rights of the shareholders.

Plans for the Operation of the Company Following the Merger

     Following the closing of the merger, the Company plans, through its wholly-owned subsidiary, Hartan, to develop, own and operate Company-owned Tanner's restaurants and to franchise other Tanner's restaurants, all primarily in the Southeast area of the United States.

     The Company has obtained a financing commitment for the purchase of 600 shares of its Class C Preferred Stock in a private transaction totaling $6,000,000, of which $4,000,000 was placed into an escrow account in early July. The first $2,000,000 of financing was released to the Company on July 23, 1998, the second $2,000,000 placed in escrow is to be released upon the effective date of the merger, and the remaining $2,000,000 of financing will be invested in the Company within 30 days thereafter. Upon each $2,000,000 investment, 200 shares of Series C Preferred Stock has been or will be issued to the investor.

     Proceeds from the financing will be used primarily for working capital and the development of up to 12 company-owned Tanner's restaurants over the next 18 months, and the opening of up to 13 franchised Tanner's restaurants during the same period, although there can be no assurance that such development plans will be successful. The Company also plans to use approximately $550,000 of this funding for the settlement of the Company's liabilities.

                                  THE AGREEMENT

     The following is a brief summary of certain provisions of the Agreement, a copy of which is attached to this Proxy Statement as Exhibit A. The summary is qualified in its entirety by reference to the Agreement. Shareholders are urged to read the Agreement in its entirety for a more complete description of the merger.

The Merger

     The Agreement provides that, subject to the approval by the shareholders, Hartan and TRC, and to the satisfaction of the other conditions to the merger, TRC will merge into Hartan and become a wholly-owned subsidiary of the Company.

     The articles of incorporation and by-laws of the Company and Hartan, as in effect immediately prior to the effective date will be the articles of incorporation and by-laws of the Company and Hartan, respectively, following the merger (provided that the name of the Company will be changed to Tanner's Restaurant Group, Inc. and the number of authorized shares of Common Stock will increase to 100,000,000 if the shareholders approve the proposals in that regard). Thereafter, both the articles of incorporation and the by-laws of the Company and Hartan may be amended in accordance with their terms and as provided by law.

Effective Date

     Subject to the terms and conditions of the Agreement, the date on which the exchange of shares pursuant to the Agreement occurs and becomes effective and the date of the filing of a Plan of Merger and

Articles of Merger with the applicable Secretary of State as required for the exchange of shares to lawfully occur shall be the Effective Date.

Terms of the Merger

     General. At the Effective Date, TRC will merge with and into Hartan and thereby become a wholly-owned subsidiary of the Company. The Agreement also calls for certain actions that are being submitted to the shareholders for their approval as separate proposals: (a) the Company will amend its Articles of Incorporation to change its name to Tanner's Restaurant Group, Inc. and to increase the number of authorized shares of Common Stock to 100,000,000 shares, and (b) the Company's Board of Directors will be increased to six members, four of whom, Clyde Culp III, Richard Tanner, Thomas J. Haas and James R. Walker, will be elected pursuant to one of the proposals.

     Exchange of TRC Securities and Other Items for Securities of the Company . Upon the Effective Date, all outstanding shares of TRC common stock, options and warrants shall be converted into the right to receive a total of 18,000,000 shares of Common Stock or such shares as adjusted in accordance with the Agreement. Upon receipt of the TRC common stock certificates from the persons who hold them, the Company will cause its transfer agent to issue, or the Company itself will issue, to each surrendering holder a certificate representing the number of shares of Common Stock into which such TRC common stock will be converted.

     Also upon the Effective Date, all holders of TRC's Class A Preferred Stock will exchange such stock for 352,500 shares of the Company's Series D Preferred Stock at $10.00 per share, or less in certain circumstances; and Richard Tanner will exchange a $3,100,000 TRC subordinated debenture and cancel his employment agreement for 370,000 shares of the Company's Series D Preferred Stock at $10.00 per share, or less in certain circumstances. The holder of each share of TRC Class A Preferred Stock to be exchanged will surrender to the Company the certificate for such shares for cancellation, and upon receipt of the certificate the Company will issue to each surrendering holder a certificate representing the number of shares of the Company's Series D Preferred Stock into which such TRC Class A Preferred Stock shall be converted. Upon the Effective Date, Santa Cruz Squeeze, Inc. will cancel its $150,000 promissory note in exchange for $50,000 and 50,000 shares of the Common Stock.

Representations, Warranties and Covenants

     The Agreement contains certain representations and warranties of the Company, Hartan and TRC normal and customary to similar transactions. The representations and warranties include for each of the respective companies, among other things: (i) their capitalization, (ii) their due organization, valid existence and good standing and their power and authority to enter into, perform and consummate the transactions contemplated by the Agreement, (iii) the lack of subsidiaries except as disclosed, (iv) the title to, ownership of and condition of assets, (v) the relationship of affiliates, principals, employees and consultants to the respective company's assets and transactions between such entities or persons and the respective companies, (vi) the absence of any undisclosed liabilities and the operation of the respective companies in the ordinary course of business, (vii) the legal compliance by each company, (viii) the validity and binding effect of contracts and agreements to which the companies are a party and the absence of defaults thereunder, (ix) the obtaining of all governmental permits, licenses and consents, (x) the disclosure of litigation, if any, (xi) that neither the execution and delivery of the Agreement, nor the consummation of the transactions contemplated thereby by the Company, Hartan and TRC will conflict with, or result in a breach of any agreement or cause the acceleration of any obligation or violate any law, (xii) that the Agreement has been duly authorized and, upon the shareholders of the respective companies approving the Agreement, it will be legally binding upon each such company, (xiii) certain tax matters, (xiv) the accurate presentation of financial conditions in the Company's and TRC's financial statements prepared in accordance with generally accepted accounting principles, (xv) the absence of certain changes and events, (xvi) the compliance with laws, (xvii) matters relating to intellectual and leased properties, (xviii) matters relating to employee compensation and employee benefit plans, (xix) access to books and records, and (xx) that each party has made full disclosure of material facts relating to that company and its operations and has not knowingly omitted or failed to disclose material facts relating to that company or its operations necessary to make the statements made not misleading.

Conditions to Closing

     The obligations of the Company to consummate the merger will be subject to the prior satisfaction (or waiver by the Company) of certain conditions including: (i) the merger being approved by TRC's shareholders, (ii) all representations and warranties of TRC in the Agreement being true and correct in all material respects immediately prior to closing and TRC having performed all obligations and complied with all covenants required to be performed or complied with on or prior to closing, (iii) no order of any court or regulatory or governmental authority shall have been issued or ordered against TRC which would be violated by the consummation of the transactions contemplated by the Agreement, (v) TRC shall have obtained all necessary regulatory and other approvals and consents, and (vi) articles or certificates of merger regarding the merger shall have been filed with the appropriate Secretaries of State.

     The obligations of TRC to consummate the merger will be subject to reasonable satisfaction (or waiver) of certain conditions including: (i) the Agreement and the transactions contemplated thereby being approved by the Company's Board of Directors and the Company's shareholders including, without limitation, approval of the merger, and approval of a change of management of the Company, if required, (ii) the representations and warranties of the Company and Hartan in the Agreement being true and correct in all material respects immediately prior to closing and the Company and Hartan having performed or complied with all covenants required to be performed or complied with on or prior to closing, (iii) no order of any court or regulatory or governmental authority shall have been issued or ordered against the Company or Hartan which would be violated by the consummation of the transactions contemplated by the Agreement and no litigation against the Company or Hartan shall have been commenced seeking to restrain or prohibit, or to obtain substantial damages in connection with, the Agreement or the transactions contemplated therein, (iv) all necessary securities-related approvals have been obtained, (v) TRC shall have obtained all necessary regulatory and other approvals and consents and (vi) articles or certificates of merger (Plan of Merger and Articles of Merger) regarding the merger have been filed with the appropriate Secretary of State.

Certain Operative Agreements

     Employment and Severance Agreements. The Agreement requires the Company to enter into a five-year employment agreement with Clyde Culp and to enter into a severance agreement with William Gallagher. See "The Merger - Interests of Certain Persons in the Merger."

     Market Development and Management Agreements. In July 1998 Hartan entered into a Market Development Agreement (the "Market Development Agreement") and a Management Agreement (the "Management Agreement") with TRC. Pursuant to the Market Development Agreement and the Management Agreement, (i) the Company, through Hartan, paid TRC $50,000 for the right to develop and operate up to five Tanner's restaurants, subject to license and royalty fees, respectively, of an additional $15,000 and 3% of gross sales per Tanner's restaurant, (ii) the Company through Hartan will open and operate each of the Tanner's restaurants to be opened pursuant to the Market Development Agreement, (iii) TRC will provide assistance to the Company in developing the Tanner's restaurants and (iv) the License Agreement will be entered into by the parties for an initial term of 20 years with options to renew for two additional ten-year terms.

     Upon the closing of the merger, the Market Development Agreement and the Management Agreement will terminate, and all Tanner's restaurants subject to such agreements will be owned and operated directly by the Company and its subsidiaries. If the merger does not close, the Market Development Agreement and the Management Agreement will remain in effect, provided that Hartan has the option to require TRC to purchase any restaurants developed pursuant to the Market Development Agreement and the Management Agreement, at a price equal to the aggregate funds deposited in the operating fund accounts of Hartan, and TRC will indemnify the Company and Hartan from liabilities directly associated with such assets after the date of such transfer. If the option is exercised, the transfers and payment are to be completed within 30 days after notice of exercise. Upon payment, such option may be exercised, at TRC's election, against either the assets or all of the outstanding stock of Hartan.

Indemnification

     The Agreement provides that, notwithstanding any investigation by any party prior to the closing of the merger, the Company and TRC will indemnify, defend and hold harmless each other and the respective party's officers, directors, employees and affiliates from and against all damages asserted against, imposed upon or incurred by such party, directly or indirectly, caused (a) as a result of any material misrepresentation or any material breach or nonfulfillment of any representation, warranty, covenant and/or agreement of the indemnifying party contained in or made pursuant to the Agreement, and (b) by any obligation of such party, to the extent disclosed to the indemnifying party in the Agreement for which the other party is or may become personally liable. As part of the indemnification provision in the Agreement, TRC is entitled to control any cleanup, containment, remediation, related proceeding, or other action or proceeding arising from or in connection with any environmental, health or safety liability or any hazardous materials or activities.

Termination

     The Agreement may be terminated whether before or after approval of the Agreement by the shareholders of the Company and/or the shareholders of TRC, (i) at any time by mutual consent of the Company and TRC; (ii) if a material breach of the Agreement has occurred by either party and the other party has not waived such breach; (iii) if any of the required conditions has failed to occur or becomes impossible to occur at the Closing and the applicable party has not waived such conditions or (iv) by either party if the Closing has not occurred on or before December 31, 1998 or such later date as the Company or TRC may have agreed upon.

                      MARKET PRICE DATA AND RELATED MATTERS
                              REGARDING THE COMPANY

Common Stock Information

     The Company had approximately 1,500 holders of record of its Common Stock as of the date of these proxy materials. Until September 16, 1998 the Common Stock was quoted on the NASDAQ SmallCap Market System under the symbol "ROTI." As of close of business on that date the Common Stock was delisted from the NASDAQ SmallCap Market, and since that date the Common Stock has been quoted on the OTC Bulletin Board. On July 10, 1998, the business day first preceding public announcement of the merger, the high and low bid prices for the Common Stock were $.875 and $.406, respectively. On October 23, 1998, the high and low bid prices for the Common Stock were $.29 and $.21, respectively. The range of high and low bid prices for the Common Stock as reported by Nasdaq and as quoted on the OTC Bulletin Board (indicated by an asterisk) is set below for the periods indicated.

                           By Quarter Ended                         Price
                           ----------------                  -------------------
                                                             High          Low
                                                             ----          ---
     Fiscal Year 1996:
     Third Quarter         (October 6, 1996)                 $8.25        $5.67
     Fourth Quarter        (December 29, 1996)               $7.75        $5.75

     Fiscal Year 1997:     (April 20, 1997)
     First Quarter         (April 20, 1997)                  $7.75        $6.00
     Second Quarter        (July 13, 1997)                   $8.00        $4.75
     Third Quarter         (October 5, 1997)                 $5.09        $1.43
     Fourth Quarter        (December 28, 1997)               $2.63        $ .75

     Fiscal Year 1998:
     First Quarter         (April 19, 1998)                  $2.22        $ .25
     Second Quarter        (July 12, 1998)                   $ .88        $ .25
     Third Quarter         (October 4, 1998)                 $ .78        $ .18*

Dividends

     No Common Stock Dividends. The Company has never paid cash dividends on its Common Stock and intends to retain earnings, if any, for use in the operation and expansion of its business. The amount of future dividends, if any, will be determined by the Board of Directors based upon the Company's earnings, financial condition, capital requirements and other conditions.

     Dividends in Arrears on Preferred Stock. Dividends are payable quarterly on the Series A Preferred Stock at the rate of 12% per annum of the original issue price per share. Such dividends may be paid in cash or in shares of the Common Stock in the sole discretion of the Board of Directors. Through the quarter ended June 30, 1998, the Company has declared dividends on the Series A Preferred Stock in the total amount of 913,314 shares of Common Stock. The Board of Directors has declared no dividends for the quarter ended September 30, 1998. Dividends in the amount of $172,252 are therefore in arrears, and the Board has not determined when, and if so in what manner, those dividends will be declared and paid. The Board has not yet determined what effect the merger will have on its ability to declare and pay dividends on the Series A Preferred Stock.

                               UNAUDITED PRO FORMA
                     CONDENSED COMBINED FINANCIAL STATEMENTS

     The unaudited pro forma condensed combined financial statements have been derived from the historical consolidated financial statements of the Company and TRC and give effect to (i) the merger as a reverse acquisition and a purchase for accounting purposes, and (ii) costs associated with the consummation of the merger. The unaudited pro forma condensed combined balance sheet gives effect to the combination as if it had occurred on July 12, 1998. The unaudited pro forma condensed combined statements of operations give effect to the combination as if it had occurred at the beginning of the earliest period presented. The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that management deems appropriate. The pro forma financial data do not purport to represent what the combined company's financial position or results of operations would actually have been if such transactions in fact had occurred on those dates or to project the combined company's financial position or results of operations for any future period. The unaudited pro forma condensed combined financial statements should be read in conjunction with the Company's and TRC's consolidated financial statements and the notes thereto included elsewhere herein.




HARVEST RESTAURANT GROUP, INC. AND TRC ACQUISITION CORPORATION
Unaudited Pro Forma Condensed Combined Statements of Operations
For the Fiscal Year Ended December 28, 1997

                                                               TRC              Harvest
                                                           Acquisition         Restaurant        Acquisition             Pro Forma
                                                           Corporation         Group, Inc.       Adjustments             Combined
                                                           -----------         -----------       -----------             --------

Revenues:
     Restaurant and catering operations .............      $  8,966,551       $  1,637,569       $                     $ 10,604,120
     Franchise Fees .................................                              400,000                                  400,000
                                                           ------------       ------------       ------------          ------------
                                                              8,966,551          2,037,569                               11,004,120

Costs and Expenses:
     Costs of food and paper ........................         3,086,448            791,704                                3,878,152
     Restaurant payroll and benefits ................         3,184,827            703,148                                3,887,975
     Other operating expenses .......................         2,449,783          1,095,575                                3,545,358
     General and administrative .....................         1,278,581          1,918,707                                3,197,288
     Depreciation and amortization ..................           590,807            289,227                                  880,034
     Loss on abandonment and disposition
       OF restaurants and write-off of notes
       receivable ...................................                            4,572,197                                4,572,197
                                                           ------------       ------------       ------------          ------------

          Total costs and expense ...................        10,590,446          9,370,558                               19,961,004
                                                           ------------       ------------       ------------          ------------

Operating loss ......................................        (1,623,895)        (7,332,989)                              (8,956,884)

Other income (expenses):
     Interest and other income (expense) ............            27,038            111,080                                  138,118
     Interest expense ...............................          (546,552)           (18,918)           264,905(1)           (300,565)
                                                           ------------       ------------       ------------          ------------
                                                               (519,514)            92,162            264,905              (162,447)

                                                           ------------       ------------       ------------          ------------
Net loss ............................................      $ (2,143,409)      $ (7,240,827)      $    264,905          $ (9,119,331)
                                                           ============       ============       ============          ============

Preferred stock dividends ...........................                                                                  $ (1,057,900)

Net loss attributable to common shareholders ........                                                                  $(10,177,231)

Loss per common share ...............................                                                                  $       (.50)
                                                                                                                       ============

Shares used in per share calculation ................                                                                    20,380,547
                                                                                                                       ============


(1) Adjustment to eliminate interest expense associated with the subordinated convertible note.

                                       23



HARVEST RESTAURANT GROUP, INC. AND TRC ACQUISITION CORPORATION
Unaudited Pro Forma Condensed Combined Statements of Operations
For the Two Quarters Ended July 12, 1998

                                                               TRC              Harvest
                                                           Acquisition         Restaurant        Acquisition             Pro Forma
                                                           Corporation         Group, Inc.       Adjustments             Combined
                                                           -----------         -----------       -----------             --------
Revenues:
     Restaurant and catering operations .............      $  6,341,288       $    289,440       $                     $  6,630,728
     Franchise Fees .................................            50,745                                                      50,745
                                                           ------------       ------------       ------------          ------------
                                                              6,392,033            289,440                                6,681,473

Costs and Expenses:
     Costs of food and paper ........................         2,264,721            148,448                                2,413,169
     Restaurant payroll and benefits ................         2,274,660            152,572                                2,427,232
     Other operating expenses .......................         1,486,773            266,136                                1,752,909
     General and administrative .....................           703,810            695,507                                1,399,317
     Depreciation and amortization ..................           342,775            280,399                                  623,174
     Loss on restaurant closures and other ..........                            1,204,489                                1,204,489
                                                           ------------       ------------       ------------          ------------
          Total costs and expense ...................         7,072,739          2,747,551                                9,820,290
                                                           ------------       ------------       ------------          ------------

Operating loss ......................................          (680,706)        (2,458,111)                              (3,138,817)

Other income (expenses):
     Interest and other income (expense) ............           (23,546)             5,069                                  (18,477)
     Interest expense ...............................          (322,327)           (18,654)           140,073(1)           (200,908)
                                                           ------------       ------------       ------------          ------------
                                                               (345,873)           (13,585)           140,073              (219,385)

                                                           ------------       ------------       ------------          ------------
Net loss ............................................      $ (1,026,579)      $ (2,471,696)      $    140,073          $ (3,358,202)
                                                           ============       ============       ============

Preferred stock dividends ...........................                                                                  $   (731,884)

Net loss attributable to common shareholders ........                                                                  $ (4,090,086)

Loss per common share ...............................                                                                  $       (.20)
                                                                                                                       ============

Shares used in per share calculation ................                                                                    20,911,616
                                                                                                                       ============


(1) Adjustment to eliminate interest expense associated with the subordinated convertible note.

                                       24




HARVEST RESTAURANT GROUP, INC. AND TRC ACQUISITION CORPORATION
Unaudited Pro Forma Condensed Combined Balance Sheets
As of July 12, 1998

                                            TRC          Harvest                       Acquisition
                                        Acquisition    Restaurant                      Adjustments                       Pro Forma
                                        Corporation    Group, Inc.         (1)             (2)              (3)          Combined
                                       -------------   ------------    ------------    ------------    ------------    ------------
ASSETS
       Cash .......................... $     99,659    $        193                    $  5,978,750                    $  6,078,602
       Accounts Receivable ...........      236,823                                                                         236,823
                                                                                                                       ------------
       Subscription receivable .......                    1,978,750                      (1,978,750)                      6,681,473
       Inventories ...................      104,655                                                                         104,655
       Other current assets ..........       38,333          25,224                                                          63,557
                                       ------------    ------------    ------------    ------------    ------------    ------------
          Total current assets .......      479,470       2,004,167                       4,000,000                       6,483,637

Property and equipment, net ..........    1,226,967         675,339                                                       1,902,306
Intangible assets, net ...............    3,855,319                                                                       3,855,319
Goodwill, net ........................    1,028,383                                                                       1,028,383
Other assets .........................      135,009          77,730                                                         212,739
                                       ------------    ------------    ------------    ------------    ------------    ------------
                                       $  6,725,148    $  2,757,236    $               $  4,000,000    $               $ 13,482,384
                                       ============    ============    ============    ============    ============    ============

LIABILITIES

       Accounts payable trade ........ $  1,396,635    $    374,345                                                    $  1,770,980
       Accrued liabilities ...........      562,043         911,851                    $    100,000                       1,573,894
       Current portion of long-term
         debt ........................      786,617         225,000                                                       1,011,617
       Accrued interest ..............      465,587                    $   (460,861)                                          4,726
                                       ------------    ------------    ------------    ------------    ------------    ------------
            Total current
             liabilities .............    3,210,882       1,511,196        (460,861)        100,000                       4,361,217

Long-term debt .......................    5,106,098                      (2,649,046)                                      2,457,052

Redeemable preferred stock ...........    2,686,284                      (2,686,284)

STOCKHOLDERS' EQUITY (DEFICIT)
       Preferred stock ...............                      636,225         722,500             400                       1,359,125
       Common Stock ..................       26,250          37,403         153,750                                         217,403
       Additional paid-in capital ....                   13,861,731       6,165,981       3,899,600    $(14,535,359)      9,391,953
       Carryover predecessor basis ...      (61,747)                                                                        (61,747)
       Accumulated deficit ...........   (4,242,619)    (13,289,319)                                     13,289,319      (3,358,202)
                                       ------------    ------------    ------------    ------------    ------------    ------------
            Total stockholders' equity
           (deficit) .................   (4,278,116)      1,246,040       7,042,231       3,900,000      (1,246,040)      6,664,115
                                       ------------    ------------    ------------    ------------    ------------    ------------
                                       $  6,725,148    $  2,757,236    $  1,246,040    $  4,000,000    $ (1,246,040)   $ 13,482,384
                                       ============    ============    ============    ============    ============    ============


(1) Adjustment to reflect the exchange of TRC common stock, preferred stock, and subordinated convertible notes with accrued interest thereon, for Common Stock and preferred stock of the Company. The historical financial statements of the Company are presented consistent with fair value, and, as the Company has no operations, the transaction is presented as a capital stock transaction.

(2) Adjustment to reflect the issuance of the Company's preferred stock to a private investor in connection with the merger for net proceeds of $5,975,000, of which $1,978,750 is recorded as a subscription receivable in the historical financial statements of the Company. Also reflects an accrual for the estimated costs associated with the consummation of the merger.

(3) Adjustment to reflect the elimination of additional paid in capital, accumulated deficit and other equity account balances of the Company.

                                       25

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OR
                        PLAN OF OPERATION OF THE COMPANY

Overview

     At the end of the Company's fiscal year on December 28, 1997, the Company had 14 Harvest Rotisserie restaurants in operation, four of which were company-owned restaurants and ten operated as franchised stores. In August 1997, the Company engaged a financial advisor to assist it in obtaining additional capital to fund the development of additional restaurants in the targeted markets in order to reach critical mass and gain economic efficiencies. The financing efforts proved unsuccessful, and in January 1998, due to insufficient capital and an industry-wide decline in consumer acceptance of the market segment in which the Harvest concept was positioned, the Company canceled plans to further expand the Harvest Rotisserie restaurants and began to significantly curtail its operations. In the first quarter of 1998, the Company closed one restaurant and area developers closed all nine franchised restaurants in Florida, Indiana and North Carolina. The Company completed the initial development of a smaller multi-branded restaurant concept under the name of Harvest Food Court and opened two units on a test-marketing basis in May and June 1998.

     The Company opened its first restaurant in January 1994, and three additional Company-owned restaurants between November 1996 and February 1997, and ten franchised restaurants were opened between July 1997 and October 1997. In June 1997 the Company acquired eight Kenny Rogers Roasters restaurants and assigned them to three area developers for operation as Harvest Rotisserie franchise restaurants. The Company provided financing to the area developers under a secured loan for the purchase price, cost of conversion and working capital. The Company also had executed leased five additional restaurant properties in Texas for future development as Harvest Rotisserie restaurants. The Company had entered into long-term real estate leases on the Company-owned locations, and guaranteed similar leases for the franchised locations, as well as guaranteed certain promissory notes connected with three of the franchised locations.

     As of December 28, 1997, the Company determined that all of the area developer loans were impaired and recorded a write-off of loans totaling $3,387,541. In addition, the Company recognized a total charge of $1,184,656 related to (i) estimated settlement of real estate leases and other obligations for the closed franchise restaurants and (ii) costs related to the closure of one Company-owned restaurant and cessation of development on four other properties. The charge to operations included the full impairment of the leasehold property and equipment, and the recognition of a loss on disposition of the restaurant location and applicable rent expense.

     In the second quarter of 1998, the Company elected not to extend the property lease on one of its Harvest Rotisserie restaurants upon its expiration. The Company also decided to discontinue operating its two remaining company-owned Harvest Rotisserie restaurants and planned to convert one of these restaurants along with an additional leased property into Tanner's restaurants. Subsequently, the Company and TRC determined that greater opportunities existed in concentrating future development solely on Tanner's restaurants in the Southeast region of the United States. As a result, the Company canceled plans to convert two of its existing properties into Tanner's restaurants and also canceled plans to pursue the development of Harvest Food Court restaurants and closed its two Harvest Food Court restaurants. The Company intends to focus its future operations on the development of Tanner's restaurants and no longer intends to utilize its existing restaurant properties within its future operations. In light of these decisions, the Company recognized certain charges totaling $1,204,489 related to the write-down of property, equipment, and other assets and recognized write-offs of intangible assets, offset by reductions in the accrued liability for real estate disposition costs.

     In July 1998, the Company signed a definitive merger agreement to acquire TRC by merging TRC with and into Hartan, a wholly-owned subsidiary of the Company. Completion of the merger is subject to shareholder approval and certain other contingencies, including the Company obtaining satisfactory settlement agreements for a majority of its obligations. In connection with the merger, the Company has obtained a financing commitment for $6,000,000 to be used primarily for the expansion of Tanner's restaurants. The Company intends to focus all its available resources on the development of Tanner's restaurants and no longer intends to pursue the development of Harvest Food Courts.

Results of Operations for the Two Quarters Ended July 12, 1998 Compared to the Two Quarters Ended July 13, 1997

     Revenues. Total revenues for the two quarters ended July 12, 1998 decreased 74% as compared to the same period in 1997. The decrease was due to the closing of the Company's restaurants in 1998.

     Costs and Expenses. Cost of food and paper was 51.3% of restaurant revenues for the two quarters ended July 12, 1998 as compared to 52.0% for the same period in 1997, which is higher than industry averages for both periods. In 1998, food and paper costs were negatively affected by higher amounts of wasted food caused by the lower sales volumes. In 1997, costs were negatively affected by the opening of new restaurants, which generally have higher costs due to increased food usage for opening promotions and inefficiencies caused by less experienced employees.

     Salaries, benefits, occupancy and operating expenses include all other restaurant level operating expenses, the major components of which are direct and indirect labor, payroll taxes and benefits, operating supplies, rent, advertising, repairs and maintenance, utilities, and other occupancy costs. The combined total of these expenses remained constant at 98% of restaurant revenues for both periods. Substantial portions of these costs are fixed or indirectly variable and were disproportionate to revenues in both periods due to low sales volumes.

     General and administrative expenses decreased $149,644 or 18% for the two quarters ended July 12, 1998 as compared to the same period in 1997. The decrease reflects the closing of the Company's operations during 1998 and the corresponding reduction in its corporate overhead.

     Depreciation and amortization increased $148,108 for the two quarters ended July 12, 1998 as compared to the same period in 1997. The increase was due to additional restaurants opened in 1997 and a reduction in the recovery periods for some of the Company's assets in 1998.

     Loss on restaurant closures and other costs of $1,204,489 for the two quarters ended July 12, 1998 relate to charges recognized by the Company in connection with the closure of its remaining restaurants in the second quarter of 1998. Included in this caption is $1,212,391 of charges for the write-down of property, equipment and other assets to their net realizable values, write-offs of intangible assets of $92,098, offset by reductions in the accrued liability for real estate disposition costs of $100,000.

     The Company recorded a loss provision for area developer notes receivable of $286,023 for the two quarters ended July 13, 1997 for estimated future loan losses. The amount of the loss provision was based on management's evaluation of the operating results of the franchised restaurants, financial position of the area developers, and the sufficiency of the underlying assets securing the loan.

     Net  Loss.  The  Company  incurred  a net  loss of  $2,471,696  for the two quarters ended July 12, 1998 as compared to $1,696,049 for the same periods in 1997. The increase in net loss was primarily due to charges of $1,204,489 associated with the loss on restaurant closures during the second quarter of 1998. As of the July 12, 1998 all Company-owned restaurants were closed and the last franchised restaurant was subsequently closed in August 1998.

Results of Operations for the Fiscal Year Ended December 28, 1997 Compared to the Fiscal Year Ended December 29, 1996

     Revenues. Revenues from Company-owned restaurants increased over 500% to $1,637,569 in 1997, as compared to $263,892 in 1996. The increase in revenues was due to the opening of three additional restaurants between November 1996 and February 1997. Revenues from these restaurants were lower than management's expectations and averaged approximately 60% of capacity during 1997. In 1997 the Company also recognized $400,000 in franchise fees that were received from the sale of ten franchises in 1997.

     Costs and Expenses. Cost of food and paper was 48.4% of restaurant revenues for 1997, compared to 46.4% in 1996. Food and paper costs were higher than projected levels during both years primarily due to food usage for recipe development and the opening of an additional restaurants during 1997 and 1996, which typically have higher costs during the initial periods after opening.

     Restaurant salaries, benefits, occupancy and related expenses, and operating expenses include all other restaurant-level operating expenses, the major components of which are direct and indirect labor, payroll taxes and benefits, operating supplies, rent, advertising, repairs and maintenance, utilities and other occupancy costs. The combined total of these expenses was $1,646,175, or 100.5% of restaurant revenues for 1997 and $257,806, or 97.7% of restaurant revenues for 1996. A substantial portion of these costs are fixed or indirectly variable and therefore were disproportionate to restaurant revenues for both years due to low sales volumes and the opening of new restaurants, which have higher expenses during the initial periods after opening.

     Preopening expenses of $152,548 in 1997 and $131,074 in 1996 relate to initial costs associated with the opening of three new Harvest Rotisserie restaurants from November 1996 through February 1997 and lease costs for maintaining additional restaurant sites.

     General and administrative expenses increased $657,509 in 1997 compared to 1996, and increased $693,593 in 1996 compared to 1995. The increases resulted from the development of a corporate infrastructure needed to support the expansion of Company-owned and franchised restaurants, expenses associated with the Company's financing and expansion activities, and an advertising program initiated during the second quarter of 1997 intended to create brand name recognition for the Company's Harvest Rotisserie restaurants. In 1997, these expenses included: salaries, benefits and contract services (39%); professional fees (15%); travel related expenses (13%); advertising and promotion (19%); and other general and administrative expenses (14%).

     As a result of restaurant closings and defaults by the area developers under the loan agreements, the Company has recorded losses totaling $3,387,541 in 1997 associated with the write-off of area developer loans and $1,184,656 for real estate disposition costs for Company-owned and franchised restaurants.

     Other Income (Expense). Interest income increased $54,333 in 1997 as compared to 1996, primarily due to interest received on developer loans. Interest and debt discount expense decreased $435,900 in 1997 as compared to 1996 due to the repayment of $1,684,500 of long-term debt in July 1996.

     Net Loss. The Company incurred a net loss of $7,240,827 for 1997 and $2,011,254 for 1996 . The increase in net loss for 1997 was primarily due to losses associated with the write-off of area developer notes receivable and the disposition of properties for closed restaurants.

Liquidity and Capital Resources

     The Company has incurred losses from operations since inception, and as of July 12, 1998 the Company had an accumulated deficit of $13,289,319 and working capital of $492,971. During 1998, all of the Company's restaurants were closed, which raises substantial doubt about the Company's ability to continue as a going concern. Management believes that if the Company is to continue as a going concern, it will need to develop or acquire a restaurant concept with potential for unit growth and will need to obtain additional funds through debt or equity offerings to fund the growth of this concept and settle its outstanding obligations.

     Since inception, the Company has utilized the funds acquired in equity financing of its common and preferred stock, operating leases, vendor credits and certain borrowings to fund the development of its restaurants and support its operating losses and fund general and administrative expenses. The Company used $1,082,302 of cash in its operations during the two quarters ended July 12, 1998 and used $1,986,540 and $1,265,838 of cash in operating activities for the years 1997 and 1996, respectively.

     For the two quarters ended July 12, 1998, the Company made minimal investments in property and equipment and utilized renovation allowances provided by landlords for a majority of the development costs for the two Harvest Food Court restaurants opened during the second quarter. During 1997, the Company invested $1,213,603 for the purchase of property and equipment for Company-owned restaurants opened in 1997 and invested $1,059,654 in 1996. In 1997, the Company also provided $3,387,541 of financing to its area developers through the issuance of notes receivable for the development and operation of ten franchised Harvest Rotisserie restaurants. In the first quarter of 1998, the area developers closed nine of the franchised restaurants, and the last remaining franchise restaurant subsequently closed in August 1998. Accordingly, the Company considered the entire amount of the area developer loans to be impaired and recognized a full write-off of the loans totaling $3,387,541 as of December 28, 1997. During the second quarter of 1998, the Company closed its three remaining Harvest Rotisserie restaurants and its two Harvest Food Court restaurants, and also canceled plans to pursue the development of Harvest Food Court restaurants and abandoned development plans for an additional leased restaurant property. The Company intends to focus its future operations on the development of Tanner's restaurants and no longer intends to utilize its existing restaurant properties within its future operations.

     The Company has financed a substantial portion of its operational needs with funds provided from the sale of its securities. These funding sources include the Company's initial public offering in July 1996, which provided net proceeds of $4,740,290, the exercise of common stock warrants in January 1997 for $568,875, the sale of preferred stock and warrants in June 1997 for $4,375,436, and private sales of preferred stock in December 1997 and May 1998 for a total of $1,452,000.

     Sources of capital are limited to the Company's ability to raise additional funds from investors, and ultimately achieving profitable operations. Without a proven viable restaurant concept, additional financing is difficult or impossible to obtain.

     Management considers the merger with TRC as a viable plan to move the Company to profitability. In connection with the merger with TRC, the Company has obtained a financing commitment from a private investor group for the purchase of 600 shares of the Company's Series C Preferred Stock for a total of $6,000,000, of which $4,000,000 was deposited into escrow. The 600 shares of Series C Preferred Stock are to be issued in three separate closings of 200 shares each. On July 23, 1998, the Company recorded the net proceeds of $1,978,750 from the first closing, with the second closing to occur upon the effective date of the merger, and the third closing within 30 days thereafter. Proceeds from the equity funding will be used primarily for the development of additional Tanner's restaurants. The Company believes the proceeds from the first closing will be sufficient to develop up to five Tanner's restaurants, depending on availability of lease financing and landlord contribution. The restaurants will operate under a franchise relationship with TRC until completion of the merger. The restaurant development and operation will be managed by TRC under separate agreements with the Company. Upon the completion of the merger, the franchises will be terminated and the restaurants will become Company-owned restaurants. Should the merger not be completed, the Tanner's restaurants developed by the Company would continue to operate as franchised restaurants under an operating agreement with TRC, or the Company has the option to require TRC to repurchase the restaurants from the Company at the development cost.

                    ADDITIONAL INFORMATION ABOUT THE COMPANY

Franchise Operations

     In August 1998, with the closure of the last Harvest franchised restaurants, the Company ceased its Harvest restaurants franchise operations and does not intend to resume such operations in the future. Subsequent to the merger, the franchise operations of TRC relating to Tanner's restaurants will be continued through Hartan. See "Additional Information About TRC Franchise Operations."

Current Operations

     The Company currently does not own or operate any restaurants, and its operations are limited to the operations of its wholly owned subsidiary, Hartan, Inc.

     In July 1998 Hartan entered into the Market Development Agreement and the Management Agreement with TRC. Pursuant to the Market Development Agreement, (i) the Company, through Hartan, paid TRC $50,000 for the right to develop and operate five Rick Tanner's Original Grill restaurants subject to license and royalty fees, respectively, of an additional $15,000 and 3% of gross sales per Tanner's restaurant, (ii) the Company, through Hartan, will open and operate each of the Tanner's restaurants in accordance with the Market Development Agreement, (iii) TRC will provide assistance to the Company in developing the Tanner's restaurants and (iv) the License Agreement to be entered into by the parties will be for an initial term of 20 years with options to renew for two additional 10 year terms. See "Exhibit B - Market Development Agreement."

     The Management Agreement provides for TRC to develop and manage the five Tanner's Restaurants that the Company received the right to develop under the Market Development Agreement for a management fee of 5% of gross revenues from the Company's franchised sites. The Management Agreement further provides for a term ending at the earlier of either (i) the completion of the merger or (ii) the fifth anniversary date of the commencement date of the Management Agreement. See "Exhibit C - Management Agreement."

     Hartan, in conjunction with TRC, is in the process of developing its first Tanner's restaurant in Woodstock, Georgia, a suburb of Atlanta. Hartan intends to develop its remaining four Tanner's restaurants in the Southeast. TRC has developed a standardized prototype for all new Tanner's restaurants, with the first such prototype opening in Fayetteville, Georgia in November 1997. The prototype Tanner's restaurant is approximately 4,500 square feet with seating for 170 customers, with either a freestanding building or as the end unit of a shopping center. The Company anticipates that all Tanner's restaurants developed by Hartan will utilize the prototype design. See "Additional Information about TRC."

     In anticipation of utilizing the location for a Tanner's restaurant, the Company purchased certain improved real property in San Antonio, Texas in July 1998 for approximately $235,000. Upon further review of the location and other factors, the Company has determined not to utilize this site for a Tanner's restaurant, and the real property is currently for sale.

Competition

     Competition in the restaurant industry is intense, and other restaurants operate with concepts that compete for the same casual dining customers as Tanner's. Tanner's restaurants compete with mid-price, full-service, casual dining restaurants primarily on the basis of quality, atmosphere, location and value. Moreover, Tanner's also competes with other restaurants and retail establishments for quality sites.

     Many of Tanner's competitors are well established and have substantially greater financial, marketing and other resources than Tanner's. Regional and national restaurant companies such as Chili's, Applebee's, Black Eyed Pea and Cracker Barrel have expanded their operations in the current and anticipated market areas of Tanner's. There can be no assurance that the expansion of these well-financed chains in these market areas will not adversely impact the Company.

Trademarks and Service Marks

     The Company has registered with the United States Patent and Trademark Office its "Harvest Rotisserie" name, trademark and service mark ("Marks"), but does not intend to utilize its Marks in the future.

     Under the Market Development Agreement Hartan has the right to use the "Tanner's" service mark, "Rick Tanner's Original Grill" service mark and any other service marks held in conjunction with the Tanner's name.

Government Regulation

     The Company's restaurants must comply with federal, state and local government regulations applicable to consumer food service businesses, including those relating to the preparation and sale of food, minimum wage requirements, overtime, working and safety conditions, mandated health insurance coverage and citizenship requirements, as well as regulations relating to zoning, construction, health, business licensing and employment. The Company believes that any of its future restaurants will be in compliance with these provisions.

     Certain states and the Federal Trade Commission require a franchisor to provide specified disclosure statements to potential franchisees before granting a franchise. Additionally, many states require the franchisor to register its Uniform Franchise Offering Circular ("UFOC") with the state before it may offer a franchise. Although the Company believes that its Harvest Rotisserie UFOC (together with any applicable state versions or supplements) complied with both the Federal Trade Commission guidelines and all applicable state laws regulating franchising, the Company does not intend to offer any new Harvest Rotisserie franchises.

Insurance

     Until August 26, 1998, the Company carried general liability, product liability and commercial insurance of up to $2,000,000, which it believed was adequate for business of its size and type. The Company's insurance coverage expired on August 26, 1998 and has not been reinstated.

     In accordance with the Management Agreement and the Market Development Agreement between TRC and Hartan, TRC as manager of the Tanner's restaurants to be developed by Hartan is required to maintain certain minimum standards of insurance, including commercial general liability insurance, worker's compensation insurance and all risk property and casualty insurance. Hartan is to be named as an additional insured on any such policies.

Employees

     At October 22, 1998, the Company had two executive employees and one assistant.

Property

     The Company leases 1,500 square feet of space for its executive offices in San Antonio, Texas under a month-to-month lease for $1,750 per month. The Company believes its executive office facilities are adequate for its needs in the foreseeable future. Upon the closing of the merger, the Company intends to move its executive offices to those of TRC. See "Additional Information About TRC - Property."

     All Company-owned and franchised Harvest Restaurants have been closed. The Company had guaranteed the real estate leases on all franchised restaurants and is in the process of attempting to settle the lease obligations and obtain releases from liability.

     In addition to the above, the Company, through Hartan, owns the real property located at 5525 Tezel Road, San Antonio, Texas, which is currently for sale.

Litigation

     On January 22, 1998, the Company and its Florida area developer were named as defendants in three separate lawsuits filed in Florida, in Broward County Circuit Court by K.R. Chicken Associates, K.R. Sarasota Associates, Ltd., and K.R. Memphis-Florida Associates, Limited Partnership (Case Numbers 98-01090, 98-01092, and 98-01093). The plaintiffs are seeking to foreclose a security interest on promissory notes of the Company's Florida area developer, Florida Harvest, Inc., which are guaranteed by the Company in the aggregate outstanding principal amount of $455,244. The Company believes that these cases have been settled in principle. The Company is currently awaiting final approval from Captec Financial Group, Inc. ("Captec," see below) and a federal bankruptcy court having jurisdiction over the matter.

     On May 15, 1998, the Company was named as defendant in a lawsuit filed in Texas by Captec in Bexar County District Court (Case No. 98-CI-07356). The Plaintiff is seeking to recover damages of $277,656 for failure of the Company to make payments under three equipment leases. The Company has contested the amount of damages and is in the process of attempting to settle the lawsuit. The Company believes that a partial settlement has been reached with respect to the Florida leases and is now awaiting final documents and further negotiations to complete the settlement.

     On June 1, 1998, the Company was named as a defendant in a lawsuit filed in Texas in Nueces District Court by Lin Chin Liu Ho and Chi Pen Ho (Case Number 98-2048-E). The Plaintiff is seeking damages for breach of a commercial lease. The Company is in the process of filing a motion to dismiss this action based upon the Company never having entered into a lease agreement regarding the subject property.

     On July 6, 1998, the Company was named as a defendant in a lawsuit filed in Florida, Pinellas County Circuit Court (Case No. 98-03282CI19). The plaintiff is seeking damages for breach of a commercial lease that the Company guaranteed for a franchisee. The Company believes that this case has been settled in principle. The Company is currently awaiting final approval from Captec and a federal bankruptcy court having jurisdiction over the matter.

     On July 24, 1998, the Company was named as a defendant in a lawsuit filed in Texas by Sysco Food Services in Bexar County Court at Law No. 3 (Case No. 247031). The plaintiff is seeking $10,003 incurred in connection with the sale of products on open account guaranteed by the Company. No offer for settlement has been made.

     On August 20, 1998, the Company was named as a defendant in a lawsuit filed in Texas by Toufic Khalifa in Bexar County District Court (Case No.
98-CI-12200). Plaintiff is seeking damages for breach of commercial lease. The Plaintiff rejected a settlement offer of $35,000.00, and the case is now in the discovery phase.

     On August 12, 1998, the Company was named as a defendant in a lawsuit filed in Texas by Green Tree Vendor Services Co. in Bexar County District Court (Case No. 247317). The Plaintiff is seeking to recover damages of $38,691.20 for the Company's failure to make payments under two equipment leases. Settlement negotiations are continuing.

         In addition, the Company has executed settlement agreements for four landlord claims and two vendor claims for total payments of $94,760, of which $57,500 has been paid and the balance will be paid within 14 days of the closing of the merger with TRC with funds provided by the release of the second $2,000,000 from the funds placed in escrow by the investors in the shares of the Company's Series C Preferred Stock. A mortgage claim has also been satisfied in full by the proceeds of the sale of real property.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OR
                            PLAN OF OPERATION OF TRC

     The following discussion should be read in connection with the TRC consolidated financial statements and related notes thereto included elsewhere in this report.

Overview

     On October 15, 1996, TRC was formed as a corporation under the laws of the state of Georgia to acquire all of the shares of the 11 corporations commonly known as Tanner's Chicken Rotisserie (the "Predecessor"), including nine restaurants, a catering business and a management company (the "Acquisition"). At that time, TRC purchased all of the shares of the Predecessor in a transaction accounted for as a purchase in accordance with APB Opinion No. 16, "Business Combinations" ("APB 16").

     TRC was formed with the intent to expand the Tanner's concept through company-operated restaurants as well as franchised restaurants. As part of this plan, TRC initiated development of a new Tanner's prototype, began preparing a Uniform Franchise Offering Circular and hired individuals with experience at high-growth restaurant companies to direct TRC's efforts.

     In connection with the Acquisition, Richard Tanner, the sole shareholder of the Predecessor, acquired a 34% interest in TRC. In addition, TRC issued to Mr. Tanner a $3,000,000, 10% convertible subordinated debenture due October 15, 2001. During 1997, TRC and Mr. Tanner finalized the purchase price allocation whereby goodwill was reduced by $411,590, accrued expenses were reduced by $60,036 and the debenture was reduced by $350,954. To fund TRC's growth plans subsequent to the Acquisition, TRC entered into a $2,000,000 collateralized promissory note with a lending institution. TRC also issued to this lending institution 375,000 warrants to purchase shares of the TRC's common stock for $.01 per share.

Results of Operations for the Two Quarters Ended July 12, 1998 Compared to the Two Quarters Ended July 13, 1997

     Revenues. Total revenues increased by approximately $1,900,000 during the first two quarters of fiscal 1998 in comparison to the same two quarters in fiscal 1997. This increase in sales is partially attributable to sales from two new restaurants opened in the fourth quarter of 1997 and one new store opened in the second quarter of 1998 ("New Stores"). The sales increase is also the result of a rise in same-store sales of approximately 8% over the comparable period in 1997. Management believes that same-store sales growth is primarily the result of increased advertising expenditures in the first half of 1998 versus the same period in 1997. In addition, TRC's first franchise stores were opened during the first half of 1998. Royalties and franchise fees earned during the period were $50,745 versus $0 in the prior period. This increase in restaurant and franchise-related sales was partially offset by a 7% decrease in catering sales.

     Costs and Expenses. In general, many costs have increased as a percentage of sales due to the additional coupon and "two-for-one" promotions which began in August 1997 and continued through the first half of 1998. These types of promotions increase the number of customers that visit the restaurant and increase sales. However, the operating expenses on these sales are higher because the sales have been discounted below the menu price. This increase in costs is most evident in food, beverage and paper costs and payroll and benefits expense.

     Food, beverage and paper costs were 35.4% of 1998 sales versus 32.8% of sales for the same period in 1997. The 2.6% increase in food costs as a percentage of sales was primarily a result of increased coupon and various "two-for-one" promotions in the first half of 1998 as mentioned above.

     Payroll and benefit expenses were 35.6% of 1998 sales versus 34.7% for the same period in 1997. In April 1997, TRC implemented a new benefits package whereby restaurant managers may obtain health, life and disability insurance. TRC pays for a portion of this package. As a result of this new employee benefit, benefits costs rose approximately 0.5% as a percentage of sales. Also, increased labor costs at the New Stores which were opened in late 1997 and the first half of 1998 accounted for the remainder of the increase (0.4%) in payroll and benefits expenses.

     Other operating expenses decreased as a percentage of sales to 23.3% for 1998 from 25.8% for 1997. Although total advertising expenditures increased, TRC began to realize some market efficiencies as advertising expense decreased 1.3% as a percentage of sales when compared to the same period in 1997. Additional decreases in 1998 were the result of (i) changing all restaurant cleaning from an externally contracted service to an in-store responsibility (1.1% improvement) and (ii) general reduction in repair and maintenance expense as a percentage of sales because 28% of all restaurants are new in 1998 and need minimal repairs versus no new stores in the first half of 1997 (0.5% improvement). Rent expense also decreased by 0.8% as a percentage of sales as the result of owning the land and building for one restaurant through July 1, 1998. However, these margin improvements were partially offset by the preopening expenses of the new restaurant opened in the first half of 1998 (1.4% of sales in 1998 compared to 0% for the same period of 1997). These factors resulted in a net decrease to other operating expenses of 2.5% of total sales.

     Total occupancy costs, consisting of depreciation, rent and restaurant interest expense, decreased to 12.3% in the first half of 1998 from 13.5% in the first half of 1997. Management expects this trend to continue through 1998 and into 1999 as TRC opens more "prototypical" restaurants which tend to have higher average volumes and leverage the occupancy and other relatively fixed costs.

     General and administrative expenses increased from $605,815 in 1997 to $703,810 in 1998, primarily due to costs incurred in anticipation of franchising and expanding the Tanner's concept, such as recruiting and training restaurant managers for anticipated new stores, printing and development costs for new menus, hiring a franchise consultant, and restructuring the corporate office personnel to support additional growth. Although total general and administrative expenditures increased, the additional sales generated from new and old restaurants leveraged these costs down to 11.0% of 1998 sales from 13.6% of 1997 sales.

     The above-mentioned factors resulted in a slight improvement in the operating loss to - 10.6% of 1998 sales from -13.8% of 1997 total sales.

     Other Income (Expense). Other income (expense) decreased to -0.4% in 1998 from 0.4% of sales in 1997 primarily due to the $18,000 loss on the sale of one restaurant facility in July 1998. Interest expense increased to $322,327 in 1998 from $283,001 in 1997. This is primarily attributable to an increase in borrowings of approximately $1,000,000 in the first half of 1998. TRC's effective interest rate remained at 11.4% for the first half of 1998.

     Net Loss. TRC incurred a net loss of $1,026,579 for the two quarters ended July 12, 1998 compared to $879,588 for the same period in 1997. TRC expects to incur losses in future periods until it expands its base of restaurants to offset current general and administrative expenses and costs of expansion.

     As TRC pursues its plans for growth, management expects to see the following trends in operating costs. Food, beverage and paper costs and payroll expenses will increase during the first two months of a restaurant's operations. Preopening expenses are expected to total approximately $100,000 for each new restaurant and are expensed as incurred in accordance with Statement of Position 98-5, Reporting on the Costs of Start-up Activities. The majority of preopening costs are incurred in the accounting period prior to opening and in the period that a restaurant opens. As TRC increases its base of restaurants, the effects of the above-mentioned operating trends will decrease as the new restaurants will have less of an impact on TRC's consolidated results.

     Liquidity and Capital Resources. TRC's cash and cash equivalents increased $312,264 during the two quarters ended July 12, 1998. Principal sources of funds consisted of (i) the sale of one of the restaurant facilities for $359,696 and
(ii) additional borrowings totaling $1,016,617 under both secured and unsecured loan agreements. The primary uses of funds consisted of (i) the purchase of additional fixed assets for new restaurants ($450,207) and (ii) cash used in operations ($649,563).

     Since substantially all sales in TRC's restaurants are for cash, and operating costs are generally due in 15 to 45 days, TRC is able to operate with negative working capital. Also, TRC has obtained extended payment schedules with several of its larger vendors allowing for payment terms of 60 to 90 days. This has enabled TRC to operate with a working capital deficit of $2,731,412 as of July 12, 1998.

     TRC opened one new restaurant during the first half of 1998 and had two franchised restaurants open during this same time period. In the second half of 1998, TRC expects to open one to two new company-owned and one to three franchised Tanner's restaurants. In 1999, TRC expects to open seven to nine company-owned Tanner's restaurants and seven to ten franchised restaurants. TRC's capital requirements to meet this development plan are $4,000,000 to $4,500,000. However, TRC does not currently have the capital resources to meet this development plan.

     TRC plans to meet its capital requirements for new restaurant development and working capital through funding provided in the merger. The merger is expected to be finalized in November 1998. If the merger is not consummated, management expects to meet TRC's working capital needs through additional equity funding and unsecured borrowings. In addition, management anticipates that the development schedule will be delayed until additional secured financing is obtained. Management believes that additional funding through the sale of equity or through new secured and unsecured credit facilities is currently available.

     If the current development schedule is not delayed, management anticipates that by June 1999, TRC will have a base of profitable restaurants that will allow TRC to begin to leverage its nonoperating expenses.

Results of Operations for the Fiscal Year Ended December 28, 1997 Compared to the Pro Forma Fiscal Year Ended December 29, 1996

     The consolidated financial statements for the period ended October 14, 1996 represent the Predecessor's financial position, results of operations and cash flows prior to the Acquisition and, consequently, are stated on the Predecessor's historical cost basis. The consolidated financial statements as of December 28, 1997 and December 29, 1996, and for the periods then ended, reflect the adjustments which were made to record the Acquisition. Accordingly, the financial statements of the Predecessor for periods prior to October 15, 1996 are not comparable in all material respects with the financial statements subsequent to the date of the Acquisition. As a result of purchase accounting adjustments and the capital structure subsequent to the Acquisition, depreciation, amortization, interest and general and administrative expenses have increased and will remain at levels higher than those prior to the Acquisition.

     The following is a discussion of TRC's results of operations for fiscal 1997 compared with the pro forma results of operations for fiscal 1996. The discussion is based upon the Predecessor's income statement for the period from January 1, 1996 through October 14, 1996 combined with TRC's income statement for the period beginning October 15, 1996 and ending December 29, 1996. Certain pro forma adjustments have been made as if the Acquisition had taken place as of the beginning of fiscal 1996. Adjustments relate primarily to changes in depreciation and amortization, interest expense and general and administrative expenses. The financial statement information is presented below.


                                      TRC Acquisition Corporation
                                     Consolidated Income Statements



                                                                                       Pro Forma
                                                        Year Ended                    Year Ended
                                                        December 28,                  December 29,
                                                           1997                          1996
                                                           ----                          ----
Revenue
   Restaurant sales revenue                     $ 8,041,660         89.7%       $ 8,251,816         89.0%
   Catering revenue                                 924,891         27.3%         1,020,787         11.0%
                                                -------------------------       -------------------------

         Total revenue                            8,966,551        100.0%         9,272,603        100.0%

Costs and expenses
Restaurant and catering operating expenses:
   Food, beverage and paper                       3,086,448         34.4%         2,966,947         32.0%
   Payroll and benefits                           3,184,827         35.5%         2,980,285         32.1%
   Depreciation and amortization                    590,807          6.6%           583,961          6.3%
   Other operating expenses                       2,449,783         27.3%         2,072,099         22.3%
                                                -------------------------       -------------------------

         Total restaurant and catering
         operating expenses:                      9,311,865        103.9%         8,603,292         92.8%
                                                -------------------------       -------------------------

         Income (loss) from restaurant and
         catering operations"                      (345,314)       -3.19%           669,311          7.2%

General and administrative expenses:              1,278,581         14.3%         1,140,638         12.3%
                                                -------------------------       -------------------------

         Operating loss                          (1,623,895)       -18.1%          (471,327)        -5.1%

Other income (expense):
         Other income (expense)                     (27,038)        -0.3%            44,136          0.5%
         Interest expense                          (546,552)        -6.1%          (448,589)        -4.8%

         Net loss                               $(2,143,409)       -23.9%       $  (875,780)        -9.4%
                                                =========================       =========================


     Revenues. Total revenues decreased 3.3% to $8,966,551 for 1997 from $9,272,603 for 1996. The decrease was a result of the following: (i) the closure of one restaurant in November 1996, which accounted for approximately $530,000 of sales in 1996, (ii) a decrease in same-store sales of 2% in 1997 and (iii) a decrease in catering sales of approximately 9% in 1997. These factors were partially offset by two new restaurants that were opened in November and December 1997.

     Costs and Expenses. In general, many costs have increased as a percentage of sales due to additional coupon and "two-for-one" promotions which began in August 1997 and continued through the first half of 1998. These types of promotions increase the number of customers that visit the restaurant and increase total sales. However, the operating expenses on these sales are higher because the sales have been discounted below the menu price. This increase in costs is most evident in food, beverage and paper costs and payroll and benefits expense.

     Food, beverage and paper costs were 34.4% of 1997 sales versus 32.0% of 1996 sales. This 2.4% increase in food costs as a percentage of total sales was primarily the result of increased coupon and various "two-for-one" promotions as mentioned above.

     Payroll and benefit expenses are 35.5% of 1997 sales versus 32.1% of 1996 sales. Hourly labor increased 2.5% as a percentage of sales in 1997, partially as the result of coupon and other promotions run during the second half of 1997 and also due to increased labor at the restaurants opened in November and December 1997. The cost of restaurant-level management also increased by 0.5% in 1997, primarily due to increased managerial supervision needed for new restaurant openings. Also, in April 1997, TRC implemented a new benefits package whereby restaurant managers may obtain health, life and disability insurance. TRC pays for a portion of this package. As a result of this new employee benefit, benefits costs rose approximately 0.4% as a percentage of sales.

     Depreciation and amortization expense increased by 0.3% of sales or $6,846 primarily due to 1997 fixed asset additions for new restaurants. Depreciable assets acquired in 1997 totaled $1,225,932. Most of these assets were placed into service in November and December 1997 and are being depreciated over periods ranging from 3 to 20 years using the straight-line method.

     Other operating expenses increased as a percentage of sales to 27.3% in 1997 from 22.3% in 1996. This increase was primarily the result of pre-opening expenses for the two restaurants opened in late 1997 (2.5% of sales) and an increase in advertising in the second half of 1997 (3.1% of sales). These increases were partially offset by decreases in restaurant cleaning expense (0.4%) as the result of changing this from an externally contracted service to an in-store responsibility.

     General and administrative expenses increased to $1,278,581 in 1997 from $1,140,638 in 1996 primarily due to costs incurred in anticipation of franchising and expanding the Tanner's concept, such as recruiting and training restaurant managers for anticipated new stores, printing and development costs for new menus, hiring an external franchise consultant and restructuring the corporate office personnel to support additional growth.

     The above-mentioned factors resulted in a substantial increase in the operating loss to $1,623,895 in 1997 from $471,327 in 1996.

     Other Income (Expense). Interest expense increased to $546,552 in 1997 from $448,589 in 1996 primarily due to a $1,000,000 million increase in borrowings in February 1997. Also, TRC's effective interest rate increased from 10.8% in 1996 to 11.1% in 1997.

     Net Loss. TRC incurred a net loss of $2,143,409 for the year ended December 28, 1997 compared with a net loss of $875,780 for the pro forma year ended December 29, 1996. TRC expects to incur losses in future periods until it expands its base of restaurants to offset current general and administrative expenses and costs of expansion.

     As TRC pursues its plans for growth, management expects to see the following trends in operating costs. Food, beverage and paper costs and payroll expenses will increase during the first two months of a restaurant's operations. Preopening expenses are expected to total approximately $100,000 per each new restaurant and are expensed as incurred in accordance with Statement of Position 98-5, Reporting on the Costs of Start-up Activities. The majority of preopening costs are incurred in the accounting period prior to opening and in the period that a restaurant opens. As TRC increases its base of restaurants, the effects of the above-mentioned operating trends will decrease as the new restaurants will have less of an impact on TRC's consolidated results.

     Liquidity and Capital Resources. During the year ended December 28, 1997, TRC's cash and cash equivalents decreased from $96,098 to a cash overdraft of $212,605. TRC's principal source of funds in 1997 consisted of additional borrowings totaling $2,195,100 which were secured by certain assets of TRC. TRC's primary uses of funds in 1997 consisted of the purchase of additional fixed assets primarily for new restaurants, in the amount of $1,922,168, and cash used in operations, in the amount of $443,109.

     Since substantially all of TRC's sales in restaurants are collected in cash and because operating costs are generally payable in 15 to 45 days, TRC is able to operate with negative working capital. Also, TRC has obtained extended payment schedules with several of its large vendors allowing for payment terms of 90 days or greater. This has enabled TRC to operate with a working capital deficit of approximately $1,950,000 as of December 28, 1997 and has resulted in an increase in accounts payable of $823,924 during fiscal 1997. This increase in accounts payable is also partially the result of the two new restaurants that were opened in November and December 1997.

     TRC opened two new restaurants in fiscal 1997. TRC opened one new restaurant during the first half of 1998 and had two franchised restaurants open during this same time period. In the second half of 1998, TRC expects to open one to two new company-owned and one to three franchised Tanner's restaurants. In 1999, TRC expects to open seven to nine company-owned Tanner's restaurants and seven to ten franchised restaurants. Management estimates that the capital requirements to satisfy this development schedule will approximate $4,000,000 to $4,500,000. However, TRC does not currently have the capital resources to meet this development plan.

     TRC plans to meet its capital requirements for new restaurant development and working capital through funding provided in connection with the merger. The merger is expected to be finalized in November 1998. If the merger is not consummated, management expects to meet TRC's working capital needs through additional equity funding and unsecured borrowings. In addition, management anticipates that the development schedule will be delayed until additional secured financing is obtained. Management believes that additional funding through the sale of equity or through new secured and unsecured credit facilities is currently available.

     If the current development schedule is not delayed, management anticipates that by June 1999, TRC will have a base of profitable restaurants that will allow TRC to begin to leverage its nonoperating expenses.

                        ADDITIONAL INFORMATION ABOUT TRC

General

     TRC owns and operates 11 restaurants located in Georgia and franchises two restaurants, one in Macon, Georgia and one in Montgomery, Alabama. The restaurants operate under the name of Rick Tanner's Original Grill ("Tanner's"). Tanner's restaurants are intended to appeal to traditional casual dining customers as well as value-oriented customers by offering high quality food and large portions at moderate prices with outstanding customer service. TRC's management believes that Tanner's is uniquely positioned between the fast food chicken, home meal replacement restaurants and full bar casual restaurants with less portable foods. Since inception, over 25% of sales have come from takeout/takehome service.

     Tanner's restaurants provide fresh, high quality food at moderate prices in a relaxed atmosphere. The original Tanner's concept was founded in 1986 by Richard Tanner, who grew a chicken rotisserie and ribs concept to eight units in Atlanta, Georgia. In October 1996, Mr. Tanner joined forces with veteran investors and a new management team and created TRC to expand the historically successful concept by adding new company-owned restaurants and developing a franchising program. The key elements of the Tanner's concept and strategy include the following:

     Variety. Tanner's restaurants offer a varied menu of American fare made from original recipes. The menu features over 40 different entrees and 15 different appetizers including pot roast, meatloaf, rotisserie chicken, steaks, slow roasted barbecue pork ribs, "cheesy chicken lips," chicken fingers, "Texas" chili, sandwiches, made-from-scratch soups and salads, and family value packs ideal for take home service. All entrees are prepared using aged beef and fresh chicken and seafood, are cooked to order and are served with a choice of two out of 15 different freshly prepared vegetables. Most items are prepared on premises using fresh ingredients. In addition to its normal menu, Tanner's offers a children's menu which features smaller portions, as well as hot dogs and grilled cheese sandwiches.

     Value. Tanner's believes its menu offers a compelling value to the traditional casual dining customer while remaining competitive with restaurants targeting value-oriented customers. Tanner's prices range from $3.99 to $6.99 for lunch and from $8.99 to $10.99 for dinner, with many items priced under $8.00. Additionally, Tanner's offers a "Kids" menu for children ten and under with items priced at $2.95. The average check per customer, including beverages, is approximately $6.50 for lunch and $9.50 for dinner.

     Distinctive Design and Decor and Casual Atmosphere. Each restaurant has a similar appearance and a flexible design that can accommodate a wide variety of available sites. Tanner's has developed a prototype look featuring an efficient operating layout, standardized equipment and tasteful and distinctive trade dress. Tanner's seeks to create a fun, casual, family friendly neighborhood atmosphere in its restaurants. From the old Coca-Cola signs on the wall, to the television set tuned to local sports teams, the design adds comfort to the dining experience and is not detracting or overwhelming. Hand-painted murals depicting local history decorate the decor of many of the restaurants. An outdoor patio is also a feature at many of Tanner's restaurants that adds to the casual feel.

     Commitment to Customer Satisfaction. Tanner's believes that it must provide prompt, friendly and efficient service to ensure customer satisfaction. TRC staffs each restaurant with an experienced management team and keeps table-to-server ratios low. Through the use of customer surveys, management receives valuable feedback on its restaurant and through prompt response demonstrates a continuing dedication to customer satisfaction.

     Site Selection. TRC's site selection strategy is to locate Tanner's restaurants in markets that provide a balance of business and residential clientele. A variety of factors are analyzed in the site selection process, including local market demographics, site visibility, accessibility and proximity to significant generators of potential customers such as major retail centers, office complexes, residential communities and entertainment facilities. Management believes that this strategy results in a high volume of new and repeat customers. Once a restaurant site is obtained, Tanner's will renovate or build-out the interior and exterior to produce the distinctive atmosphere of a Tanner's restaurant. Renovation or build-out of a site usually takes from 60-120 days.

     Training and Development. Tanner's believes a well-trained, highly motivated restaurant management team is critical to achieving Tanner's operating objectives. The training and compensation systems are designed to create accountability at the restaurant level for the performance of each restaurant. Tanner's expends significant resources to train, motivate and educate its restaurant level managers and hourly coworkers. Each new manager participates in a comprehensive six week training program which combines hands-on experience in one of the Tanner's training restaurants. To instill a sense of ownership in restaurant management, compensation is based, in part, on restaurant profit and quality service scores. Management believes this focus on unit level operations provides an incentive for managers to focus on increasing same store sales and restaurant profitability.

     Unit Economics. The average investment cost to open a new Tanner's restaurant, including the cost of the land, building, acquisition of furniture, fixtures and equipment and preopening costs (including training salaries, opening inventory, supplies and promotion) is approximately $1,250,000. If Tanner's elects to open a restaurant through the renovation of a leased facility, the costs are considerably less and average $200,000 to $450,000, depending on the level of leasehold improvements required and the amount of landlord construction allowance available. TRC has sought to minimize its cash investment in each restaurant to approximately $300,000 or less through the use of sale/leaseback, or build-to-suite type financing. TRC has been successful in obtaining such financing for its new freestanding restaurants and believes such financing will continue to be made available, although no assurance can be made that such financing will be available in the future.

Competition

     Competition in the restaurant industry is intense. Tanner's restaurants compete with mid-price, full-service, casual dining restaurants primarily on the basis of quality, atmosphere, location and value. Moreover, other restaurants operate with concepts that compete for the same casual dining customers as Tanner's. Tanner's takeout/takehome business competes not only with other full-service restaurants but also with fast-food outlets and supermarkets. Tanner's also competes with other restaurants and retail establishments for quality sites.

     Many of Tanner's competitors are well established and have substantially greater financial, marketing and other resources than Tanner's. Regional and national restaurant companies such as Chili's, Applebee's, Black Eyed Pea and Cracker Barrel have expanded their operations in the current and anticipated market areas of Tanner's. There can be no assurance that the expansion of these well-financed chains in these market areas will not adversely impact Tanner's.

Growth Strategy

     TRC's growth strategy is to open new company-owned restaurants, to open new franchised restaurants, and to increase sales at existing restaurants. TRC intends to develop Tanner's restaurants in selected new metropolitan markets in the Southeast and in smaller markets in close proximity to TRC's existing metropolitan markets to enable TRC to utilize existing supervisory, marketing and distribution systems.

     During the first two quarters ended July 12, 1998, TRC opened one new company-owned Tanner's restaurant in Canton, Georgia and two franchised Tanner's restaurants, one in Macon, Georgia and one in Montgomery, Alabama. In the second half of 1998, TRC expects to open one to two new company-owned and one to three franchised Tanner's restaurants. In 1999, TRC expects to open seven to nine company-owned Tanner's restaurants and seven to ten franchised restaurants.

     Management devotes significant time and resources to analyzing prospective restaurant sites and gathering appropriate cost, demographic and traffic data. TRC utilizes an in-house construction and real estate department to develop architectural and engineering plans and to oversee new construction. While TRC prefers to develop its prototype freestanding restaurant, TRC considers developing additional restaurants in existing buildings where appropriate. Management believes that its ability to remodel an existing building into a Tanner's restaurant permits greater accessibility to quality sites in more developed markets.

Trademarks and Service Marks

     TRC has applied for registration with the United States Patent and Trademark Office of its Rick Tanner's Original Grill and design service mark. TRC regards its service marks as having significant value and as being important factors in the marketing of its restaurants. TRC is aware of names and marks similar to the service marks of Tanner's used by other persons in certain geographic areas; however, TRC believes such uses will not adversely affect it. It is TRC's policy to pursue registration of its mark whenever possible and to oppose vigorously any infringement of its marks.

Government Regulation

     TRC is subject to a variety of federal, state and local laws. Each of TRC's restaurants is subject to permitting, licensing and regulation by a number of government authorities, including alcoholic beverage control, health, safety, sanitation, building and fire agencies in the state or municipality in which the restaurant is located. Difficulties in obtaining or failure to obtain required licenses or approvals could delay or prevent the development of a new restaurant in a particular area.

     Approximately 2% of TRC's net restaurant sales were attributable to the sale of alcoholic beverages in 1997. Alcoholic beverage control regulations require each Tanner's restaurant to apply to a state authority and, in certain locations, county or municipal authorities for a license or permit to sell alcoholic beverages on the premises. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of restaurant operations, including minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, storage and dispensing of alcoholic beverages.

     TRC is subject in certain states to "dram shop" statutes, which generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. TRC carries liquor liability coverage as part of its existing $2 million comprehensive general liability insurance.

     TRC's restaurant operations are also subject to federal and state laws governing such matters as the minimum hourly wage, unemployment tax rates, sales tax and similar matters over which TRC has no control. Significant numbers of TRC's service, food preparation and other personnel are compensated at rates related to the federal minimum wage, and increases in the minimum wage could increase TRC's labor costs. The development and construction of additional restaurants also are subject to compliance with applicable zoning, land use and environmental laws and regulations.

Franchise Operations

     Tanner's is presently offering franchises on a selective basis. No assurances can be given as to the number of franchise territories that will be sold during fiscal year 1998 and 1999 nor as to the impact of franchise fees on TRC's profitability and cash position during fiscal years 1998 and 1999.

     TRC franchises market areas or territories through market development agreements, which grant the right to develop one or more Tanner's restaurants within a specified geographic area. A franchisee enters into a market development agreement at the time of choosing a specific territory and prior to execution of the first license agreement. A franchisee must also enter into a separate license agreement ("Unit License Agreement") for each individual Tanner's restaurant that is opened.

     The market development agreement obligates a franchisee to build and open a specified number of restaurants in a designated area over a specific time period. It grants exclusivity for the franchisee, prohibiting the parent company or another franchisee from developing in the awarded territory. If a franchisee fails to open restaurants in accordance with the market development agreement, TRC can notify the franchisee of default and terminate the market development agreement if the default is not cured.

     Generally, a market development agreement expires after the last restaurant opening set forth in the schedule. The Unit License Agreements then provide market operating control for the franchisees. If, after completion of a development schedule, TRC desires to establish additional restaurants in the licensed territory, the franchisee has the right of first refusal to enter into additional restaurant development as long as the existing restaurants are in compliance with the agreements.

     The initial franchise fee is $25,000 per restaurant. A franchisee will pay $10,000 of this fee for each restaurant to be built upon signing of a market development agreement. The remaining $15,000 per restaurant is to be paid at the opening of each restaurant when the Unit License Agreement is signed. A Unit License Agreement will have a 20-year term and can be renewed with the then current license if the franchisee is in compliance at the end of the term.

     Generally, under the Unit License Agreement, franchisees are required to pay a continuing royalty fee of 4% of gross revenues from each restaurant. Additionally, a continuing fee for advertising materials production will be initially .5% of gross revenues. This fee can be expanded to 2% of gross revenues upon implementation of a national advertising program. Currently, TRC only requires the .5% for advertising materials production.

     The Unit License  Agreement  also  provides  that  franchisees  will comply strictly with TRC's standards, specifications, processes, procedures, requirements and instructions regarding the operation of a licensed restaurant. TRC is obligated to provide initial training, new store opening support, and continuing inspection and training/marketing assistance for each franchise restaurant. Restaurant managers must be certified in the TRC training program. Franchisees may purchase food products and restaurant supplies from independent, approved suppliers as long as they conform to TRC's specifications. Alternate sources of these items are generally available. The same is true for equipment and decor packages.

Insurance

     TRC carries general liability, product liability and commercial insurance of up to $2,000,000 together with an umbrella liability coverage of an additional $10,000,000 and worker's compensation insurance, all of which it believes is adequate for a business of its size and type. However, there can be no assurance that TRC's insurance coverage will remain adequate or that insurance will continue to be available to TRC at reasonable rates.

     Franchisees are required to maintain certain minimum standards of insurance pursuant to their franchise agreements including commercial general liability insurance, worker's compensation insurance and all risk property and casualty insurance. TRC requires that it be named as an additional insured on any such policies.

Employees

     As of October 22, 1998, TRC employed approximately 450 people, of whom 15 are executive and administrative personnel, 35 are restaurant management personnel and the remainder are hourly restaurant personnel. Many of TRC's hourly restaurant employees work part-time. None of TRC's employees are covered by a collective bargaining agreement. TRC considers its employees relations to be good.

Property

     TRC leases approximately 3,320 square feet of space for its executive offices in Alpharetta, Georgia under a month-to-month lease for $4,200 per month. TRC is currently in the process of evaluating other space opportunities for its executive office and believes that such space will be available at reasonable rates.

     In addition, TRC leases 11 restaurant properties ranging from approximately 3,000 to 5,326 square feet at current base monthly rentals of between $3,700 and $11,915 per month. The leased property located in Fayetteville, Georgia was sold by TRC to a limited liability company in which Timothy R. Robinson and Robert J. Hoffman, officers of TRC, own membership interests. TRC also subleases a restaurant facility located in Montgomery, Alabama to Tanner's Montgomery, Inc. which is owned by Richard Tanner, an officer and director of TRC.

Market Price of TRC Stock

     The TRC common stock has no existing trading market. As of the record date, there were approximately six holders of the TRC common stock and four holders of the TRC preferred stock.

Dividends

     TRC does not pay cash dividends on its common stock and intends to retain earnings, if any, for use in the operation and expansion of its business.

Litigation

     TRC is not a party to any legal proceedings other than routine litigation incidental to its business.

                       PROPOSAL 2: CHANGE OF COMPANY NAME

     In connection with the merger, the Board of Directors has determined that it is in the best interests of the Company to change the Company's name to "Tanner's Restaurant Group, Inc." This name will link the Company to its principal operations and objectives, which are the development of Company-owned Tanner's restaurants, the development and expansion of the Tanner's franchise program, and the increase of sales at existing Tanner's restaurants.

     In October 1997, the Company amended its Articles of Incorporation to change its name from CluckCorp International, Inc. to Harvest Restaurant Group, Inc. and to increase the number of authorized shares from 10,000,000 to 20,000,000 pursuant to a shareholder vote taken at a shareholder meeting on September 30, 1997. The Company has now determined that because the amendments did not receive the affirmative vote of two-thirds of shares of Common Stock entitled to vote (although the amendments were approved by the holders of a majority of the shares of Common Stock entitled to vote), the amendments were filed without the proper shareholder approval. The Company has not sold any Common Stock in excess of its authorized shares and believes that the shareholders' approval of proposals 2 and 3 will result in the Company suffering no adverse effects from the unauthorized amendments.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO "TANNER'S RESTAURANT GROUP, INC."

     Approval and adoption of this proposal requires the affirmative vote of the holders of two-thirds of the issued and outstanding Common Stock entitled to vote on the amendment.


                    PROPOSAL 3: INCREASE IN AUTHORIZED SHARES

     In connection with the merger, the Board of Directors has proposed an amendment to the Company's Articles of Incorporation to increase in the number of shares of Common Stock to 100,000,000. As of the record date there were [4,035,108] shares of Common Stock outstanding. The Agreement calls for the issue of 18,000,000 shares of Common Stock to the holders of common stock, options and warrants of TRC. In addition, the Company has outstanding shares of Preferred Stock, which are convertible into shares of Common Stock, as well as options and warrants to acquire shares of Common Stock. Consequently, the Board has determined that it is necessary to increase the number of authorized shares of Common Stock.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 100,000,000.

     Approval and adoption of this proposal requires the affirmative vote of the holders of two-thirds of the issued and outstanding Common Stock entitled to vote on the amendment.

                 PROPOSAL 4: ELECTION OF THE BOARD OF DIRECTORS

     In connection with the merger, the Company, Hartan and TRC have agreed that the composition of the Company's Board of Directors should change to reflect the combination of the businesses of the companies. Consequently, the parties have determined that, subject to the approval of the holders of the Common Stock, the Board of Directors of the Company should consist of William Gallagher and Theodore M. Heesch, both of whom are current members of the Board of Directors, and Clyde Culp III, Richard Tanner, James R. Walker, and Thomas J. Haas, who are currently directors of TRC.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THE ELECTION OF THE FOUR INDIVIDUALS BEING PRESENTED TO THE SHAREHOLDERS FOR ELECTION TO THE BOARD OF DIRECTORS.

     Directors will be elected by a plurality of the shares of Common Stock present and entitled to vote at the Meeting.

     The information set forth below is intended for your review in connection with the evaluation of this proposal and the other proposals contained in this Proxy Statement. Please give careful consideration to this information.

                            MANAGEMENT OF THE COMPANY

Post-Merger Management of the Company

     As part of the merger, as of the closing, the number of directors on the Company's Board will be increased to six; all of the directors of the Company, other than Mr. Gallagher and Mr. Heesch; will resign; and the shareholders will elect four persons as directors of the Company. Each director will hold office until the Annual Meeting of shareholders in 1999, except Messrs. Gallagher and Heesch whose term will expire in June 1999. Cumulative voting is not permitted in the election of directors. In the absence of instructions to the contrary, the person named in the accompanying proxy will vote in favor of the election of all persons named below as the Company's nominees for directors of the Company. Each nominee has consented to be named herein and to serve if elected. It is not anticipated that any nominee will become unable or unwilling to accept nomination or election, but if such event occurs, the person named in the Proxy intends to vote for the election in his stead of such person as the Board of Directors of the Company may recommend.

     The following table sets forth certain information as to the persons who are nominated to serve as directors and certain information regarding the executive officers of the Company after the merger.

          Name               Age                     Office
          ----               ---                     ------

William J. Gallagher          58      Director

Theodore M. Heesch            60      Director

Clyde Culp III                56      Chairman of the Board of Directors,
                                      President and Chief Executive Officer

          Name               Age                     Office
          ----               ---                     ------

Richard Tanner                45      Director

James R. Walker               49      Director

Thomas J. Haas                58      Director

Robert J. Hoffman             51      Senior Vice President of Operations

Timothy R. Robinson           35      Vice President and Chief Financial Officer


Background of the Members of the Post-Merger Management of the Company

     William J. Gallagher has been the Chairman and Chief Executive Officer of the Company since December 1996 and devotes 90% of his time in this capacity. In addition, he is President of Jagbanc Capital Ltd., a merchant bank headquartered in San Antonio, Texas. From February 1991 to September 1994, Mr. Gallagher was the founder and then Chairman and CEO of WaterMarc Food Management, Inc., a multi-concept restaurant chain and barbecue sauce producer. Mr. Gallagher also served as a director of Cluckers Wood Roasted Chicken, Inc., the developer and franchisor of the "Cluckers" restaurant concept, from June 1993 to November 1994.

     Theodore M. Heesch has been a registered architect specializing in restaurant and hotel design since 1967. From 1981 to 1987, he was employed by McFaddin Kendrick, Inc., an entertainment club developer, as Executive Vice President. In 1988, Mr. Heesch formed TMHI to offer consulting services to the hospitality industry, specializing in the design and development of food and beverage facilities. Since June 1994, Mr. Heesch has been Senior Vice President of Development for McFaddin Partners, a restaurant developer.

     Clyde Culp III currently serves as the Chairman and Chief Executive Officer of TRC and will assume the position of Chairman of the Board of Directors and Chief Executive Officer of the Company upon completion of the merger. Mr. Culp has held numerous executive positions during his 28-year career within the hotel and restaurant industry. He has served in his current position with TRC since November 1996. From 1993 to 1996, Mr. Culp served as President and Chief Executive officer of the 1,500 unit Long John Silvers Restaurant Chain. From 1990 to 1993, he served as President and Chief Executive Officer of Embassy Suites Hotels and also served as Chief Operating Officer of Holiday Inns from 1987 to 1990. In 1975, Mr. Culp founded Davco Foods, which grew to 146 stores and was the largest Wendy's Hamburger franchisee in the world.

     Richard Tanner is the founder of the Rick Tanner's Original Grill concept and is currently the president of TRC. Upon completion of the merger, Mr. Tanner will become a director of the Company and become a real estate and franchise consultant managing the Company's real estate and franchise committees. Mr. Tanner will also continue to consult in all aspects of restaurant engineering, design, layout, menu modifications, and continue to be the marketing spokesman.

     James R. Walker has been the owner and operator of Sim's Wholesale Co., Inc. in Lynchburg, Virginia, since 1986 and is also a Visiting Professor of Business Administration at the Darden Graduate

School of Business at the University of Virginia, a position he has held since 1995. He has held marketing management positions at Smith Kline Beecham, Inc. and Eli Lilly and Co.

     Thomas J. Haas is currently chairman/CEO of his own company providing strategic analysis marketing and sales services to several clients in the food service industry. He is also chairman and founder of the President's Leadership Conference for CEOs of major multi-unit restaurant chains. Mr. Haas has served on the Board of the Culinary Institute, worked as a consultant with several universities, and has been active with the National Restaurant Association and the International Food Service Manufacturers' Association. Prior to forming his own business in 1990, he served as Executive Vice President of CFS Continental and planning strategist for Ryhoff Sexton. From 1972 to 1985, Mr. Haas was the editor of Nation's Restaurant News, a prominent publication serving the restaurant industry.

     Robert J. Hoffman has served as Senior Vice President of Operations of TRC since 1996 and will serve as the Senior Vice President of Operations of the Company upon completion of the merger. Mr. Hoffman is an industry executive with over 30 years' experience in restaurant operations. Prior to joining TRC, from 1994 to 1996, Mr. Hoffman served as a Vice President for Miami Subs and was responsible for operations and training of 260 company-owned and franchised restaurants. From 1969 to 1993, he served as Senior Vice President of Operations with Metromedia Steakhouse LP, a restaurant company which operated 836 Ponderosa Steakhouses.

     Timothy R. Robinson has served as the Vice President and Chief Financial Officer of TRC since December 1996, and will continue in the same capacity for the Company upon the completion of the merger. Prior to joining TRC, Mr. Robinson served as a senior manager with Coopers & Lybrand, LLP in Atlanta, Georgia, and has been engaged in public accounting since 1986. He was responsible for numerous audits of publicly held companies and has extensive financial reporting experience. Mr. Robinson is a certified public accountant and holds a B.B.A. degree in accounting from Georgia State University.

Current Directors and Executive Officers of the Company

     The following table sets forth certain information regarding the Company's current executive officers and directors:

            Name               Age                       Office                      Director Since
            ----               ---                       ------                      --------------
William J. Gallagher(1)(2)      58        Chairman of the Board of Directors and
                                          Chief Executive Officer                      June 1993

Joseph Fazzone                  37        Chief Financial Officer                      January 1997

Michael M. Hogan(1)(2)          49        Director                                     August 1996

Theodore M. Heesch(1)(2)        60        Director                                     August 1996


(1)      Member of the Compensation Committee
(2)      Member of the Audit Committee

                                       51

     Directors hold office for a period of one year from their election at the annual meeting of shareholders and until their successors are duly elected and qualified. Officers of the Company are elected by, and serve at the discretion of, the Board of Directors. None of the above individuals has any family relationship with any other director or executive officer. Directors not employed by the Company receive $750 each for attending Board of Directors' meetings and are reimbursed for out-of-pocket expenses. The Company has standing audit and compensation committees, but no standing nominating committee.

     The Audit Committee makes recommendations concerning the engagement of the independent auditors, reviews with the auditors the plans and results of the audit engagement, approves professional services provided by the auditors, reviews the independence of the auditors, and reviews the adequacy of the Company's internal accounting controls. The Audit Committee did not meet in 1997.

     The Compensation Committee determines compensation for the Company's executive officers and administers any stock option or incentive compensation plan established by the Company. The Compensation Committee met four times in 1997.

     The total number of meetings of the Company's Board of Directors during the preceding fiscal year was nine at which all members of the Board of Directors were in attendance.

Background of the Current Directors and Executive Officers of the Company

     The following is a summary of the business experience of each executive officer and director of the Company whose business experience is not described above, for at least the last five years:

     Joseph Fazzone joined the Company in January 1997 as Chief Financial Officer. He has provided accounting and financial consulting services in San Antonio, Texas as a sole practitioner since November 1994. From December 1991 to November 1994, he served as Chief Financial Officer of WaterMarc Food Management, Inc., a restaurant operator and franchisor founded by Mr. Gallagher. From 1990 to 1991, he served as Corporate Controller of TI-IN Network, Inc., a San Antonio based educational satellite broadcasting network. From 1989 to 1990, he served as Manager-Corporate Planning and Financial Analysis of Intelogic Trace, Inc., a nationwide computer service provider. From 1984 to 1989, Mr. Fazzone served as an Audit Manager with the San Antonio office of Ernst & Young. Mr Fazzone devotes approximately 90% of his time to the Company's affairs. Mr. Fazzone is a certified public accountant, having received a B.B.A. degree in accounting from Southwest Texas State University and an M.B.A. degree from the University of Texas at San Antonio.

     Michael M. Hogan received his B.B.A. degree in accounting from the University of Texas at Austin in 1972, and has been engaged in the private practice of accounting since 1975. His practice emphasizes restaurant formation, operation and financing. From 1987 to 1989, he was a co-founder and Chief Financial Officer of the 18-unit American Drive-Inn restaurants in Houston, Texas, and in 1990 was one of the founders of two Tejas Grill restaurants in Austin, Texas.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
                                 OF THE COMPANY

     The following table sets forth certain information as of October 16, 1998 concerning stock ownership of the Common Stock by each director and officer and by all directors and officers as a group. To the Company's knowledge, no persons own beneficially 5% or more of the outstanding shares of Common Stock.

     Except as otherwise noted, the persons named in the table own the shares beneficially and of record and have sole voting and investment power with respect to all shares of Common Stock shown as owned by them, subject to community property laws, where applicable. Each shareholder's address is in care of the Company at 1250 N.E. Loop 410, Suite 335, San Antonio, Texas 78209. The table also reflects all shares of common stock which each individual has the right to acquire within 60 days from the date hereof upon exercise of stock options or common stock purchase warrants.

                                             Number of Shares
                                             of Common Stock       Percent of
                                             Owned of Record      Common Stock
     Name                                    or Beneficially          Owned
     ----                                    ---------------          -----

     William J. Gallagher(1)(2)                  186,667               4.5%
     Joseph Fazzone(3)                            80,000               2.0%
     Michael M. Hogan(4)                          30,000                 *
     Theodore M. Heesch(4)                        30,000                 *
     All officers and directors
     as a group (4 persons)(2)(3)(4)             326,667               7.6%

----------

*    Less than 1%.

(1) Mr. Gallagher may be deemed to be a "promoter" and "founder" of the Company as those terms are defined under the Securities Act of 1993, as amended, and the rules and regulations promulgated thereunder.

(2) Includes 140,000 shares that Mr. Gallagher may purchase pursuant to options.

(3)  Includes 80,000 shares that Mr. Fazzone may purchase pursuant to options.

(4) Includes 30,000 shares that Mr. Hogan and Mr. Heesch may purchase pursuant to options.

                      EXECUTIVE COMPENSATION - THE COMPANY

     The following table sets forth certain information concerning compensation for the past three years to the Chief Executive Officer and to other executive officers who received compensation in excess of $100,000 during the year ended December 28, 1997.

Summary Compensation Table

                                                                        Annual Compensation
                                                           ---------------------------------------------
                                                                            Long-Term
                                                           Other            Compensation
Name and                                                   Annual           Awards          All Other
Principal Position       Year       Salary       Bonus     Compensation     Options         Compensation
------------------       ----       ------       -----     ------------     -------         ------------

William J. Gallagher     1997       $89,519     $37,156       $17,663           $0              $0
  Chairman and           1996        79,209           0         3,640            0               0
  Chief Executive        1995        59,211           0             0            0               0
  Officer

Larry F. Harris          1997       $87,692     $25,000            $0           $0              $0
                         1996        23,158           0             0            0               0
                         1995             0           0             0            0               0


     In August 1995, the Company entered into a five-year employment agreement with William J. Gallagher, its Chairman, to act as its franchise sales director based upon a salary equal to the greater of $75,000 per year or 20% of all franchise and area development fees paid to the Company, together with 5% of all royalty fees received by the Company under any franchise agreements and area development agreements which were executed during the time of Mr. Gallagher's employment agreement. Mr. Gallagher was appointed Chief Executive Officer of the Company in December 1996. In September 1996, Mr. Gallagher's employment agreement was amended to increase his base salary from $75,000 to $90,000 per year. Mr. Gallagher's employment agreement also provides for the payment of other annual compensation in the form of an auto allowance and life insurance benefits, which amounted to $17,663 in 1997. In January 1998, Mr. Gallagher's employment agreement was amended again to change his compensation arrangement to provide for $120,000 per year plus 20% of all franchise and area development fees paid to the Company, plus 5% of all royalties. Mr. Gallagher has voluntarily deferred receiving an increase in pay in 1998.

     Larry F. Harris, the Company's former President, was paid a base salary of $90,000 per year and was entitled to incentive bonuses aggregating up to an additional $90,000 computed under a formula based upon the number of Company-owned restaurants in operation and gross revenues in connection with the restaurants.

Stock Option Plan

     In July 1994, the Company adopted its 1994 Stock Option Plan (the "Plan"), which provides for the grant to employees, officers, directors and consultants of options to purchase shares of Common Stock, consisting of both "incentive stock options" within the meaning of Section 422A of the United States Internal Revenue Code of 1986 (the "Code") and "non-qualified" options. Incentive stock options are issuable only to employees of the Company, while non-qualified options may be issued to non-employee directors, consultants and others, as well as to employees of the Company. In July 1997, the number of shares of Common Stock reserved to be issued under the Plan was increased from 250,000 to 500,000 shares.

     The Plan is administered by the Board of Directors, which determines those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of Common Stock that may be purchased under each option and the option price.

     The per share exercise price of the Common Stock subject to an incentive stock option may not be less than the fair market value of the Common Stock on the date the option is granted. The per share exercise price of the Common Stock subject to a non-qualified option is established by the Board of Directors. The aggregate fair market value (determined as of the date the option is granted) of the Common Stock that any employee may purchase in any calendar year pursuant to the exercise of incentive stock options may not exceed $100,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option more than 10% of the total combined voting power of all classes of stock of the Company is eligible to receive any incentive stock options under the Plan unless the option price is at least 110% of the fair market value of the Common Stock subject to the option, determined on the date of grant. Non-qualified options are not subject to these limitations.

     No incentive stock option may be transferred by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, the option will be exercisable only by him or her. In the event of termination of employment other than by death or disability, the optionee will have three months after such termination during which he or she can exercise the option.

     Upon termination of employment of an optionee by reason of death or permanent total disability, his or her option remains exercisable for one year thereafter to the extent it was exercisable on the date of such termination. No similar limitation applies to non-qualified options.

     Options under the Plan must be granted within ten years from the effective date of the Plan. The incentive stock options granted under the Plan cannot be exercised more than ten years from the date of grant except that incentive stock options issued to 10% or greater stockholders are limited to five-year terms. All options granted under the Plan provide for the payment of the exercise price in cash or by delivery to the Company of shares of Common Stock already owned by the optionee having a fair market value equal to the exercise price of the options being exercised, or by a combination of such methods of payment. Therefore, an optionee may be able to tender shares of Common Stock to purchase additional shares of Common Stock and may theoretically exercise all of their stock options with no additional investment other than their original shares. Any unexercised options that expire or that terminate upon an optionee ceasing to be an officer, director or an employee of the Company become available again for issuance.

     On September 3, 1997 and February 5, 1998, the Board of Directors authorized a repricing of the option exercise price for all outstanding options granted under the Plan to $2.25 and $1.00, respectively, with no change in the vesting periods. The revised exercise prices represented approximately 150% and 200%, respectively, of the fair market value of the stock at the date of the repricing. As of October 22, 1998 options to purchase 483,000 shares have been granted under the Plan, but no options have been exercised to date. A total of 420,000 options have been issued to the Company's executive officers and directors, as follows:

                             Number of         Exercise
Name                      Options Granted       Price        Expiration Date
----                      ---------------       -----        ---------------

William J. Gallagher          140,000           $1.00         September 2001
Larry F. Harris               100,000            1.00         September 2001
Sam Bell Steves Rosser         40,000            1.00         September 2002
Joseph Fazzone                 80,000            1.00         January 2002
Theodore M. Heesch             30,000            1.00         September 2001
Michael M. Hogan               30,000            1.00         September 2001
                              -------
Total                         420,000
                              =======


                   DESCRIPTION OF CAPITAL STOCK OF THE COMPANY
                                AFTER THE MERGER


Authorized and Outstanding Capital Stock

     The Company's Articles of Incorporation authorize the Board of Directors of the Company to issue 10,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of Preferred Stock, par value $1.00 per share, in one or more series or classes and to determine the rights, powers, preferences, limitations and restrictions of such series or class. The Board of Directors has designated 3,002,000 shares of Preferred Stock into three classes, the terms of which are discussed below.

Common Stock

     Under the Articles of Incorporation, holders of Common Stock are entitled to receive such dividends as may be legally declared by the Board of Directors. Each holder of Common Stock is entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, including the election of directors. There is no right to cumulate votes in the election of directors. Holders of Common Stock have no preemptive or redemption rights and have no right to convert their Common Stock into any other securities. Upon liquidation, dissolution or winding up of the Company, holders of Common Stock will be entitled to share ratably in the net assets of the Company available for distribution to common shareholders. The rights of the holders of the Common Stock are subject to the rights of certain classes of Preferred Stock (discussed below) and such other rights as the Board of Directors may hereafter confer on the holders of Preferred Stock; accordingly such rights conferred on holders of any additional shares of Preferred Stock that may be issued in the future under the Articles of Incorporation may adversely affect the rights of holders of the Common Stock. All of the outstanding shares of Common Stock are fully paid and non-assessable. At October 30, 1998, there were [4,035,108] shares of Common Stock outstanding.

Preferred Stock

     The Preferred Stock may, without action by the shareholders of the Company, be issued by the Board of Directors from time to time, in one or more series for such consideration and with such relative rights, privileges and preferences as the Board may determine. Accordingly, the Board has the power to fix the dividend rate and to establish the provisions, if any, relating to voting rights, redemption rate, sinking fund, liquidation preferences and conversion rights for any series of Preferred Stock issued in the future.

     Series A Redeemable Convertible Preferred Stock. On June 23, 1997, the Board of Directors approved the issuance of 3,000,000 shares of Series A
Redeemable Convertible Preferred Stock of the Company (the "Series A Preferred"). The original issue price of the Series A Preferred is $10.00 per share. Holders of Series A Preferred are entitled to receive dividends at the annual rate of 12% of the original issue price per share, or $1.20 per share, payable quarterly in cash or in the Company's Common Stock at the sole discretion of the Company. Dividends are cumulative from the date of issue. The Company may not declare or pay cash dividends on any other series of Preferred Stock that is junior to or on parity with the Series A Preferred, or on the Common Stock, nor may it redeem, purchase or otherwise acquire any of such stock, unless full cumulative dividends have been or are contemporaneously paid on the Series A Preferred. In the event of any liquidation or dissolution of the Company, the holders of shares of Series A Preferred are entitled to receive out of assets of the Company available for distribution to shareholders, before any distributions are made to holders of Common Stock or of any other shares of capital stock of the Company ranking junior to the Series A Preferred, liquidating distributions in the amount of $10.00 per share, plus accrued and unpaid dividends.

     The Series A Preferred is redeemable at the option of the Company at any time, in whole or in part, on or after March 11, 1998, for cash or in Common Stock of the Company, on at least 30 days' notice. The price payable upon redemption is 110% of the average bid price per share of the Series A Preferred as quoted on the NASDAQ SmallCap Market, or other national securities exchange, for the 20 trading days prior to the redemption date, plus all accrued and unpaid dividends. If the Series A Preferred is not quoted by NASDAQ or listed on a securities exchange, its market value shall be the fair value as determined by a member of a national securities exchange selected by the Company or by the Board of Directors.

     The Series A Preferred automatically converts into Common Stock at any time after March 11, 1998 if the closing price for the Series A Preferred equals or exceeds $20.00 per share for a period of ten consecutive trading days. The holders of Series A Preferred have the right, at the holder's option, at any time after March 11, 1998, to convert any or all such shares of Series A Preferred into Common Stock. The number of shares of Common Stock issuable upon conversion of a share of Series A Preferred is equal to $10.00 divided by $3.70, subject to certain adjustments. Holders of Series A Preferred may also convert their shares, if such shares are called for redemption by the Company, at any time up to and including the close on business on the fifth full business day prior to the date fixed for redemption.

     The holders of the Series A Preferred have no voting rights except as otherwise required by the Texas Business Corporation Act (the "Act") and applicable law. The holders of shares of Series A

Preferred have no preemptive or other rights to subscribe for any other shares or securities. The Series A Preferred ranks prior to the Common Stock as to dividends and upon liquidation of the Company.

     As of October 30, 1998, there were 526,699 shares of Series A Preferred issued and outstanding.

     Series B Convertible Preferred Stock. On December 15, 1997, the Board of Directors approved the issuance of 1,000 shares of Series B Convertible Preferred Stock (the "Series B Preferred"). The original issue price of the Series B Preferred is $10,000 per share. Dividends on the Series B Preferred accrue at an annual rate of 7% of the original issue price per share, or $700 per share, payable only at the time of conversion of such shares. Dividends may be paid in cash or in shares of Series A Preferred or Common Stock as determined at the sole discretion of the holders of Series B Preferred. Dividends are cumulative from the date of issue.

     The Company may not declare or pay cash dividends on any other series of Preferred Stock that is junior to or on parity with the Series B Preferred, or on the Common Stock, nor may it redeem, purchase or otherwise acquire any of such stock, unless full cumulative dividends have been or are contemporaneously paid on the Series B Preferred. In the event of any liquidation or dissolution of the Company, the holders of shares of Series B Preferred are entitled to receive out of assets of the Company available for distribution to shareholders, before any distributions are made to holders of Common Stock or of any other shares of capital stock of the Company ranking junior to the Series A Preferred, liquidating distributions in the amount of $10,000 per share, plus accrued and unpaid dividends.

     The Series B Preferred is convertible, at the option of the holder, at any time within three (3) years after issuance, into shares of the Company's Series A Preferred or Common Stock (unless a conversion into a particular security would cause the Company to be in violation of a NASDAQ or NASD rule or listing requirement). The option to convert shares of Series B Preferred into Common Stock is available only if (i) the closing bid price of the Common Stock equals or exceeds $3.00 per share on the date of conversion, (ii) if a majority of the then current Board of Directors approves the conversion into Common Stock, or
(iii) the holder was precluded from converting into Series A Preferred. This conversion right expires three years following the date of issuance and, at such time, all outstanding shares of Series B Preferred automatically convert into shares of Series A Preferred; provided, however, that if the Series A Preferred is not actively traded at such time, then the Series B Preferred shall convert into shares of Common Stock.

     If the Series B Preferred is converted to Series A Preferred, the number of shares issuable upon conversion is equal to $10,000, divided by the lower of (i) 105% of the average closing bid price of the Series A Preferred during the five trading day period immediately preceding the date of issuance or (ii) 80% of the average closing bid price of the Series A Preferred during the five trading day period preceding the date of election to convert, subject to certain adjustments. If the Series B Preferred is converted to Common Stock, the number of shares issuable upon conversion is equal to $10,000, divided by 80% of the average closing bid price of the Common Stock during the five trading day period immediately preceding the date of election to convert, provided that the price of the Common Stock is above $3.00 per share, unless the conversion is approved by the Board of Directors or if the holder was precluded from converting shares into shares of Series A Preferred. Holders of Series B Preferred will be allowed to convert 50% of the aggregate amount of such holder's shares of Series B Preferred beginning the day after the registration statement covering Series A Preferred or Common Stock is effective, but no sooner than 60 days after the date the Series B Preferred is issued. Holders of Series B Preferred may convert any and all remaining such shares beginning 120 days after the issuance of the Series B Preferred.

     The Series B Preferred is non-voting and ranks junior to the Series A Preferred. The holders of the Series B Preferred have no preemptive rights or other rights to subscribe for any other shares or securities of the Company.

     In May 1998, the Company sold 11.2 shares of Series B Preferred in a private transaction in which the Company realized net proceeds of $112,000. During May and June of 1998, holders of Series B Preferred converted a total of 28 shares of Series B Preferred into 688,980 and 120,892 shares of the Company's Common Stock and Series A Preferred, respectively.

     As of October 30, 1998, there were 133.2 shares of Series B Preferred issued and outstanding.

     Series C Convertible Preferred Stock. On July 2, 1998, the Board of Directors of the Company approved the issuance of 1,000 shares of Series C Convertible Preferred Stock ("Series C Preferred"). The original issue price of the Series C Preferred is $10,000 per share. Dividends on the Series C Preferred accrue at an annual rate of 7% of the original issue price, or $700 per share, and are payable in cash or Common Stock, as determined by the holders, only at the time of conversion of such shares. Dividends are cumulative from the date of issue. Unless full cumulative dividends have been or are contemporaneously paid on the Series C Preferred, the Company may not declare or pay cash dividends on the Common Stock, nor may it redeem, purchase or otherwise acquire Common Stock, nor may it make any other distribution with respect to the Common Stock or any class of capital stock on a parity with or junior to the Series C Preferred.

     In the event of any liquidation or dissolution of the Company, the holders of shares of Series C Preferred are entitled to receive out of assets of the Company available for distribution to shareholders, before any distributions are made to holders of Common Stock or of any other shares of capital stock of the Company ranking junior to the Series C Preferred, liquidating distributions in the amount of $10,000 per share, plus accrued and unpaid dividends.

     The Series C Preferred is convertible at the option of the holder into shares of Common Stock for up to three years after initial issuance. After three years, the Series C Preferred will convert automatically into shares of Common Stock. The conversion rate per share is equal to $10,000 divided by 80% of the average bid price of the Common Stock at the time of conversion. The Company is not required, however, to convert any shares if such conversion would result in the issuance of 20% or more of the issued and outstanding Common Stock to the holders of the Series C Preferred, as provided by Nasdaq Marketplace Rule 4320(e)(21)(H), unless shareholder approval of such conversion is obtained. In the event that such a conversion is requested and the Company does not convert the Series C Preferred because of the Nasdaq rule, the Company will pay the holder of the Series C Preferred 125% of the principal amount of the issued and outstanding Series C Preferred plus accrued interest. Holders of Series C Preferred are allowed to convert up to 50% of the Series C Preferred into Common Stock beginning on the date that a registration statement registering the Common Stock has been declared effective, but no sooner than 60 days after the Series C Preferred is issued. If a registration statement has been declared effective, holders of Series C Preferred may convert 100% of the Series C Preferred into Common Stock beginning on the date that is 120 days after the issuance of such stock.

     The Series C Preferred is non-voting, and it is ranked junior to the Company's Series A Preferred and on parity with the Company's Series B Preferred. The holders of the Series C Preferred have no preemptive rights or other rights to subscribe for any other shares or securities of the Company.

     On July 9, 1998, in connection with the proposed merger with TRC, the Company entered into a securities purchase agreement with a private investor group. The securities purchase agreement provides for the sale of 600 shares of the Company's newly designated Series C Preferred at face value of $10,000 per share, for a total of $6,000,000 of equity funding, of which $4,000,000 was deposited into escrow. The 600 shares of Series C Preferred are to be issued in three separate closings of 200 shares each, with the first closing having occurred in July 1998, the second closing to occur upon the effective date of the merger, and the third closing within 30 days thereafter. As of July 12, 1998, Company recorded a subscription receivable of $1,978,750 for the net proceeds from the first closing, as there were no unresolved contingencies in connection with the closing as of that date. This subscription was subsequently collected on July 23, 1998.

     As of October 16, 1998, there were 200 shares of Series C Preferred issued and outstanding.

     Series D Redeemable Convertible Preferred Stock. It is anticipated that that the terms of the 722,500 shares of Series D Convertible Preferred Stock of the Company (the "Series D Preferred") to be issued in connection with the merger will be in accordance with this paragraph, although a definitive resolution has not been approved by the Board of Directors. The original issue price of the Series D Preferred is $10.00 per share. Dividends on the Series D Preferred accrue at an annual rate of 8% of the original issue price, or $0.80 per share, and are payable in cash or Common Stock, as determined by the Company, only at the time of conversion of such shares. Dividends are cumulative from the date of issue. Unless full cumulative dividends have been or are contemporaneously paid on the Series D Preferred, the Company may not declare or pay cash dividends on the Common Stock, nor may it redeem, purchase or otherwise acquire Common Stock, nor may it make any other distribution with respect to the Common Stock or any class of capital stock on a parity with or junior to the Series D Preferred.

     In the event of any liquidation or dissolution of the Company, the holders of shares of Series D Preferred are entitled to receive out of assets of the Company available for distribution to shareholders, before any distributions are made to holders of Common Stock or of any other shares of capital stock of the Company ranking junior to the Series D Preferred, liquidating distributions in the amount of $10.00 per share, plus accrued and unpaid dividends.

     The Series D Preferred is redeemable at the option of the Company at any time after six months of issuance, in whole or in part, for $0.01 per share, if the closing price of the Company's Common Stock, as quoted on any national securities exchange, NASDAQ, or any NASD regulated quotation service exceeds $3.50 per shares for twenty (20) consecutive trading days.

     Each share of Series D Preferred is convertible at the option of the holder into four (4) shares of Common Stock at any time after six months from the date of issuance, subject to adjustment. The Series D Preferred is non-voting, and it is ranked junior to the Company's Series A Preferred, Series B Preferred and Series C Preferred. The holders of the Series D Preferred have no preemptive rights or other rights to subscribe for any other shares or securities of the Company.

Redeemable Preferred Stock Purchase Warrants

     At October 30, 1998 there were 1,723,400 Redeemable Preferred Stock Purchase Warrants outstanding ("Preferred Warrants"), plus an additional 200,000 warrants issued to the underwriters of the offering of the Preferred Warrants. Each Preferred Warrant represents the right to purchase one share of Series A Preferred at an exercise price of $10.50 per share until June 11, 2002, subject to adjustment. Preferred Warrants may be redeemed, in whole or in part, at the option of the Company, upon 30 days' notice, at a redemption price equal to $0.01 per Preferred Warrant at any time after March 11, 1998 if the closing price of the Series A Preferred on the NASDAQ SmallCap Market averages at least $11.00 per share for a period of 20 consecutive trading days or if the Company redeems the Series A Preferred.

Common Stock Purchase Warrants

     At October 30, 1998 there were 2,300,000 Common Stock Purchase Warrants outstanding (the "IPO Warrants"), plus an additional 300,000 warrants issued to the underwriters of the offering of the IPO warrants. Each IPO Warrant entitles the holder to purchase one share of Common Stock at $4.00 per share until July 9, 2001, subject to adjustment. IPO Warrants may be redeemed, in whole or in part, at the option of the Company, upon 30 days notice, at a redemption price equal to $0.01 per IPO Warrant at any time after July 9, 1997, if the closing price of the Company' Common Stock on the NASDAQ SmallCap Market averages at least $8.00 per share for a period of 20 consecutive trading days.


                PROPOSAL 5: RATIFICATION OF INDEPENDENT AUDITORS

     In conjunction with the merger, the Board of Directors of TRC has selected Porter Keadle Moore, LLP, certified public accountants, to be TRC's independent auditors for the fiscal year ending December 27, 1998. If the shareholders do not ratify this selection at the Meeting, the Board of Directors may reevaluate the selection of Porter Keadle Moore, LLP ("Porter Keadle"), but it would have the right to and would consider retaining Porter Keadle in any event. Representatives of Porter Keadle are not expected to be present at the Meeting.

     Effective July 17, 1998, Akin, Doherty, Klein & Feuge, P.C. ("Akin Doherty" or the "Accountants") resigned as the certifying accountant for Harvest Restaurant Group, Inc. (the "Company"). Representatives of Akin Doherty are not expected to attend the Meeting.

     The report of Akin Doherty on the consolidated financial statements of Harvest Restaurant Group, Inc. for the year ended December 28, 1997 contained an explanatory paragraph as to an uncertainty to continue as a going concern. The report for the year ended December 29, 1996 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

     There were no disagreements with Akin Doherty during the two years ended December 28, 1997 and December 29, 1996 and the subsequent interim period through the date of their resignation on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

     There were no events communicated by Akin Doherty during the two years ended December 28, 1997 and December 29, 1996 and the subsequent interim period through the date of their resignation regarding the following:

     1. That the internal controls necessary for the Company to develop reliable financial statements did not exist.

     2. That information has come to the Accountant's attention that has led it to no longer be able to rely on management's representations or that has made it unwilling to be associated with the financial statements prepared by management.

     3. That the Accountants needed to expand significantly the scope of their audit or that they have become aware of information that if further investigated may materially impact the fairness and reliability of a previously issued audit report or underlying financial statements or cause it to be unwillingly on management's representations or be associated with the Company's financial statements.

     4. That information has come to the Accountant's attention that it has concluded materially impacts the fairness or reliability of a previously issued audit report or the underlying financial statements and that due to the Accountant's resignation the issue has not been resolved to the Accountant's satisfaction prior its resignation

          The Company had not previously retained or consulted with any new independent accountant with respect to the application of accounting principals to any transaction, the type of audit opinion that might be rendered on the Company's consolidated financial statements, or as to any matter that was either the subject of a disagreement as defined in 304(a)(1)(iv), or a reportable event (as described in paragraph (a)(1)(iv) of Item 304 Regulation S-K).

     THE  BOARD  OF  DIRECTORS   UNANIMOUSLY   RECOMMENDS   THAT  YOU  VOTE  FOR
RATIFICATION OF PORTER KEADLE AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 27, 1998.

     Ratification of Porter Keadle as the Company's independent auditors for the fiscal year ending December 27, 1998 requires the affirmative vote of the holders of a majority of the shares of Common Stock present and entitled to vote at the Meeting.

                                  OTHER MATTERS

     At the time of the preparation of this Proxy Statement, the Company's Board of Directors knows of no other matters to be presented for action at the meeting. As stated in the accompanying proxy card, if any other business should come before the meeting, proxies have discretionary authority to vote their shares according to their best judgment, including, without limitation, a motion to adjourn or postpone the meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the Agreement or otherwise.

        SHAREHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING OF SHAREHOLDERS

     The Company anticipates that the 1999 Annual Meeting will be held in June 1999. Therefore, proposals of shareholders of the Company intended to be presented at the 1999 Annual Meeting of the Company must be received by the Company not later than February 1, 1999 to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of the reports, proxy statements and other information can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxies, information statements, and registration statements and other information filed with the Commission through the EDGAR system. The Common Stock of the Company is traded on the OTC Bulletin Board (symbol "ROTI") and such reports, proxy statements and other information concerning the Company also can be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                     PROXY
                   FOR THE SPECIAL MEETING OF SHAREHOLDERS OF
                         HARVEST RESTAURANT GROUP, INC.
                          TO BE HELD NOVEMBER __, 1998

The undersigned hereby appoints William J. Gallagher as the lawful agent and Proxy of the undersigned (with all the powers the undersigned would possess if personally present, including full power of substitution), and hereby authorizes him to represent and to vote, as designated below, all the shares of Common Stock of Harvest Restaurant Group, Inc., held of record by the undersigned on October 30, 1998, at the Special Meeting of Shareholders to be held November __, 1998, or any adjournment or postponement thereof.

1. To approve and adopt the Share Exchange and Merger Agreement, as amended, by and among Harvest Restaurant Group, Inc., a Texas corporation (the "Company"), Hartan, Inc., a Texas corporation and wholly-owned subsidiary of the Company, and TRC Acquisition Corporation, a Georgia corporation.

     FOR _____                  AGAINST _____                  ABSTAIN _____

2. To amend the Company's Articles of Incorporation to change its name to "Tanner's Restaurant Group, Inc."

     FOR _____                  AGAINST _____                  ABSTAIN _____

3. To amend the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock to 100,000,000 shares.

     FOR _____                  AGAINST _____                  ABSTAIN _____

4.   To elect the following persons to the Board of Directors:

                                CLYDE CULP, III

     FOR _____                  AGAINST _____           WITHHOLD VOTE _____


                                 RICHARD TANNER

     FOR _____                  AGAINST _____           WITHHOLD VOTE _____


                                 JAMES R. WALKER

     FOR _____                  AGAINST _____           WITHHOLD VOTE _____


                                 THOMAS J. HAAS

     FOR _____                  AGAINST _____           WITHHOLD VOTE _____

5. To ratify the appointment of Porter Keadle Moore, LLP, Atlanta, Georgia, as the Company's independent auditors for the fiscal year ending December 27, 1998.

     FOR _____                  AGAINST _____                  ABSTAIN _____

     It is understood that when properly executed, this proxy will be voted in the manner directed herein by the undersigned shareholder. WHERE NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THE PROXY WILL BE VOTED FOR THE PROPOSALS SET FORTH IN 1 THROUGH 5 ABOVE.

     The undersigned hereby revokes all previous proxies relating to the shares covered hereby and confirms all that said Proxy may do by virtue hereof.

     Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:
                                                   -----------------------------
                                                   Signature

PLEASE MARK, SIGN, DATE
AND RETURN THE PROXY
CARD PROMPTLY USING THE
ENCLOSED ENVELOPE.
                                                   -----------------------------
                                                   Signature, if held jointly


     PLEASE CHECK THIS BOX IF YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING OF SHAREHOLDERS. _____




                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS




                                                                                                       Page
                                                                                                       ----

HARVEST RESTAURANT GROUP, INC. AND SUBSIDIARIES

Report of Independent Certified Public Accountants                                                      F-2
Consolidated Balance Sheet at December 28, 1997                                                         F-3
Consolidated Statements of Operations for the fiscal years ended
     December 28, 1997 and December 29, 1996                                                            F-4
Consolidated Statements of Stockholders' Equity for the fiscal years ended
     December 28, 1997 and December 29, 1996                                                            F-5
Consolidated Statements of Cash Flows for the fiscal years ended
      December 28, 1997 and December 29, 1996                                                           F-6
Notes to Consolidated Financial Statements                                                              F-7

Consolidated Balance Sheets at July 12, 1998 and December 28, 1997                                     F-16
Consolidated Statements of Operations for the two quarters ended July 12, 1998 and July 13, 1997       F-17
Consolidated Statements of Cash Flows for the two quarters ended July 12, 1998 and July 13, 1997       F-18
Notes to Consolidated Financial Statements                                                             F-19


TRC ACQUISITION CORPORATION

Report of Independent Certified Public Accountants                                                     F-22
Consolidated Balance Sheet at December 28, 1997                                                        F-23
Consolidated  Statements  of Operations  for the fiscal year ended
     December 28, 1997, the period from October 15, 1996 (inception) through
     December 29, 1996 and the period from  January 1, 1996 through  October 14, 1996                  F-24
Consolidated  Statements of  Stockholders'  Equity  (Deficit) for the fiscal year ended
     December 28, 1997, the period from October 15, 1996 (inception) through
     December 29, 1996 and the period from January 1, 1996 through October 14, 1996                    F-25
Consolidated Statements of Cash Flows for the fiscal year ended
     December 28, 1997, the period from October 15, 1996 (inception) through
     December 29, 1996 and the period from January 1, 1996 through October 14, 1996                    F-26
Notes to Consolidated Financial Statements                                                             F-27

Consolidated Balance Sheets at July 12, 1998 and December 28, 1997                                     F-40
Consolidated Statements of Operations for the two quarters ended July 12, 1998 and July 13, 1997       F-41
Consolidated Statements of Cash Flows for the two quarters ended July 12, 1998 and July 13, 1997       F-42
Notes to Consolidated Financial Statements                                                             F-43

                                                    F-1

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
Harvest Restaurant Group, Inc.
San Antonio, Texas

We have audited the accompanying consolidated balance sheet of Harvest Restaurant Group, Inc. and Subsidiaries as of December 28, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each year in the two year period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Harvest Restaurant Group, Inc. and Subsidiaries as of December 28, 1997 and the results of its operations and its cash flows for each year in the two year period then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note B to the financial statements, the Company has suffered recurring losses from operations and has a working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


AKIN, DOHERTY, KLEIN & FEUGE, P.C.


San Antonio, Texas
March 27, 1998

HARVEST RESTAURANT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET


                                                                   December 28,
                                                                       1997
                                                                       ----

ASSETS
Current Assets
    Cash                                                           $    774,674
    Cash, restricted                                                    300,000
    Inventories                                                          15,345
    Other current assets                                                 17,400
                                                                   ------------
         Total Current Assets                                         1,107,419

Property and Equipment, net                                           2,039,052

Other Assets
    Intangible property rights, net of accumulated
      amortization of $237,750                                          161,750
    Deposits                                                             70,978
    Other assets                                                        110,406
                                                                   ------------
                                                                        343,134
                                                                   ------------

                                                                   $  3,489,605
                                                                   ============



LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
    Accounts payable, trade                                        $    652,817
    Accrued liabilities:
       Real estate disposition costs                                    800,000
       Other accrued liabilities                                        156,460
    Current portion of long-term debt                                   211,779
                                                                   ------------
         Total Current Liabilities                                    1,821,056


Long-term Debt, less current portion                                     41,963

Commitments and Contingencies

Stockholders' Equity
    Preferred stock                                                     515,150
    Common stock - $.01 par value; 10,000,000 shares
       authorized, 2,698,630 shares issued and outstanding               26,986
    Additional paid-in capital                                       11,902,073
    Accumulated deficit                                             (10,817,623)
                                                                   ------------
         Total Stockholders' Equity                                   1,626,586
                                                                   ------------

                                                                   $  3,489,605
                                                                   ============


See notes to consolidated financial statements.

HARVEST RESTAURANT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS


                                                         Fiscal Year Ended
                                                     December 28,   December 29,
                                                         1997           1996
                                                     --------------------------

Revenues
    Restaurant operations                            $ 1,637,569    $   263,892
    Franchise fees                                       400,000
                                                     -----------    -----------
                                                       2,037,569        263,892

Costs and Expenses
    Cost of food and paper                               791,704        122,530
    Restaurant salaries and benefits                     703,148        125,954
    Occupancy and related expenses                       281,611         58,191
    Operating expenses                                   661,416         73,661
    Preopening expenses                                  152,548        131,074
    General and administrative expenses                1,918,707      1,261,198
    Depreciation and amortization                        289,227        104,467
    Loss on abandonment of  company-owned properties     484,656
    Loss on disposition of franchised restaurants        700,000
    Write-off of area developer notes receivable       3,387,541
                                                     -----------    -----------
         Total costs and expenses                      9,370,558      1,877,075
                                                     -----------    -----------

Loss from operations                                  (7,332,989)    (1,613,183)

Other income (expense)
    Interest income                                      111,080         56,747
    Interest expense and debt discount                   (18,918)      (454,818)
                                                     -----------    -----------
                                                          92,162       (398,071)
                                                     -----------    -----------

Net loss                                             $(7,240,827)   $(2,011,254)
                                                     ===========    ===========



Per Share Data
    Basic loss per common share                      $     (3.18)   $     (1.29)
                                                     ===========    ===========

    Weighted average number of common
            shares outstanding, basic                  2,380,547      1,553,824
                                                     ===========    ===========

See notes to consolidated financial statements.




HARVEST RESTAURANT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                                Total
                                                                              Additional                    Stockholders'
                                               Preferred        Common         Paid-In      Accumulated        Equity
                                                 Stock           Stock         Capital        Deficit         (Deficit)
                                                 -----           -----         -------        -------         ---------

Balance at January 1, 1996                   $       --      $      9,900    $    994,007   $ (1,565,542)   $   (561,635)

Issuance of common stock in
   initial public offering                                         10,000       4,730,290                      4,740,290
Other issuances of common stock                                       650         219,233                        219,883
Common stock no longer subject
    to rescission                                                     578         195,240                        195,818
Net loss for the year                                                                         (2,011,254)     (2,011,254)
                                              -----------    ------------    ------------   ------------    ------------

Balance at December 29, 1996                         --            21,128       6,138,770     (3,576,796)      2,583,102

Issuance of common stock
   for exercise of warrants                                         2,562         566,313                        568,875
Issuance of preferred stock in
   public offering                                515,000                       3,860,436                      4,375,436
Preferred stock dividends paid
   with common stock                                                3,296          (3,296)
Issuance of preferred stock in
   private placement                                  150                       1,339,850                      1,340,000
Net loss for the year                                                                         (7,240,827)     (7,240,827)
                                             ------------    ------------    ------------   ------------    ------------

Balance at December 28, 1997                 $    515,150    $     26,986    $ 11,902,073   $(10,817,623)   $  1,626,586
                                             ============    ============    ============   ============    ============



See notes to consolidated financial statements.

                                                              F-5




HARVEST RESTAURANT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                            Fiscal Years Ended
                                                                       December 28,      December 29,
                                                                          1997              1996
                                                                      -----------------------------
Operating Activities
    Net loss for the year                                             $(7,240,827)      $(2,011,254)
    Adjustments to reconcile net loss
      to net cash used in operations:
         Depreciation and amortization                                    289,227           104,467
         Amortization of bridge note discount                                               367,154
         Provision for real estate disposition costs                      800,000
         Impairment of property and equipment                             219,249
         Forfeitures of deposits                                          117,100
         Write-off of area developer notes receivable                   3,387,541
         Changes in operating assets and liabilities:
             Inventories                                                   (6,687)           (3,614)
             Deferred financing costs                                                       144,074
             Other current assets                                          (6,810)           29,410
             Accounts payable and accrued expenses                        454,667           103,925
                                                                      -----------       -----------
                  Net cash (used) by operating activities              (1,986,540)       (1,265,838)

Investing Activities
    Purchases of property and equipment                                (1,213,603)       (1,059,654)
    Increase in deposits and other assets                                (102,138)         (161,555)
    Issuance of notes receivable to area developers                    (3,387,541)
                                                                      -----------       -----------
                  Net cash (used) by investing activities              (4,703,282)       (1,221,209)

Financing Activities
    Net proceeds from sale of preferred stock and warrants              5,715,436
    Net proceeds from sale of common stock and warrants                   568,875         4,960,173
    Proceeds from issuance of bridge notes payable                                          376,370
    Proceeds from bank borrowings                                                           200,000
    Increase in restricted cash for bank obligations                      (80,000)         (220,000)
    Repayments of bridge notes payable                                                   (1,684,500)
    Repayments of bank borrowings                                         (11,258)
                                                                      -----------       -----------
                  Net cash provided by financing activities             6,193,053         3,632,043
                                                                      -----------       -----------

Net increase (decrease)  in cash                                         (496,769)        1,144,996

Cash at beginning of year                                               1,271,443           126,447
                                                                      -----------       -----------

Cash at End of Year                                                   $   774,674       $ 1,271,443
                                                                      ===========       ===========


See notes to consolidated financial statements.


                                                F-6

HARVEST RESTAURANTS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 28, 1997



NOTE A - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization: Harvest Restaurant Group, Inc. ("Harvest" or the "Company") is an operator and developer of a quick service restaurant concept operated under the name Harvest Rotisserie. The restaurants provide high quality, quick service food featuring marinated oak-roasted rotisserie chicken with a variety of homemade side dishes. At December 28, 1997, there were fourteen restaurants in operation, consisting of three company-owned restaurants in San Antonio, Texas, one company-owned restaurant in Corpus Christi, Texas, and ten franchised restaurants located in four other states. During January and February of 1998, the Company's area developers closed nine of the ten franchised restaurants and the Company also closed its Corpus Christi restaurant.

Principles of Consolidation: The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Fiscal Year: The Company has adopted a 52/53-week fiscal year that ends on the last Sunday in December, and consists of thirteen four-week periods. The first quarter consists of four periods and each of the remaining three quarters consist of three periods, with the first, second and third quarters ending 16 weeks, 28 weeks and 40 weeks, respectively, into the fiscal year.

Cash and Cash Equivalents: The Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents. At December 28, 1997, the Company had deposits of $291,791 in financial institutions that exceeded the FDIC insured amount.

Inventories: Inventories are stated at the lower of cost (first-in, first-out method) or market and consist primarily of restaurant food and paper.

Property and Equipment: Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives or applicable lease terms of the respective assets (generally five to seven years for furniture, fixtures and equipment and 15 to 20 years for buildings and leasehold improvements). Maintenance and repairs are charged to expense as incurred, while improvements that increase the value of the property and extend the useful lives are capitalized.

Intangible Property Rights: Intangible property rights acquired from an unaffiliated corporation are stated at the original acquired cost and amortized over the expected period to be benefited. Amortization expense of $97,925 and $39,950 is included in the accompanying statements of operations for 1997 and 1996, respectively.

Long-Lived  Assets:  The Company  periodically  assesses  the  valuation  of its long-lived assets in light of projected operating results and economic conditions. When factors indicate that the carrying amount of an asset may not be recoverable, the Company estimates the future cash flows expected from the use of such asset and its eventual disposition. If the sum of the undiscounted future cash flows is less than the carrying amount of the asset, the Company will recognize an impairment loss equal to the excess of the carrying amount over the fair value of the asset.

Revenue Recognition: Revenue from Company-owned restaurants is recognized in the period during which the related food and beverage products are sold. Royalties are recognized in the period that the related franchise store revenue is generated. Revenue from initial nonrefundable franchise and area development fees is recognized when the franchise store is opened and all conditions relating to the sale have been substantially performed or satisfied by the Company.

Preopening Costs: Preopening costs, which consist primarily of salaries and other direct expenses relating to the set up, initial stocking, training, and general management activities incurred prior to the opening of new stores, are charged to expense as incurred.

HARVEST RESTAURANTS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -Continued
December 28, 1997



Advertising Costs: Advertising costs of $360,028 and $133,366 during 1997 and 1996, respectively, were charged to expense as incurred.

Federal Income Taxes: Deferred tax assets and liabilities are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. A valuation allowance is provided against net deferred tax assets when realization is uncertain.

Loss Per Common Share: Loss per common share is presented in accordance with SFAS No. 128 "Earnings per Share", and is computed by dividing net loss, less dividends on preferred stock, by the weighted average number of shares outstanding during each year. The effects of incremental shares issuable upon the assumed exercise of stock options and warrants is not presented as the results on loss per common share is antidilutive for both 1997 and 1996.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


NOTE B - UNCERTAINTIES

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred operating losses since inception, and as of December 28, 1997 had an accumulated deficit of $10,817,623 and a working capital deficit of $713,637. In addition, during the first quarter of 1998, ten of the Company's fourteen restaurants have closed all of which raise doubts about the Company's ability to continue as a going concern. In order to continue as a going concern, the Company will need to obtain additional financing through debt or equity offerings to fund the development of new restaurants and a franchising program until profitable operations are achieved.


NOTE C - LONG-TERM DEBT

At December 28, 1997, the Company had a $200,000 note payable to a financial institution. The note is collateralized by a $200,000 money market account, bears interest at the rate of 6.50% and is payable in monthly installments of interest only. The principal and accrued interest is due at the maturity date of April 2, 1998.

At December 28, 1997 the Company has a $53,742 note payable to a financial institution, which the Company had assumed payment responsibility for on behalf of an unaffiliated entity in connection with obtaining the Corpus Christi restaurant site. The note bears interest at 10.25% and is payable in monthly installments of $1,394 including principal and interest, and matures in November 2001. Certain equipment, fixtures and equipment collateralize the note.

The Company also has a letter of credit outstanding at December 28, 1997 in the amount of $100,000 issued in the favor of a landlord as security for the Company's obligations under a real estate lease. The letter of credit is secured by a $100,000 certificate of deposit.

The Company's weighted-average interest rate on it short-term borrowings, before amortization of debt discount, was 7.42% in 1997 and 9.8% in 1996. After considering amortization of debt discount in 1996, the weighted-average interest rate was 50.6% in 1996.


HARVEST RESTAURANTS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -Continued
December 28, 1997



NOTE D - SUPPLEMENTAL FINANCIAL STATEMENT DATA

Property and equipment consists of the following at December 28, 1997:

    Land                                                                   $   160,000
    Buildings and improvements                                                 477,936
    Furniture, fixtures and equipment                                          679,871
    Leasehold improvements                                                     975,261
                                                                           -----------
                                                                             2,293,068
    Less accumulated depreciation                                             (254,016)
                                                                           -----------

    Property and equipment, net                                            $ 2,039,052
                                                                           ===========


Other accrued liabilities consist of the following at December 28, 1997:

    Payroll and related liabilities                                        $    45,706
    Reporting costs                                                             59,755
    Taxes, other than payroll and income taxes                                  50,999
                                                                           -----------

    Total other accrued liabilities                                        $   156,460
                                                                           ===========

NOTE E - OPERATING LEASES

The Company currently conducts the majority of its operations and maintains administrative offices in leased facilities. The Company is also the primary lessee under various leases for restaurants operated by the Company's franchisees. See Note L. Lease terms generally are ten years with two or three five-year renewal options. Most of the leases contain escalation clauses and require payment of common area maintenance charges or taxes, insurance and other expenses. The Company also leases certain equipment under non-cancelable operating leases having terms expiring at various dates through 2002. Rental expense under operating lease agreements, including common area maintenance charges, was $427,048 and $120,262 for the years ended December 28, 1997 and December 29, 1996, respectively.

Future minimum lease payments that are required under operating leases and sublease proceeds that have initial or remaining non-cancelable lease terms in excess of one year are as follows:

                                   Minimum           Sublease           Net
                                    Rental            Rental           Rental
    Years Ending December:         Payments          Proceeds         Payments
    ----------------------         --------          --------         --------

         1998                    $   457,525        $   54,135      $   403,390
         1999                        432,673            54,135          378,538
         2000                        406,824            54,135          352,689
         2001                        397,610            54,135          343,475
         2002                        365,343            54,135          311,208
         Thereafter                1,899,530                          1,899,530
                                 -----------        ----------      -----------

    Total future minimum
      lease payments             $ 3,959,505        $  270,675      $ 3,688,830
                                 ===========        ==========      ===========

HARVEST RESTAURANTS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -Continued
December 28, 1997



NOTE F - FEDERAL INCOME TAXES

Deferred income taxes resulted from the following temporary differences and loss carryforwards at December 28, 1997:

     Deferred tax asset - loss carryforwards                       $ 10,900,000
                                                                   ============

     Net deferred tax asset at expected rates                      $  3,706,000
     Less valuation allowance                                        (3,706,000)
                                                                   ------------
                    Deferred tax asset allowed                     $       --
                                                                   ============

The Company has not recorded any income tax expense (benefit) since its inception. The Company's tax operating loss carryforwards are available for utilization against taxable income and expire in various amounts from 2008 through 2012.


NOTE G - STOCKHOLDERS' EQUITY

Initial Public Offering: In July 1996, the Company sold 1,000,000 shares of common stock and 2,300,000 warrants to purchase common stock in an initial public offering of its securities. The Company realized net proceeds of $4,740,290 from the offering based upon the sale of the common stock at $5.50 per share and the warrants at $.125 per warrant.

Series A Preferred Stock: The Company has designated 3,000,000 shares out of a total of 5,000,000 authorized shares of its $1.00 par value preferred stock as Series A Redeemable Convertible Preferred Stock ("Series A Preferred Stock"). In June 1997, the Company sold 515,000 shares of Series A Preferred Stock and 1,723,400 warrants to purchase Series A Preferred Stock in a public offering. The Company realized net proceeds of $4,375,436 from the sale of the Series A Preferred Stock at the face amount of $10 per share and the warrants at $.10 per warrant.

Dividends on the Series A Preferred Stock are cumulative and payable quarterly in arrears at a quarterly rate of $.30 per share, representing a yield of 12% per annum. Dividends may be paid in either cash or an equivalent value of common stock. The Series A Preferred Stock has no voting rights and has a liquidation preference of $10 per share.

The Series A Preferred Stock is convertible at the option of the holder at any time after March 11, 1998, into shares of the Company's common stock. The initial conversion rate is 2.7 shares of common stock for each share of Series A Preferred Stock, subject to adjustment in certain events. The Series A Preferred Stock will automatically convert into the Company's common stock at any time after March 11, 1998, if the closing price of the Series A Preferred Stock exceeds $20 per share for ten consecutive days. The Series A Preferred Stock may also be redeemed at the option of the Company at any time after March 11, 1998, upon 30 days written notice at 110% of the average bid price for the twenty trading days prior to the redemption date. The Company has the option to pay the redemption price in either cash or common stock.

Series B Preferred Stock: The Company has designated 1,000 shares of its authorized preferred stock as Series B Convertible Preferred Stock ("Series B Preferred Stock"). In December 1997, the Company sold 150 shares of Series B Preferred Stock in a private transaction. The Company realized net proceeds of $1,340,000 from the sale of the Series B Preferred Stock at a face amount of $10,000 per share.

The Series B Preferred Stock is convertible at the option of the holder into either the Company's Series A Preferred Stock or the Company's common stock. The conversion rate per share is equal to $10,000 divided by the lower of (a) $11.00 or (b) 80% of the average bid price of the Series A Preferred or common stock at the time of conversion. However, in order to convert into common stock, the price of the common stock must be above $3.00 per share.

HARVEST RESTAURANTS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -Continued
December 28, 1997



The Series B preferred stock accrue dividends at the rate of 7% annually, payable in cash or stock at the time of conversion. The Series B Preferred Stock is junior to the Series A Preferred Stock, has no voting rights and has a liquidation preference of $10,000 per share. A beneficial conversion feature did not exist at the date of issuance with respect to conversion to common stock since the market value of the common stock was below the $3.00 minimum level for conversion.


Share Amounts Issued and Outstanding: The Company has issued and outstanding the following preferred and common stock:

                                                          Series A    Series B
                                                          Preferred   Preferred    Common
                                                            Stock       Stock       Stock
                                                            -----       -----       -----

Shares outstanding at January 1, 1996                          --          --       990,000

    Issuance of common stock in initial public offering                           1,000,000
    Other issuances of common stock                                                  65,000
    Common stock no longer subject to rescission                                     57,750
                                                          ---------   ---------   ---------

Shares outstanding at December 29, 1996                        --          --     2,112,750

    Issuance of common stock for exercise of warrants                               256,280
    Issuance of preferred stock in a public offering        515,000
    Issuance of preferred stock in private placement                        150
    Preferred stock dividend paid with common stock                                 329,600
                                                          ---------   ---------   ---------

Shares outstanding at December 28, 1997                     515,000         150   2,698,630
                                                          =========   =========   =========


Loss Per Common Share: A reconciliation of the calculation of the basic loss per common share for the years 1997 and 1996 is as follows:

                                                         1997           1996
                                                     -----------    -----------

     Net loss                                        $(7,240,827)   $(2,011,254)

     Preferred stock dividends paid in common stock     (339,900)
                                                     -----------    -----------

     Net loss applicable to common shareholders      $(7,580,727)   $(2,011,254)
                                                     ===========    ===========


     Weighted average common shares outstanding        2,380,547      1,553,824
                                                     ===========    ===========

     Basic loss per common share                     $     (3.18)   $     (1.29)
                                                     ===========    ===========


Stock Option Plan: The Company's 1994 Stock Option Plan provides for the granting of either incentive stock options or non-qualified stock options. Options can be issued to officers, employees, directors and outside consultants; however, incentive stock options are issuable only to eligible officers and employees. The Company has reserved a total of 500,000 shares of common stock for the plan. All options granted under the plan during 1997 and 1996 have been at or above fair market value at the date of grant and vest over various periods beginning in 1997 through 2001.

HARVEST RESTAURANTS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -Continued
December 28, 1997



On September 3, 1997 and February 5, 1998, the Board of Directors authorized a repricing of the option exercise price for all outstanding options granted under the Plan to $2.25 and $1.00, respectively, with no change in the vesting periods. The revised exercise prices represented approximately 150% and 200%, respectively, of the fair market value of the stock at the date of the repricing.

The Company has adopted the disclosure-only provisions of SFAS No. 123. Pro forma information regarding net income and earnings per share is required by SFAS No. 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 29, 1996, under the fair value method of that Statement.

The fair value of options granted is estimated using the Black-Scholes option pricing model with the following weighted average assumptions at December 28, 1997 and December 29, 1996:

                                                     1997              1996
                                                   --------          --------

     Expected volatility                                93%               47%
     Risk-free interest rate                           6.6%              6.5%
     Expected lives                                 3 years           4 years
     Dividend yield                                    none              none


The Black-Scholes option valuation model was developed for use in estimating the fair value of trade options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including, the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting periods. The Company's pro forma information is as follows for the years 1997 and 1996:

                                                    1997               1996
                                               -------------      -------------

     Pro forma net loss                        $  (7,323,827)     $  (2,082,678)

     Pro forma net loss per common share               (3.22)             (1.34)


A summary of the activity of the Company's stock option plan is presented below:

                                                     1997                     1996
                                           ------------------------ ------------------------
                                                   Weighted-Average         Weighted-Average
                                            Shares  Exercise Price   Shares  Exercise Price
                                            ------  --------------   ------  --------------

Outstanding options at beginning of year    206,000   $    5.94      80,000    $     2.50
   Granted                                  240,000        2.80     206,000          5.94
   Exercised                                   --           --         --             --
   Forfeited                                   --           --      (80,000)         2.50
                                           --------                --------

Outstanding options at end of year          446,000   $    4.25     206,000    $     5.94
                                           ========                ========

Options exercisable at year end             196,375                  85,000
                                           ========                ========

Weighted average fair value of
   options granted during the year                    $    2.80                $     5.94
                                                      =========                ==========

                                      F-12

HARVEST RESTAURANTS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -Continued
December 28, 1997



The following table summarizes information about the options outstanding at December 28, 1997, after consideration of the repricing on February 5, 1998:

                                      Options Outstanding                        Options Exercisable
                      --------------------------------------------------    -----------------------------
                                     Weighted-Average
                        Number          Remaining        Weighted-Average     Number     Weighted-Average
     Exercise Price   Outstanding    Contractual Life     Exercise Price    Exercisable   Exercise Price
     --------------   -----------    ----------------     --------------    -----------   --------------

        $ 1.00          446,000          3.3 years           $ 1.00           196,375         $ 1.00


Warrants: The following is a summary of warrants outstanding at December 28, 1997:

                                           Warrants/    Exercise
Issue Date              Purpose             Options      Price      Expiration
----------              -------             -------      -----      ----------

Common stock warrants:

July 1996       Initial public offering    2,300,000      4.00     July 9, 2001
July 1996       Initial public offering      100,000      6.60     July 9, 2001
July 1996       Initial public offering      200,000      4.15     July 9, 2001
                                           ---------

    Outstanding at December 28, 1997       2,600,000
                                           =========

Series A Preferred Stock warrants:

June 1997       Public offering            1,723,400     10.50     June 11, 2002
June 1997       Public offering               50,000     16.00     June 11, 2002
June 1997       Public offering              150,000     10.63     June 11, 2002
                                           ---------

    Outstanding at December 28, 1997       1,923,400
                                           =========


NOTE H - AREA DEVELOPER FINANCING AND WRITE-OFF OF NOTES RECEIVABLE

On June 25, 1997, the Company completed the purchase of certain assets of eight Kenny Rogers Roasters restaurants located in Florida, Indiana, and North Carolina from Roasters Corp., a Florida Corporation. The purchase price included $1,050,000 in cash and the assumption of certain liabilities and lease obligations. The acquisition was accounted for as a purchase, and accordingly, the purchase price, including related acquisition expenses of $71,405, was allocated to identified assets and liabilities, with no excess of purchase price over the net assets acquired. Effective concurrent with the acquisition, the Company resold these assets to three area developers, each majority owned and controlled by the same individual, in exchange for a note receivable and the assignment of the assumed liabilities by the area developers. The Company realized  no  gain  or  loss  on the  resale  of  the  properties.  The  Company subsequently entered into one additional area development agreement in California. The combined total of the agreements provided for the development of up to 40 franchised Harvest Rotisserie restaurants over a two to three year period in Florida, Indiana, North Carolina, and California.

In addition to providing the financing for the purchase of the acquired Roasters properties, the Company provided financing for the costs to renovate and reopen the properties as Harvest Rotisserie restaurants. The Company also financed a portion of the area developers initial working capital needs. The loans were made pursuant to a convertible secured loan agreement which provided for a two to three year draw period up to the maximum amount as set in the loan agreements. During the draw period, interest only is payable to the Company. Upon expiration of the draw period, the loan converts to a ten year amortizing

HARVEST RESTAURANTS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -Continued
December 28, 1997



loan with interest at prime plus 4% and a balloon payment after the fifth year. The loans are secured by a pledge of substantially all of the assets of the area developer and of all the outstanding stock held by the owners of the area developer. The loan agreement also provides the Company an option to convert all or any part of the loan amount at any time after the draw period into equity of the area developer.

Ten franchised restaurants were opened in 1997; however in the first quarter of 1998, area developers have closed all nine of the franchised restaurants located in Florida, Indiana, and North Carolina. Accordingly, the Company believes that all of the area developer loans are impaired and has recorded a write-off of the area developer loans totaling $3,387,541 as of December 28, 1997. The entire amount of the area developer loans were written off, as the Company does not expect to recover any amounts from the area developers. The costs expected to be incurred with respect to the Company's guarantee of the long-term real estate lease agreements on the franchised restaurants is discussed in Note L - Contingencies.

Total interest income for 1997 recognized on the impaired loans was $65,059, which is based on the actual amounts collected. Interest income is not accrued on loans considered impaired. The total interest income the Company would have earned based on the contractual terms of the loans was $170,191.


NOTE I - RELATED PARTY TRANSACTIONS

On August 10, 1995, the Company entered into a five year employment agreement with its Chairman and Chief Executive Officer. Annual compensation is fixed at the larger of $75,000 or 20% of all franchise and area development fees paid to the Company, together with 5% of all royalty fees received by the Company under any franchise agreements and area development agreements executed during the Chairman's employment. In September 1996, the employment agreement was amended to increase his salary from $75,000 to $90,000 per year.

During 1996, the Company paid its Chairman and Chief Executive Officer $29,800 for certain furniture and fixtures used in the operations of the Company.

Pursuant to Statement of Financial Accounting Standards No. 57. "Related Party Disclosures" all the Company financed area developers may be deemed to be related parties as a result of the lending and franchise relationships with the area developers. No Company officer, director or members of their families have any direct or indirect interest with any of the Company's area developers. Franchise fees earned from area developers in 1997 was $400,000, and total interest income received from the area developers in 1997 was $65,059. During 1997, the Company loaned $3,381,255 to its area developers to finance the purchase, development and operation of certain restaurant properties.



NOTE J - SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

                                                                           1997       1996
                                                                         --------   --------
Supplemental disclosure of cash flow information:
    Interest paid in cash                                                $ 18,918   $139,423
    Income taxes paid in cash                                                --         --

Supplemental disclosure of noncash investing and financing activities:

    Assumption of note payable for assets                                $ 65,000   $   --
    Payment of preferred stock dividends in common stock                  339,900       --


                                      F-14

HARVEST RESTAURANTS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -Continued
December 28, 1997



NOTE K - FAIR VALUE OF FINANCIAL INSTRUMENTS

The only financial instruments of the Company at December 28,1997, are cash equivalents and notes payable. The carrying amount of the financial instruments approximate fair value.


NOTE L - CONTINGENCIES

As discussed in Note H, nine of the Company's ten franchised restaurants opened in 1997 were subsequently closed in the first quarter of 1998. In addition, one Company-owned restaurant was closed, and development plans were ceased at four other locations which were to be developed as Company-owned restaurants in San Antonio. The Company had entered into long-term real estate leases on the Company-owned locations, and guaranteed similar leases for the franchised locations, as well as guaranteeing certain promissory notes connected with three of the franchised locations.

Subsequent to the closing of the restaurants and ceasing of development efforts at the other locations, the Company has contacted each of the lessors and lenders in order to obtain settlement agreements on the related obligations. The Company generally has been successful in reaching settlement agreements. The Company is also a defendant in three lawsuits filed in federal court demanding full payment plus court costs associated with certain promissory notes associated with the acquisition of the Kenny Rogers Roaster's restaurants in Florida.

The Company has evaluated its potential costs for the full settlement of each of the long-term real estate leases on the franchise restaurants, as well as the assumed promissory notes, and has accrued $700,000 at December 28, 1997 as a real estate disposition liability with a relating charge to operations.

The Company has also accrued $100,000 at December 28, 1997 as a real estate disposition liability and recognized a total charge of $484,656 related to the impairment and loss on the abandonment of the four other Company-owned restaurant locations as well as the closing of one Company-owned restaurant. The charge to operations includes the full impairment of the leasehold property and equipment, and the recognition of a loss on disposition on the restaurant location and applicable rent expense.

Management believes the accrued real estate disposition liability of $800,000 at December 28, 1997 will be sufficient to settle all obligations related to the closing of franchised locations, Company-owned location and the restaurant sites under development, and anticipates that settlement agreements will be reached with all respective parties during 1998.


NOTE M - SUBSEQUENT EVENTS

On March 24 1998, the Company entered into two nonbinding agreements for an exchange of common stock of the Company for the all issued and outstanding common stock of Surf City Squeeze Acquisition Corp. II ("Surf City"), and SGI, Inc. ("SGI"). The agreement also requires the payment of $1,000,000 to the shareholders of Surf City. The completion of the acquisitions is subject to a feasibility period that expires no later than April 17, 1998. The completion of the acquisitions is also subject to the Company's ability to raise $2,000,000 of new financing and obtaining shareholder approval for the acquisition. Upon completion, the Company's current shareholders would retain approximately a 25% interest of the Company on a post acquisition basis.



HARVEST RESTAURANT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET


                                                              July 12,      December 28,
                                                                1998            1997
                                                            ------------    ------------
                                                             (Unaudited)
ASSETS
Current Assets
    Cash                                                    $        193    $    774,674
    Cash, restricted                                                --           300,000
    Inventories                                                     --            15,345
    Subscription receivable                                    1,978,750            --
    Other current assets                                          25,224           7,400
                                                            ------------    ------------
                  Total Current Assets                         2,004,167       1,107,419

Property and Equipment, net                                      675,339       2,039,052

Other Assets
    Intangible property rights, net of accumulated
       amortization of  $237,750 in 1997                            --           161,750
    Deposits                                                      77,730          70,978
    Other assets                                                    --           110,406
                                                            ------------    ------------
                                                                  77,730         343,134
                                                            ------------    ------------
                                                            $  2,757,236    $  3,489,605
                                                            ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
    Accounts payable, trade                                 $    374,345    $    652,817
    Accrued liabilities:
         Real estate disposition costs                           700,000         800,000
         Other accrued liabilities                               211,851         156,460
    Current portion of long-term debt                            225,000         211,779
                                                            ------------    ------------
                 Total Current Liabilities                     1,511,196       1,821,056

Long-term debt, less current portion                                --            41,963

Stockholders' Equity
    Preferred stock                                              636,225         515,150
    Common stock - $.01 par value, authorized 10,000,000,
       issued 3,740,287 in 1998 and 2,698,630 in 1997             37,403          26,986
    Additional paid-in capital                                13,861,731      11,902,073
    Accumulated deficit                                      (13,289,319)    (10,817,623)
                                                            ------------    ------------
 Total Stockholders' Equity                                    1,246,040       1,626,586
                                                            ------------    ------------
                                                            $  2,757,236    $  3,489,605
                                                            ============    ============



See notes to consolidated financial statements (unaudited).

                                          F-16

HARVEST RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

                                                             Two Quarters Ended
                                                         --------------------------
                                                           July 12,       July 13,
                                                            1998           1997
                                                         -----------    -----------
Revenues
     Restaurant operations                               $   289,440    $   916,364
     Franchise fees                                             --          200,000
                                                         -----------    -----------
                                                             289,440      1,116,364
Costs and Expenses
    Cost of food and paper                                   148,448        476,828
    Salaries and benefits                                    152,572        411,438
    Occupancy and related expenses                            83,672        138,382
    Operating expenses                                       109,839        350,416
    Preopening expenses                                       72,625        181,120
    General and administrative expenses                      695,507        845,151
    Depreciation and amortization                            280,399        132,291
    Loss on restaurant closures and other                  1,204,489           --
    Loss provision for area developer notes receivable          --          286,023
                                                         -----------    -----------
         Total costs and expenses                          2,747,551      2,821,649
                                                         -----------    -----------

Loss from operations                                      (2,458,111)    (1,705,285)

Other income (expense)
    Interest income                                            5,069         20,387
    Interest expense                                         (18,654)       (11,151)
                                                         -----------    -----------
                                                             (13,585)         9,236
                                                         -----------    -----------

Net Loss                                                 $(2,471,696)   $(1,696,049)
                                                         ===========    ===========

Preferred stock dividends                                   (345,268)          --
Net loss applicable to common shareholders                (2,816,964)          --

Basic loss per common share                              $      (.97)   $      (.73)
                                                         ===========    ===========

Weighted average common shares outstanding                 2,911,616      2,337,604
                                                         ===========    ===========


See notes to consolidated financial statements (unaudited).

                                      F-17




HARVEST RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)


                                                                            Two Quarters Ended
                                                                       --------------------------
                                                                         July 12,        July 13,
                                                                           1998           1997
                                                                       -----------    -----------
Operating Activities:
    Net loss for the period                                            $(2,471,696)   $(1,696,049)
    Adjustments to reconcile net loss
     to net cash used in operating activities:
       Depreciation and amortization                                       280,399        132,291
       Loss on restaurant closures and other                             1,204,489           --
       Forfeitures of deposits                                              41,178           --
       Loss provision for area developer notes receivable                     --          286,023
       Changes in operating assets and liabilities:
         Inventories                                                        15,345         (7,092)
         Other current assets and other assets                              71,064         79,333
         Accounts payable and accrued liabilities                         (223,081)       331,266
                                                                       -----------    -----------
              Net cash used in operating activities                     (1,082,302)      (874,228)

Investing Activities:
     Purchase of property and equipment                                    (22,814)      (690,690)
     Increase in deposits                                                   (3,055)       (10,562)
     Issuance of notes receivable                                             --       (1,963,340)
                                                                       -----------    -----------
              Net cash used in investing activities                        (25,869)    (2,664,592)

Financing Activities:
     Net proceeds from sale of preferred stock and warrants                112,000      4,374,806
     Net proceeds from sale of common stock and warrants                      --          568,875
     Proceeds from borrowings                                              225,000           --
     Decrease in cash restricted for bank obligations                      200,000        220,000
     Repayments of bank borrowings                                        (203,310)        (5,790)
                                                                       -----------    -----------
              Net cash provided by financing activities                    333,690      5,157,891
                                                                       -----------    -----------

Net increase (decrease) in cash                                           (774,481)     1,619,071

Cash at beginning of year                                                  774,674      1,271,443
                                                                       -----------    -----------

Cash at end of period                                                  $       193    $ 2,890,514
                                                                       ===========    ===========


Supplemental disclosure of cash flow information:
     Interest paid                                                     $     7,404    $   130,243
     Income taxes paid                                                        --             --
     Assumption of notes payable for assets                                   --           65,000
     Payment of preferred stock dividend in common stock                   345,268           --




See notes to consolidated financial statements (unaudited).

                                      F-18

HARVEST RESTAURANT GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
July 12, 1998



NOTE A - ORGANIZATION AND BASIS OF PRESENTATION

Organization

Harvest Restaurant Group, Inc. and its wholly-owned subsidiaries ("Harvest" or the "Company") is an operator and developer of quick service restaurant concepts operated under the name Harvest Rotisserie and Harvest Food Court. At the end of fiscal year 1997, there were fourteen Harvest Rotisserie restaurants in operation, consisting of four company-owned restaurants in Texas and ten franchised restaurants located in Florida, North Carolina, Indiana and Northern California. During 1998, the Company significantly curtailed its operations and all of the Harvest Rotisserie restaurants were closed. In 1998, the Company opened two Harvest Food Court restaurants in San Antonio, Texas, which were also closed. The Company currently has no restaurants in operation.

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared by the Company in accordance with the instructions to Form 10-QSB. Accordingly, certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments (consisting of normal recurring accruals and adjustments) considered necessary for a fair presentation have been made. The statements are subject to year-end adjustment. The consolidated results of operations for the two quarters ended July 12, 1998 may not be indicative of the results for the full fiscal year. For further information, refer to the Company's audited financial statements as filed with the Securities and Exchange Commission in the Company's Form 10-KSB for the year ended December 28, 1997.

The accompanying unaudited consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred operating losses since inception, and as of July 12, 1998 had an accumulated deficit of $13,289,319 and currently has no restaurants in operation. These factors raise substantial doubt about the Company's ability to continue as a going concern. In order to continue as a going concern, the Company will need to develop or acquire a successful restaurant concept and will need to obtain additional funds through debt or equity offerings to fund the growth of this concept. Additional funding will also be required to pay the Company's existing obligations. In July 1998, the Company entered into a definitive agreement for a share exchange with TRC Acquisition Corporation, a company which operates a chain of thirteen "Rick Tanner's Original Grill" restaurants ("Tanner's"). In connection with the share exchange, the Company has obtained a financing commitment for $6 million to be used primarily for the expansion of Tanner's restaurants. The Company intends to focus its future operations on the development of Tanner's restaurants.


NOTE B - FISCAL YEAR

The Company has adopted a 52/53-week fiscal year ending on the last Sunday in December. The fiscal year is divided into thirteen four-week periods. The first quarter consists of four periods and each of the remaining three quarters consists of three periods, with the first, second and third quarters ending 16 weeks, 28 weeks and 40 weeks respectively, into the fiscal year.

HARVEST RESTAURANT GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) - Continued
July 12, 1998



NOTE C - SHARE EXCHANGE WITH TRC ACQUISITION CORPORATION

On July 9, 1998, the Company signed a definitive share exchange and merger agreement with TRC Acquisition Corporation ("TRC"), the operator of "Rick Tanner's Original Grill" restaurants ("Tanner's"), a twelve-year-old chain of full service, casual dining restaurants in Georgia and Alabama. TRC owns and operates eleven Tanner's restaurants in the Atlanta metropolitan area, and franchisees two additional Tanner's restaurants. The merger is subject to shareholder approval and certain other contingencies, including the Company obtaining satisfactory settlement agreements for a majority of its obligations.

Upon completion of the merger, the TRC shareholders including holders of all options and warrants, will own approximately 75% of the issued and outstanding equity securities of the Company. Since the TRC shareholders will receive a substantial majority of the shares of stock of the Company, the transaction will be treated as a reverse acquisition of the Company by TRC for accounting purposes. The board of directors of the Company will be increased to six members, with two of the Company's current directors remaining. The Company's corporate offices will also be relocated to Atlanta, Georgia to be in closer proximity with the core Tanner's restaurant operations.

As part of the merger, the Company has entered into a development agreement with TRC to open up to five Tanner's restaurants under a franchise relationship. The Tanner's restaurant development and operations will be managed by TRC under a separate management agreement with the Company. Upon the completion of the merger, the development and management agreements would be terminated and any franchised restaurants operated under these agreements would revert to company-owned restaurants.


NOTE D - STOCKHOLDERS' EQUITY

On July 9, 1998, in connection with the merger with TRC, the Company entered into a securities purchase agreement with a private investor group. The securities purchase agreement provides for the sale of 600 shares of the Company's newly designated series C convertible preferred stock, (" Series C Preferred Stock") at face value of $10,000 per share, for a total of $6,000,000 of equity funding, of which $4,000,000 was deposited into escrow. The 600 shares of Series C Preferred Stock are to be issued in three separate closings of 200 shares each, with the first closing to occur within 14 days of the agreement, the second closing to occur upon the effective date of the Share Exchange, and the third closing within thirty days thereafter. On July 12, 1998, the Company recorded a subscription receivable of $1,978,750 for the net proceeds from the first closing, as there were no unresolved contingencies in connection with the closing as of that date. This subscription was subsequently collected on July 23, 1998.

The Series C Preferred Stock is convertible at the option of the holder into the Company's common stock. The conversion rate per share is equal to $10,000 divided by 80% of the average bid price of the common stock at the time of conversion. Dividends on the Series C Preferred Stock accrue at rate of 7% annually, payable in cash or stock at the time of conversion. The Series C
Preferred stock is non-voting, and is ranked junior to the Company's series A redeemable convertible preferred stock and on parity with the Company's series B convertible preferred stock. Each share of Series C Preferred Stock has a liquidation preference of $10,000 per share. The terms of the Series C Preferred stock which allow the conversion into common stock at a 80% discount to market is considered a beneficial conversion feature. The Company has valued the undiscounted beneficial conversion feature at $500,000, which will be reflected in the subsequent accounting period on the date of issuance as a dividend to the holders of the Series C Preferred Stock. The beneficial dividend does not affect the number of Series C Preferred Stock shares outstanding or the number of common shares issuable upon conversion or require any additional payments to the holders of the Series C Preferred Stock.

In May 1998, the Company sold 11.2 shares of its series B convertible preferred stock in a private transaction in which the Company realized net proceeds of $112,000. During May and June of 1998, holders of the series B convertible preferred stock converted 28 shares of their series B preferred stock into 688,980 and 120,892 shares of the Company's common stock and series A redeemable convertible preferred stock, respectively.

HARVEST RESTAURANT GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) - Continued
July 12, 1998



NOTE E - RESTAURANT CLOSURES AND OTHER

In the second quarter of 1998, the Company elected not to extend the property lease on one of its Harvest Rotisserie restaurants upon its expiration. The Company also decided to discontinue operating its two remaining company-owned Harvest Rotisserie restaurants and planned to convert one of these restaurants along with an additional leased property into Tanner's restaurants. Subsequently, the Company and TRC determined that greater opportunities existed in concentrating future development solely on Tanner's restaurants in the southeastern region of the United States. As a result, the Company canceled plans to convert two of its existing properties into Tanner's restaurants and also cancelled plans to pursue the development of Harvest Food Court restaurants and closed its two Harvest Food Court restaurants. The Company intends to focus its future operations on the development of Tanner's restaurants within the southeastern region of the United States and no longer intends to utilize its existing restaurant properties within its future operations. In light of these decisions, management has reviewed the carrying amount of certain long-lived assets and concluded that their costs will not be recoverable. As a result, certain charges totaling $1,204,489 have been aggregated and are reported separately in the operating statement as "Loss on Restaurant Closures and Other". Included in these charges are write-downs of property, equipment and other assets of $1,212,391 and write-offs of intangible assets of $92,098, offset by reductions in the accrued liability for real estate disposition costs of $100,000.

All the assets related to the closed restaurants are to be disposed of, with the exception of one restaurant property that the Company will sublease. Assets to be disposed of and held for sale consist of land, building and restaurant equipment which have been written down to net realizable value of $591,409, based on estimated market prices less cost to sell. The assets held for sublease have been written down to the net present value of the discontinued future cash flows expected from the sublease.


NOTE F - CONTINGENCIES

At the end of the Company's fiscal year on December 28, 1997, the Company had 14 Harvest Rotisserie restaurants in operation, four of which were company-owned restaurants and ten operated as franchised stores. In 1998, area developers closed all ten of the Company's franchised Harvest Rotisserie restaurants located in Florida, Indiana, North Carolina, and Northern California. The Company also closed all four of its Company-owned Harvest Rotisserie restaurants and its two Harvest Food Court restaurants, and development plans were ceased at five other locations. The Company had entered into long-term real estate leases for most of its Company-owned locations, and guaranteed similar real estate leases for the franchised locations, as well as guaranteeing certain promissory notes and equipment leases connected with three of the franchised locations.

Subsequent to the closing of the restaurants and ceasing of development efforts at the other locations, the Company has contacted each of the lessors and lenders in order to obtain settlement agreements on the related obligations, and generally has been successful in reaching settlement agreements. The Company has evaluated the potential costs for the full settlement of the real estate leases and other liabilities and recorded a liability for real estate disposition cost of $800,000 as of December 27, 1998, which has subsequently been reduced to $700,000 as of July 12, 1998. Management believes the liability accrual will be sufficient to settle all obligations related to the closing of restaurant locations.

Report of Independent Certified Public Accountants



The Board of Directors
TRC Acquisition Corporation

We have audited the accompanying consolidated balance sheets of TRC Acquisition Corporation and subsidiaries as of December 28, 1997 and December 29, 1996, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year ended December 28, 1997, the period from October 15, 1996 (inception) through December 29, 1996 and the period from January 1, 1996 to October 14, 1996 (Predecessor). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TRC Acquisition Corporation and subsidiaries as of December 28, 1997 and December 29, 1996, and the results of their operations and their cash flows for the year ended December 28, 1997, the period from October 15, 1996 (inception) through December 29, 1996, and the period from January 1, 1996 through October 14, 1996 (Predecessor), in conformity with generally accepted accounting principles.

On October 15, 1996, the Company acquired all of the outstanding shares of the Predecessor. The purchase method of accounting was used to record assets acquired and liabilities assumed by the Company. As a result of the acquisition, the accompanying financial statements of the Predecessor and the Company are not comparable in all material respects since the financial statements report financial position, results of operations and cash flows of these two separate entities.



Atlanta, Georgia
October 20, 1998


TRC Acquisition Corporation
Consolidated Balance Sheets



On October 15, 1996, the Company acquired all of the outstanding shares of the Predecessor. The purchase method of accounting was used to record assets acquired and liabilities assumed by the Company. As a result of the acquisition, the accompanying financial statements of the Predecessor and the Company are not comparable in all material respects since the financial statements report financial position, results of operations and cash flows of these two separate entities.



                                                                              December 28,    December 29,
                                                                                   1997           1996
                                                                               -----------    -----------
                                     ASSETS
Current assets:
     Cash                                                                      $              $    96,098
     Accounts receivable                                                           231,554        123,207
     Inventory                                                                     114,227         56,512
     Prepaid expenses                                                               53,030         77,213
                                                                               -----------    -----------

                Total current assets                                               398,811        353,030

Property and equipment, net                                                      2,186,028        332,080
Intangible assets, net                                                           4,075,175      4,519,826
Goodwill, net                                                                    1,058,810      1,526,907
Other assets                                                                       130,606        114,784
                                                                               -----------    -----------

                Total assets                                                   $ 7,849,430    $ 6,846,627
                                                                               ===========    ===========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
     Cash overdraft                                                            $   212,605    $
     Accounts payable                                                            1,379,105        555,181
     Accrued expenses                                                              561,705        464,562
     Current portion of long-term debt                                             188,184         98,706
     Deferred franchise revenue                                                     15,000
                                                                               -----------    -----------

                Total current liabilities                                        2,356,599      1,118,449

Long-term debt                                                                   5,738,747      4,092,329
Other liabilities                                                                  319,337         57,693
                                                                               -----------    -----------

                Total liabilities                                                8,414,683      5,268,471
                                                                               -----------    -----------
Preferred stock:
     Par value $1.00 per share
        Class A: authorized 2,000 shares; issued and outstanding 2,000
            shares plus cumulative dividends and accretion                       2,448,380      2,006,557
                                                                               -----------    -----------
        General: authorized 998,000 shares; no shares issued and outstanding

Stockholders' deficit:
     Common stock, no par value; authorized 100,000,000 shares;
        issued and outstanding 2,625,000 shares                                     26,250         26,250
     Carryover predecessor basis adjustment                                        (61,747)       (61,747)
     Accumulated deficit                                                        (2,978,136)      (392,904)
                                                                               -----------    -----------

                Total stockholders' deficit                                     (3,013,633)      (428,401)
                                                                               -----------    -----------

                Total liabilities, preferred stock and stockholders' deficit   $ 7,849,430    $ 6,846,627
                                                                               ===========    ===========


The accompanying notes are an integral part of these consolidated financial statements.

                                                  F-23



TRC Acquisition Corporation
Consolidated Statements of Operations



On October 15, 1996, the Company acquired all of the outstanding shares of the Predecessor. The purchase method of accounting was used to record assets acquired and liabilities assumed by the Company. As a result of the acquisition, the accompanying financial statements of the Predecessor and the Company are not comparable in all material respects since the financial statements report financial position, results of operations and cash flows of these two separate entities.



                                                                                 Company              Predecessor
                                                                        --------------------------    -----------
                                                                                       Period from    Period from
                                                                                       October 15,     January 1,
                                                                           Year           1996           1996
                                                                          ended          through        through
                                                                       December 28,    December 29,   October 14,
                                                                           1997           1996           1996
                                                                        -----------    -----------    -----------
Revenue
     Restaurant sales revenue                                           $ 8,041,660    $ 1,411,303    $ 6,840,513
     Catering revenue                                                       924,891        187,449        833,338
                                                                        -----------    -----------    -----------

                Total revenue                                             8,966,551      1,598,752      7,673,851
                                                                        -----------    -----------    -----------

Costs and expenses
Restaurant and catering operating expenses:
     Food, beverage and paper                                             3,086,448        540,766      2,426,181
     Payroll and benefits                                                 3,184,827        582,208      2,398,077
     Depreciation and amortization                                          590,807        118,542         92,685
     Other operating expenses                                             2,449,783        349,969      1,722,130
                                                                        -----------    -----------    -----------

                Total restaurant and catering operating expenses          9,311,865      1,591,485      6,639,073
                                                                        -----------    -----------    -----------

                Income (loss) from restaurant and catering operations      (345,314)         7,267      1,034,778

General and administrative expenses                                       1,278,581        239,206        747,586
                                                                        -----------    -----------    -----------

                Operating income (loss)                                  (1,623,895)      (231,939)       287,192

Other income (expense):
     Other income (expense)                                                  27,038         31,390         49,730
     Interest expense                                                      (546,552)      (100,986)       (33,241)
                                                                        -----------    -----------    -----------

                Net income (loss)                                       $(2,143,409)   $  (301,535)   $   303,681
                                                                        ===========    ===========    ===========


Basic and diluted loss per share                                        $     (0.98)   $     (0.15)




The accompanying notes are an integral part of these consolidated financial statements.


                                                     F-24



TRC Acquisition Corporation
Consolidated Statements of Stockholders' Equity (Deficit)



On October 15, 1996, the Company acquired all of the outstanding shares of the Predecessor. The purchase method of accounting was used to record assets acquired and liabilities assumed by the Company. As a result of the acquisition, the accompanying financial statements of the Predecessor and the Company are not comparable in all material respects since the financial statements report financial position, results of operations and cash flows of these two separate entities.

                                                                                                       Retained
                                                                          Carryover     Additional     Earnings      Stockholders'
                                           (in 000's)      Common        Predecessor     Paid-In     (Accumulated       Equity
                                             Shares        Stock            Basis        Capital        Deficit)       (Deficit)
                                           ----------    -----------     ----------     ----------     ----------     ----------
Predecessor:
    Balance, December 31, 1995                     96     $      141                    $   75,816    $  (239,646)   $  (163,689)
        Net income                                                                                        303,681        303,681
        Distributions to shareholder                                                                     (382,145)      (382,145)
                                           ----------     ----------     ----------     ----------    -----------    -----------

    Balance, October 14, 1996                      96     $      141              0     $   75,816    $  (318,110)   $  (242,153)
                                           ==========     ==========     ==========     ==========    ===========    ===========


Company:
    Issuance of common stock                    2,625     $   26,250                                                 $    26,250
    Carryover predecessor basis                                          $  (61,747)                                     (61,747)
    Net loss                                                                                          $  (301,535)      (301,535)
    Dividends accrued on
        redeemable preferred stock                                                                        (62,273)       (62,273)
    Accretion on redeemable
        preferred stock                                                                                   (29,096)       (29,096)
                                           ----------     ----------     ----------     ----------    -----------    -----------

Balance, December 29, 1996                      2,625         26,250        (61,747)             0       (392,904)      (428,401)

    Net loss                                                                                           (2,143,409)    (2,143,409)
    Dividends accrued on
        redeemable preferred stock                                                                       (300,000)      (300,000)
    Accretion on redeemable
        preferred stock                                                                                  (141,823)      (141,823)
                                           ----------     ----------     ----------     ----------    -----------    -----------

Balance, December 28, 1997                      2,625     $   26,250     $  (61,747)             0    $(2,978,136)   $(3,013,633)
                                           ==========     ==========     ==========     ==========    ===========    ===========


The accompanying notes are an integral part of these consolidated financial statements.


                                                              F-25



TRC Acquisition Corporation
Consolidated Statements of Cash Flows



On October 15, 1996, the Company  acquired all of the outstanding  shares of the
Predecessor.  The  purchase  method  of  accounting  was used to  record  assets acquired and liabilities assumed by the Company. As a result of the acquisition, the accompanying financial statements of the Predecessor and the Company are not comparable  in all  material  respects  since the  financial  statements  report financial  position,  results of operations and cash flows of these two separate entities.
                                                                                   Company            Predecessor
                                                                          ------------------------    -----------
                                                                                         Period from  Period from
                                                                                         October 15,   January 1,
                                                                                            1996         1996
                                                                          Year ended      through      through
                                                                         December 28,    December 29, October 14,
                                                                             1997           1996         1996
                                                                          ----------     ---------    ----------
Cash flows from operating activities:
    Net income (loss)                                                    $(2,143,409)  $  (301,535)   $  303,681
    Adjustments to reconcile net income (loss) to net cash
       provided by (used in) operating activities:
         Depreciation and amortization                                       590,807       118,542        92,685
         Changes in assets and liabilities:
            Accounts receivable                                             (108,347)      (29,719)      163,669
            Inventory                                                        (57,715)        8,405        (1,619)
            Prepaid expenses                                                  24,183       (71,729)      151,509
            Other assets                                                      (6,995)       (9,923)       86,019
            Accounts payable                                                 823,924       276,046       (24,358)
            Accrued expenses                                                 157,779      (144,871)     (197,533)
            Other liabilities                                                261,664        57,693
            Deferred franchise revenue                                        15,000
                                                                         -----------   -----------    ----------
               Net cash provided by (used in) operating activities          (443,109)      (97,091)      574,053
                                                                         -----------   -----------    ----------
Cash flows from investing activities:
    Purchase of business, net of cash acquired                                          (1,939,325)
    Purchase of property and equipment                                    (1,922,168)       (7,361)       (8,880)
                                                                         -----------   -----------    ----------
               Net cash used in investing activities                      (1,922,168)   (1,946,686)       (8,880)
                                                                         -----------   -----------    ----------
Cash flows from financing activities:
    Cash overdraft                                                           212,605                      32,883
    Repayments of debt                                                      (108,250)      (16,815)     (215,911)
    Proceeds from issuance of long-term debt                               2,195,100     1,000,000
    Proceeds from issuance of preferred and common stock                                 1,500,000
    Payment of equity issuance costs                                                      (262,807)
    Distributions to shareholder                                                                        (382,145)
    Additions to deferred financing costs                                    (30,276)      (80,503)
                                                                         -----------   -----------    ----------
               Net cash provided by (used in) financing activities         2,269,179     2,139,875      (565,173)
                                                                         -----------   -----------    ----------
Net (decrease) increase in cash and cash equivalents                         (96,098)       96,098             0
Cash and cash equivalents, beginning of year                                  96,098
                                                                         -----------   -----------    ----------
Cash and cash equivalents, end of year                                   $         0   $    96,098    $        0
                                                                         ===========   ===========    ==========
Non-cash investing and financing activities:
    Issuance of convertible subordinated debenture                                     $ 3,000,000
    Accretion of redeemable preferred shares                             $   141,823        29,096
    Issuance of preferred stock in connection with acquisition of Oldco                    497,500
    Issuance of common shares                                                               18,938
    Dividends accrued on redeemable preferred shares                         300,000        62,273
    Debt assumed at acquisition                                                            214,210
    Purchase price adjustment                                               (411,590)

Supplemental cash flow information:
    Interest paid                                                            290,197        21,173    $   59,382



The accompanying notes are an integral part of these consolidated financial statements.

                                                    F-26

TRC Acquisition Corporation
Notes to Consolidated Financial Statements



1.   Description of Business:

     TRC Acquisition Corporation and its wholly owned subsidiaries operate casual dining restaurants under the name "Rick Tanner's Original Rotisserie Grill" that specialize in fresh, convenient meals featuring rotisserie chicken entrees, barbecued ribs, hamburgers, freshly prepared vegetables, salads, and other side dishes. At December 28, 1997, there were ten stores located in the Atlanta, Georgia metropolitan area.

     On October 15, 1996, TRC Acquisition Corporation ("Newco" or "Company") was formed as a corporation under the laws of the state of Georgia to acquire all of the shares of the 11 corporations commonly known as Tanner's Chicken Rotisserie ("Oldco" or "Predecessor"), including nine restaurants, a catering business and a management company. On October 15, 1996, Newco purchased all of the shares of Oldco. In connection with the acquisition of the business, the sole shareholder ("Shareholder") of Oldco acquired a 34% interest in Newco. As provided by the provisions of the Emerging Issues Task Force Issue No. 88-16, Basis In Leveraged Buyout Transactions When the Previous Owner's Interest Declines, purchase or fair value accounting does not apply to the 34% equity interest held by the Shareholder. Accordingly, for accounting purposes, the Shareholder's equity in Newco has been reduced by $61,747 to reflect the difference between the fair value and predecessor basis of the 34% interest in Newco of the Shareholder. During 1997, the Company and the Shareholder finalized the purchase price allocation whereby goodwill was reduced by $411,590, accrued expenses were reduced by $60,636 and the convertible subordinated debenture reduced by $350,954.

     The combined financial statements presented herein for the period from January 1, 1996 through October 14, 1996, present the Predecessor's financial position, results of operations and cash flows prior to the acquisition and, consequently, are stated on the Predecessor's historical cost basis. The Predecessor financial statements are combined from the 11 corporations comprising Oldco. The consolidated financial statements as of December 29, 1996 and December 28, 1997 and for the periods then ended, reflect the adjustments which were made to record the acquisition. Accordingly, the financial statements of the Predecessor for periods prior to October 15, 1996 are not comparable in all material respects with the financial statements subsequent to the date of the acquisition. The most significant differences relate to amounts recorded in connection with the acquisition for property, plant and equipment, intangibles and debt which resulted in increased amortization, depreciation and interest expense in the period from October 15, 1996 through December 29, 1996 and the year ended December 28, 1997 and will continue to do so in future periods.

2.   Summary of Significant Accounting Policies:

     The following is a summary of significant accounting policies of the Company.

     Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

     Fiscal Year

     The Company operates on a 52/53-week fiscal year ending on the last Sunday in December. Accordingly, the financial statements presented ended on December 28, 1997 and December 29, 1996. All general references to years relate to fiscal years unless otherwise noted.

     Cash and Cash Equivalents

     Cash and cash equivalents consist primarily of cash in banks and temporary cash investments with original maturities of less than three months. At times, cash and cash equivalent balances at a limited number of banks and financial institutions may exceed insurable amounts. The Company believes it mitigates its risks by depositing cash or investing in cash equivalents in major financial institutions.

     Inventories

     Inventories are stated at the lower of cost (first-in, first-out) or market and consist of food, beverages, paper products and supplies.

     Property and Equipment

     Property and equipment is stated at cost, less accumulated depreciation. The provision for depreciation has been calculated using the straight-line method. Smallwares, consisting primarily of linens and silverware, are expensed as incurred. The following represents the useful lives over which the assets are depreciated:


          Transportation equipment and computer equipment         3 years
          Furniture, fixtures and office equipment                5 years
          Kitchen and service equipment                           7 years
          Building                                                20 years
          Leasehold improvements                               Life of lease

     For purposes of the Predecessor financial statements, property and equipment is stated at cost, less accumulated depreciation. The provision for depreciation for all fixed assets has been calculated using an accelerated method which approximates the double-declining balance method. The following represents the useful lives over which the assets are depreciated:


          Leasehold improvements                            31.5 years
          Furniture, fixtures and equipment                    7 years
          Vehicles                                             5 years



     Expenditures for maintenance and repairs are charged to expense as incurred.

     Goodwill

     Goodwill represents the excess of cost over fair value of net identifiable assets acquired and is being amortized over 20 years using the straight-line method. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operations and a valuation allowance is established for any amount over which unamortized goodwill exceeds those cash flows. Accumulated amortization of goodwill amounted to $71,331 and $14,824 at December 28, 1997 and December 29, 1996,
     respectively.

     Intangible Assets

     Intangible assets consist primarily of employment contracts, recipes, and the trained workforce acquired in the Oldco acquisition. These intangible assets are being amortized over 5 to 15 years using the straight-line method. Accumulated amortization of intangible assets was $531,825 and $87,174 at December 28, 1997 and December 29, 1996, respectively.

     Deferred Financing Costs

     Deferred financing costs are included in other assets and are amortized over the period of the related financing. Accumulated amortization of deferred financing costs amounted to $25,081 and $3,633 at December 28, 1997 and December 29, 1996, respectively.

     For purposes of the Predecessor financial statements, loan costs are amortized over the length of the applicable loan using the straight-line method.

     Revenue Recognition

     Revenue is recognized in the period for which related food and beverage products are sold. Initial fees from the awarding of individual franchises are deferred and recorded as revenue when the franchised restaurant is opened.

2.   Summary of Significant Accounting Policies, continued:

     Advertising

     The Company and Predecessor expense advertising costs as incurred. Total advertising expense included in other operating expense was $585,516 and $103,041 for the year ended December 28, 1997 and the period from October 15, 1996 through December 29, 1996, respectively, and was $394,469 for the period from January 1, 1996 to October 14, 1996.

     Preopening Costs

     Preopening costs are incurred before a restaurant is opened and consist primarily of wages and salaries, hourly employee recruiting, license fees, meals, lodging and travel plus the cost of hiring and training the management teams. Preopening costs are expensed as incurred.

     Income Taxes

     The Company accounts for income taxes under Statement of Financial Standards No. 109, Accounting for Income Taxes ("SFAS 109"). SFAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns. In estimating future tax consequences, SFAS 109 generally considers all expected future events other than enactments of changes in the tax law or rates. Income tax accounting information is disclosed in Note 8 to the consolidated financial statements.

     Earnings Per Share

     The Company calculates earnings per share in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share, which requires dual disclosure of earnings per share, basic and diluted. Basic earnings per share equals net earnings divided by the weighted average number of common shares outstanding and does not include the dilutive effects of stock options or convertible securities. Diluted earnings per share are computed (1) by giving effect to the Company's dilutive stock options, warrants, convertible subordinated debentures and Class A
     Preferred Stock and (2) by adjusting both net earnings and shares outstanding as if the convertible subordinated debenture had been converted. See Notes 6 and 7 for further discussion of options, warrants, and convertible debt and securities ("potential common stock equivalents"). These potential common stock equivalents are excluded from the diluted earnings per share calculations as they are antidulitive when the Company is operating at a net loss. These securities could become dilutive when the Company's operations result in a net profit.

2.   Summary of Significant Accounting Policies, continued:

     Earnings Per Share, continued

     The following table represents the calculation of basic and diluted earnings (loss) per share:
                                                                   Period from
                                                                   October 15,
                                                                      1996
                                                    Year ended       through
                                                   December 28,    December 29,
                                                       1997           1996
                                                       ----           ----

     Net loss                                      $(2,143,409)   $ (301,535)

     Less: Dividends on redeemable preferred stock    (300,000)      (62,273)

           Accretion of redeemable preferred stock    (141,823)      (29,096)
                                                   -----------    ----------

     Net loss attributable to common stockholders   (2,585,232)     (392,904)

     Average number of shares outstanding            2,625,000     2,625,000

     Basic and diluted loss per share              $     (0.98)   $    (0.15)


     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The estimated lives of goodwill and intangible assets represent such estimates. Actual results could differ from those estimates.


3.   Accounts Receivable:

     At December 28, 1997 and December 29, 1996, accounts receivable consist of the following:

                                                     1997                  1996
                                                     ----                  ----

     Catering                                      $ 88,358             $111,420
     Other                                           36,045                9,000
     Related party                                  107,151                2,787
                                                   --------             --------
                                                   $231,554             $123,207
                                                   ========             ========

4.   Property and Equipment:

     At December 28, 1997 and December 29, 1996, property and equipment consist of the following:

                                                       1997             1996
                                                       ----             ----

     Land                                          $   696,236      $
     Construction in progress                          242,801
     Trucks and automobiles                             24,500           27,500
     Furniture and fixtures                             34,856           25,130
     Signage                                            30,676           21,000
     Office and computer equipment                      81,707           32,300
     Kitchen and service equipment                     476,560          209,361
     Building                                          627,929
     Leasehold improvements                             51,875           29,700
                                                   -----------      -----------

                                                     2,267,140          344,991
                Less accumulated depreciation          (81,112)         (12,911)
                                                   -----------      -----------

     Property and equipment, net                   $ 2,186,028      $   332,080
                                                   ===========      ===========


     Depreciation expense for the year ended December 28, 1997, the period from October 15, 1996 to December 29, 1996 and from January 1, 1996 to October 14, 1996 amounted to $68,220, $12,911 and $92,685, respectively.



5.   Intangible Assets:

     Intangible assets consist of the following:

                                                       1997              1996
                                                       ----              ----

     Management employment                         $ 1,130,000      $ 1,130,000
     Recipes                                         1,000,000        1,000,000
     Pre-mixed ingredients                             890,000          890,000
     Trained and assembled workforce                   760,000          760,000
     Restaurant design                                 575,000          575,000
     Other intangible assets                           252,000          252,000
                                                   -----------      -----------

                                                     4,607,000        4,607,000
                Less accumulated amortization         (531,825)         (87,174)
                                                   -----------      -----------

     Intangible assets, net                        $ 4,075,175      $ 4,519,826
                                                   ===========      ===========



Consolidated Financial Statements, Continued


6.   Debt:

     Long-term debt at December 28, 1997 and December 29, 1996 consists of the following:

                                                                            1997          1996
                                                                            ----          ----

     Collateralized promissory note                                      $2,000,000    $1,000,000
     Convertible subordinated debenture                                   2,649,046     3,000,000
     Note payable to SouthTrust Bank, collateralized by certain restaurant equipment, bearing interest at the prime rate plus
         2%, and maturing in February 1999                                   35,154        67,337
     Note payable to NationsBank, collateralized by certain restaurant equipment, bearing interest at the prime rate plus 1.5%,
         and maturing in September 1998                                      47,630       118,103
     Note payable to Regions Bank, collateralized by one restaurant building, bearing interest at 9.5%, and maturing in
         January 2000                                                       939,101
     Note payable to First Union Bank, collateralized by restaurant equipment, bearing interest at 8.8% and maturing in
         December 2000                                                      256,000
     Note payable to related party, bearing interest at 10%, and
         maturing in September 1997                                                         5,595
                                                                         ----------    ----------

                                                                          5,926,931     4,191,035
     Less current maturities                                               (188,184)      (98,706)
                                                                         ----------    ----------

                                                                         $5,738,747    $4,092,329
                                                                         ==========    ==========

     On October 15, 1996, the Company issued a $3.0 million, 10% convertible subordinated debenture (the "Debenture") due October 15, 2001 to the sole shareholder of Oldco and President of the Company. As discussed in Note 1, during 1997 the principal amount of the Debenture was reduced by $350,954 as a result of the purchase price finalization. Interest accrues at 10% per annum until October 15, 1998, at which time if the principal remains unpaid, interest shall be due quarterly. Accrued interest from October 15, 1996 through October 15, 1998 shall be payable upon the earlier of the payment in full of principal or October 15, 2001. Two shareholders of the Company have pledged their common shares in the Company, totaling 993,750 shares, as collateral for performance under the terms of the Debenture. Terms of the Debenture agreement provide that the Company shall not issue additional convertible debt without the consent of the holder of the Debenture. The Debenture is convertible into the number of shares of the Company's common stock obtained by dividing the principal balance plus the then-outstanding accrued interest by $8.75. The conversion option begins on the earlier of (1) October 15, 1997, (2) upon the effectiveness of an Initial Public Offering, as defined, or (3) if the Company affects a Significant Liquidating Event, as defined. The Debenture agreement provides that so long as the principal of the Debenture remains outstanding, the holder of the Debenture shall be allowed to elect one member to the board of directors.

     Effective October 15, 1996, the Company entered into a $2 million collateralized promissory note (the "Note") with a lending institution. The Company received a $1 million advance on October 22, 1996 and the final $1 million on February 25, 1997. The Note matures on September 1, 2001 and bears interest at 13.5% per annum. The payment terms require monthly payments of interest only beginning November 1, 1996 until maturity, upon which the outstanding principal balance will become due. The Note is collateralized by substantially all of the Company's assets. Three shareholders of the Company have pledged their common shares in the Company, totaling 1,150,000 shares, as collateral for performance under the terms of the Note.

     Based on the borrowing rates currently available to the Company for loans with similar terms, the fair value of long-term debt approximates the book value recorded.

     The aggregate annual maturities of long-term debt for the years subsequent to December 28, 1997 are as follows:



                 1998                                      $   188,184
                 1999                                          117,280
                 2000                                          972,422
                 2001                                        4,649,045

                                                           -----------

                                                           $ 5,926,931
                                                           ===========


7.   Stockholders' Equity (Deficit):

     The Company has authorized 100 million shares of Common Stock and 1 million shares of non-voting Preferred Stock, 2,000 shares of which are designated as Class A Preferred Stock ("Preferred Stock"). The Preferred Stock is entitled to a cumulative annual dividend at a rate of 10%. Upon liquidation, holders are entitled to receive $1,500 per share plus all unpaid dividends. As of the effective date of an Initial Public Offering ("IPO"), as defined, all shares of the Preferred Stock are mandatorily redeemable into the number of common shares as is determined by dividing $1,500 by the initial common stock price in the IPO. In the event that an IPO does not occur, the Preferred Stock is mandatorily redeemable beginning 180 days after the satisfaction of all payment obligations on the collateralized promissory note. At that time, the Company will redeem 400 shares of Preferred Stock on a pro-rata basis at $1,500 per share and will redeem 400 shares annually for each of the subsequent four years. If the Company has not effected an IPO prior to October 15, 1998, all of the outstanding Preferred Stock dividends shall become payable on a quarterly basis beginning on October 15, 1998.

7.   Stockholders' Equity (Deficit):

     The existing common stockholders have a contractual preemptive right to purchase the number of shares necessary to maintain their respective ownership percentages should the Company issue additional common stock.

     The Company has granted options to purchase its common stock to certain key employees and officers under fixed stock option agreements. Under these agreements, 700,000 shares of the Company's common stock have been granted and reserved for stock option awards. As of December 28, 1997, none of the options had been exercised or forfeited. Awards granted to date generally vest on a pro rata basis over a three-year period and have a term of six years.

     As  of  December  28,  1997,   options  to  purchase  567,000  shares  were
     exercisable at a weighted average exercise price of $7.86. Further information relating to total options follows:

                                                                        Average
                                                            Shares       Price
                                                            ------       -----

     Outstanding at October 15, 1996 (inception)            450,000     $   8.75
     Granted from October 16, 1996 to December 29, 1996     230,000         4.38
                                                            -------     --------

     Outstanding at December 29, 1996                       680,000         7.27
     Granted in 1997                                         20,000         5.47
                                                            -------     --------

     Outstanding at December 28, 1997                       700,000     $   7.22
                                                            =======     ========


     The following table summarizes information concerning currently outstanding and exercisable options:

                                                       Weighted-Average
           Exercise        Number          Number          Remaining
            Price        Outstanding     Exercisable         Life
            -----        -----------     -----------         ----


          $   0.01         122,500          57,875            3.8

          $   8.75         577,500         509,125            3.8
                          --------         -------

                           700,000         567,000
                          ========         =======

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for its stock options. Accordingly, no compensation expense has been recognized for its stock-based compensation plans. Had compensation cost for the Company's stock option plans been determined based upon the fair value methodology prescribed under Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," the application of SFAS 123 would not result in a significant difference from reported net loss for 1997 and 1996. The fair value of the options granted during 1996 and 1997 were de minimis and were estimated using the minimum value method and the following assumptions: dividend yield 0%, risk-free interest rate of 6%, and an expected life of 5 years.

     In connection with the issuance of the $2,000,000 collateralized promissory note, the Company issued to the lender a stock warrant to purchase 375,000 shares of the Company's common stock, which is at least 12.5% of the common stock ("Base Amount") of the Company calculated on a fully-diluted basis. The warrant is exercisable at any time until November 30, 2001 at an exercise price of $0.01 per share. The warrant provides for increases in the number of common shares available for purchase on an annual basis from October 1998 through October 2000 and allows the lender to purchase between 13.5% and 15.5% of the common stock of the Company, calculated on a fully-diluted basis, according to a vesting schedule as defined in the warrant agreement. The lender has a put option to sell to the Company this warrant within 30 days of the expiration of the warrant at a purchase price equal to the fair market value of the common stock, as defined.



8.   Income Taxes:

     The Company has available at December 28, 1997, unused federal and state net operating loss carryforwards of $2,199,991, expiring beginning in 2012, which may be applied to reduce future taxable income. Use of net operating loss carryforwards may be limited on an annual basis due to changes in ownership.

     The Company's net deferred tax assets of $728,000 and $139,000 at December 28, 1997 and December 29, 1996 result principally from net operating loss carryforwards and have been reduced by a valuation allowance of the same amount. Management has determined that this valuation allowance is appropriate because the criteria for recognition of the deferred tax asset in accordance with SFAS 109 have not been met.

9.   Leases:

     The Company has various leases for restaurants, equipment and office facilities. Restaurant and office original lease terms range from four to ten years, with renewal options ranging from five to fifteen years. Equipment leases are renewable annually. In the normal course of business, some leases are expected to be renewed or replaced by leases on other properties. Future minimum lease payments do not include amounts payable by the Company for maintenance costs, real estate taxes and insurance, or contingent rentals payable on a percentage of sales in excess of stipulated amounts for restaurant facilities.

     Future minimum lease payments under noncancelable operating leases at December 28, 1997 are as follows:



          1998                                            $  544,635
          1999                                               471,466
          2000                                               366,106
          2001                                               271,483
          2002                                               139,314

                                                          ----------

                  Total minimum lease payments            $1,793,004
                                                          ==========


     The Company incurred rental expense for operating leases of $468,877, $105,541 and $450,741 during the year ended December 28, 1997, the period from October 15, 1996 through December 29, 1996 and the period from January 1, 1996 to October 14, 1996, respectively, which is included in other operating expenses in the accompanying consolidated statements of operations.


10.  Commitments and Contingent Liabilities:

     The Company is a party to a number of lawsuits arising out of the normal conduct of its business. While there can be no assurance as to their ultimate outcome, management does not believe these lawsuits will have a material adverse effect on the Company's financial condition, operating results or cash flows.


11.  Subsequent Events:

     In July 1998, the Company signed a definitive share exchange and merger agreement to merge with Harvest Restaurant Group, Inc. ("Harvest"). The agreement provides for the exchange of all outstanding shares of the Company's common and preferred stock for common and preferred shares of Harvest. The merger is subject to the approval of the Harvest shareholders. When the merger becomes effective, the Company's shareholders will own approximately 75% of the total equity of the merged entity. As a result, this merger will be accounted for as a reverse merger, and the Company will be the surviving entity for accounting purposes.

     In June 1998, under a sale-leaseback agreement, the Company sold the land and building for one of its restaurants for approximately $350,000 in cash and $940,000 in satisfaction of the related Regions Bank Note. In connection with this transaction, the Company issued to the buyer-lessor company warrants to acquire 40,000 shares of the Company's stock at $.01 per share. No value was assigned to these warrants in recording this sale-leaseback transaction. The Company recognized a loss of approximately $18,000 on the transaction. Annual lease payments under the lease agreement are $143,000 which approximates fair market value.



TRC Acquisition Corporation
Consolidated Balance Sheets

                                                                               (Unaudited)
                                                                                 July 12,     December 28,
                                                                                   1998           1997
                                                                               -----------    -----------
                                     ASSETS
Current assets:
     Cash                                                                      $    99,659    $
     Accounts receivable                                                           236,823        231,554
     Inventory                                                                     104,655        114,227
     Prepaid expenses                                                               38,333         53,030
                                                                               -----------    -----------

                Total current assets                                               479,470        398,811

Property and equipment, net                                                      1,226,967      2,186,028
Intangible assets, net                                                           3,855,319      4,075,175
Goodwill, net                                                                    1,028,383      1,058,810
Other assets                                                                       135,009        130,606
                                                                               -----------    -----------

                Total assets                                                   $ 6,725,148    $ 7,849,430
                                                                               ===========    ===========
                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
     Cash overdraft                                                            $              $   212,605
     Accounts payable                                                            1,396,635      1,379,105
     Accrued expenses                                                              562,043        561,705
     Current portion of long-term debt                                             786,617        188,184
     Accrued interest                                                              465,587
     Deferred franchise revenue                                                                    15,000
                                                                               -----------    -----------

                Total current liabilities                                        3,210,882      2,356,599

Long-term debt                                                                   5,106,098      5,738,747
Accrued interest                                                                                  319,337
                                                                               -----------    -----------

                Total liabilities                                                8,316,980      8,414,683
                                                                               -----------    -----------

Preferred stock, par value $1.00 per share:
     Class A: authorized 2,000 shares; issued 2,000 shares
        plus cumulative dividends of $523,811                                    2,686,284      2,448,380
                                                                               -----------    -----------
     General: authorized 998,000 shares; no shares issued and outstanding

Stockholders' deficit:
     Common stock, no par value; authorized 100,000,000 shares;
        Issued and outstanding 2,625,000 shares                                     26,250         26,250
     Carryover predecessor basis adjustment                                        (61,747)       (61,747)
     Accumulated deficit                                                        (4,242,619)    (2,978,136)
                                                                               -----------    -----------

                Total stockholders' deficit                                     (4,278,116)    (3,013,633)
                                                                               -----------    -----------

                Total liabilities, preferred stock and stockholders' deficit   $ 6,725,148    $ 7,849,430
                                                                               ===========    ===========


The accompanying notes are an integral part of these consolidated financial statements.



                                                 F-39



TRC Acquisition Corporation
Consolidated Statements of Operations

                                                                               (Unaudited)
                                                                        For the two quarters ended
                                                                        --------------------------
                                                                          July 12,        July 13,
                                                                           1998            1997
                                                                        -----------    -----------
Revenue
     Restaurant sales revenue                                           $ 5,933,583    $ 4,019,203
     Catering revenue                                                       407,705        439,800
     Franchise and royalty revenue                                           50,745
                                                                        -----------    -----------

                Total revenue                                           $ 6,392,033    $ 4,459,003
                                                                        -----------    -----------

Costs and expenses
     Restaurant and catering operating expenses:
        Food, beverage and paper                                          2,264,721      1,460,498
        Payroll and benefits                                              2,274,660      1,546,808
        Depreciation and amortization                                       342,775        311,218
        Other operating expenses                                          1,486,773      1,149,289
                                                                        -----------    -----------

                Total restaurant and catering operating expenses          6,368,929      4,467,813
                                                                        -----------    -----------

                Income (loss) from restaurant and catering operations        23,104         (8,810)

General and administrative expenses                                         703,810        605,815
                                                                        -----------    -----------

                Operating loss                                             (680,706)      (614,625)


Other income (expense):
     Other income (expense)                                                 (23,546)        18,038
     Interest expense                                                      (322,327)      (283,001)
                                                                        -----------    -----------

                Net loss                                                $(1,026,579)   $  (879,588)
                                                                        ===========    ===========

Basic and diluted loss per share                                        $     (0.48)   $     (0.43)



The accompanying notes are an integral part of these consolidated financial statements.


                                              F-40



TRC Acquisition Corporation
Consolidated Statements of Cash Flows

                                                                    (Unaudited)
                                                            For the two quarters ended
                                                            --------------------------
                                                              July 12,       July 13,
                                                                1998           1997
                                                            -----------     ----------
Cash flows from operating activities:
     Net loss                                               $(1,026,579)   $  (879,588)
     Adjustments to reconcile net loss to net cash
      used in operating activities:
        Loss on sale of property, plant and equipment            18,044
        Depreciation and amortization                           342,775        311,218
        Changes in assets and liabilities:
            Accounts receivable                                  (5,269)       (66,645)
            Inventory                                             9,572         (8,658)
            Prepaid expenses                                     14,697        (80,194)
            Other assets                                         (5,510)          (515)
            Accounts payable                                     17,530        102,144
            Accrued expenses                                        177        120,398
            Deferred franchise revenue                          (15,000)
            Accrued interest                                    146,250        182,982
                                                            -----------    -----------

                Net cash used in operating activities          (503,313)      (318,858)
                                                            -----------    -----------


Cash flows from investing activities:
     Purchase of property and equipment                        (450,207)      (631,681)
     Proceeds from sale of property, plant and equipment        359,696
                                                            -----------    -----------

                Net cash used in investing activities           (90,511)      (631,681)
                                                            -----------    -----------

Cash flows from financing activities:
     Proceeds from issuance of long-term debt                 1,016,617      1,000,000
     Principal payments on long-term debt                      (110,529)       (80,642)
                                                            -----------    -----------

                Net cash provided by financing activities       906,088        919,358
                                                            -----------    -----------

Net change in cash and cash equivalents                         312,264        (31,181)
Cash and cash equivalents at the beginning of the period       (212,605)        96,098
                                                            -----------    -----------

Cash and cash equivalents at the end of the period          $    99,659    $    64,917
                                                            ===========    ===========

Non-cash investing and financing activities:
     Sale of mortgaged property                             $ 1,318,044
     Retirement of related mortgage note payable                940,304
     Accretion of redeemable preferred shares                    76,366    $    76,366
     Dividends accrued on preferred shares                      161,538        161,538


Supplemental disclosure:
     Interest paid                                              184,959        147,554


The accompanying notes are an integral part of these consolidated financial statements.



                                        F-41


TRC Acquisition Corporation
Notes to Consolidated Financial Statements


1.   Basis of Presentation:

     The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for annual financial statement reporting purposes. Accordingly, these interim consolidated financial statements should be read in conjunction with the financial statements for the year ended December 28, 1997. In the opinion of management, all adjustments, consisting only of normal recurring accruals, considered necessary for a fair presentation have been included. Operating results for the two quarters ended July 12, 1998 are not necessarily indicative of the results that may be expected for the year ending December 27, 1998.

     Effective  December  29,  1997,  the  Company  adopted  the  provisions  of
     Statement of Financial Accounting Standards No. 130, "Comprehensive Income." However, the only component of comprehensive income that the Company has is its net loss. Accordingly, no statement of comprehensive income is presented in these consolidated financial statements.


2.   Debt:

     During the first six months of 1998, the Company received additional unsecured financing in the form of two separate notes, totaling $756,617. The interest rate is 12.5% on a note totaling $350,000 and 11% on a note totaling $406,617. Interest is payable monthly on both notes until the maturity date which is the earlier of 1) January 30, 1999 or 2) the date of additional equity funding. The Company also received an additional $260,000 of collateralized financing at an interest rate of 8%. The collateralized note provides for monthly installments of principal and interest and matures on May 5, 2005.

     As part of the sale-leaseback discussed in Note 3, the Regions Bank Note, totaling $940,000, was retired in June 1998.


3.   Leases:

     In June 1998, under a sale-leaseback agreement, the Company sold the land and building for one of its restaurants for approximately $350,000 in cash and $940,000 in satisfaction of the related Regions Bank Note. In connection with this transaction, the Company issued to the buyer-lessor company warrants to acquire 40,000 shares of the Company's stock at $.01 per share. No value was assigned to these warrants in recording this sale-leaseback transaction. The Company recognized a loss of approximately $18,000 on the transaction. Annual lease payments under the lease agreement are $143,000 which approximates fair market value.


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3.   Leases, continued:

     In addition, the Company entered into a building lease in March 1998 for a new restaurant which subsequently opened in July 1998. Annual lease payments under the lease agreement are $82,548.


4.   Merger Agreement:

     In July 1998, the Company signed a definitive share exchange and merger agreement to merge with Harvest Restaurant Group, Inc. ("Harvest"). The agreement provides for the exchange of all outstanding shares of the Company's common and preferred stock for common and preferred shares of Harvest. The merger is subject to the approval of the Harvest shareholders. When the merger becomes effective, the Company's shareholders will own approximately 75% of the total equity of the merged entity. As a result, this merger will be accounted for as a reverse merger, and the Company will be the surviving entity for accounting purposes.


5    Stockholders' Equity:

     Through July 12, 1998, 103,463 stock options with an exercise price of $.0l have been issued primarily to creditors to facilitate the financing which has been received since December 28, 1997. An additional 300,000 stock options have been awarded principally to employees.


6.   Related Party Transactions:

     In the first quarter of 1998, the first two franchised Tanner's restaurants were opened by two separate franchisees. Both franchises are owned and operated by individual members of the Company's Board of Directors. Franchise and royalty income from these related parties has totaled $50,745 through July 12, 1998. Total royalties receivable at July 12, 1998 was approximately $11,000.

     The Company is the primary lessee for the facilities in which one of the franchisees operates. The franchisee subleases the property from the Company and is responsible for all payment of rentals, common are maintenance fees, utilities and property taxes. Annual minimum lease payments on this property total $80,000. The Company has not incurred any expense related to this property and does not anticipate such.

     As part of the sale-leaseback transaction discussed in Note 3, the Company entered into a lease for the land and building of one of the restaurant facilities. Two officers of the Company own approximately 13% of the lessor company for this lease. Total rent paid for this property through July 12, 1998 is $11,916.

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